UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934 (Amendment No. )

☑	Filed by the Registrant	☐	Filed by a Party other than the Registrant

CHECK THE APPROPRIATE BOX:
☐	Preliminary Proxy Statement
☐	Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☑	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Under Rule 14a-12

CVS Health Corporation

(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

PAYMENT OF FILING FEE (CHECK THE APPROPRIATE BOX):
☑	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
1) Title of each class of securities to which transaction applies:
2) Aggregate number of securities to which transaction applies:
3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
4) Proposed maximum aggregate value of transaction:
5) Total fee paid:
☐	Fee paid previously with preliminary materials:
☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.
1) Amount previously paid:
2) Form, Schedule or Registration Statement No.:
3) Filing Party:
4) Date Filed:

Notice of 2020 Annual Meeting of Stockholders and Proxy Statement

May 14, 2020; 8:00 a.m. CVS Health Corporation Customer Support Center One CVS Drive Woonsocket, Rhode Island 02895

The Annual Meeting may be held solely by means of remote communication for the health and safety of our stockholders and employees. This Notice of 2020 Annual Meeting and Proxy Statement is being mailed or transmitted on or about April 3, 2020 to stockholders of record at the close of business on March 18, 2020.

Message from Our Chair and Our Chief Executive Officer

Dear Fellow Stockholders:

In 2019, CVS Health laid a strong foundation for long-term sustainable growth and made significant progress executing against our strategic plan. We delivered value through growth in our businesses and contributions from integration synergies that exceeded our expectations. We remain focused on helping people on their path to better health by making health care more local and simpler, while also lowering costs for consumers, members and clients.

Strategic Priorities Guiding our Transformation
We have four strategic priorities that drive our work to transform the way health care is delivered across the U.S.: grow and differentiate our businesses; deliver transformational products and services; create a consumer-centric technology infrastructure; and modernize Enterprise functions and capabilities. We advanced all four of these priorities in the past year. Our Health Care Benefits segment outpaced the industry in Medicare Advantage membership growth, and our Retail/ LTC segment outpaced the industry in growth in prescriptions filled. In 2019, our pharmacy benefit manager, CVS Caremark, initiated a new $0 out-of-pocket program for diabetes care that will be available this year. We developed and launched our Transform Oncology Care® program to help patients receive the most effective cancer treatments utilizing our integrated assets and capabilities, including a precision medicine program using the latest genomic science and technology. We continued the addition of HealthHUB® locations to select retail stores, ending the year with over 50 such locations, introducing a number of innovative products and services within those locations and are working to make those new products and services available across our retail stores in additional geographies.

Corporate Social Responsibility
Our Corporate Social Responsibility (“CSR”) strategy is integral to how we deliver on our purpose of helping people on their path to better health. As we look to the future, we have an opportunity to transform health care for our patients, members, customers, clients and colleagues. To do this, we are investing in community health at the local level to improve outcomes, supporting the economic and professional development of our colleagues and partners, and utilizing our scale and expertise as a health care leader to improve the health of our environment. Our vision for the future is bold, and we ask you to join us on our journey to transform health.

Corporate Governance
Over the course of the year, management and the Board worked closely together on the advancement of our strategic plan. We proactively engaged with our stockholders to enhance our understanding of your needs. The feedback we received has driven some of the changes you’ll read about in this proxy statement. We pride ourselves on our strong governance practices, we thank you for your continued support and we welcome your feedback regarding future improvements.

Overall 2019 Financial Performance
CVS Health delivered strong revenue growth of 32.0%, driven by the addition of Aetna and continued strong growth in Enterprise prescriptions filled, which was 3.8% for the year. We delivered GAAP diluted earnings per share of $5.08, with adjusted earnings per share of $7.08,* above the high end of our guidance range. We are pleased with the progress we made in 2019 in laying the foundation to accelerate future growth. In February 2020, we updated our 2020 adjusted earnings per share outlook from the low-single digit growth projection we provided at our June 2019 Investor Day to low- to mid-single digit growth. In addition, our significant cash flow generation has enabled us to deleverage in accordance with our plan, paying down approximately $4.7 billion of net long-term debt in 2019 and approximately $8 billion from the close of the Aetna acquisition through year-end 2019. We remain confident in our outlook for 2020 and beyond, and we believe we are well-positioned to be at the forefront of driving change in the evolving health care landscape.

Annual Meeting of Stockholders
As we look to our 2020 Annual Meeting, we are facing a global health crisis and volatile market environment with significant uncertainty related to the COVID-19 pandemic. At CVS Health, the health and wellbeing of our colleagues has always come first, and we are taking actions to support our colleagues and their families to help them navigate these uncertain times. These steps include one-time bonuses to those who are required to be at CVS Health facilities to assist patients and customers in this time of unprecedented need, child and elder care assistance and paid sick leave for part-time colleagues to help them manage through the COVID-19 pandemic. In these volatile and unprecedented times, we are reminded of CVS Health's vital purpose, and we have taken actions to serve our communities.

Our 2020 Annual Meeting of Stockholders will be held on Thursday, May 14, 2020, at 8:00 a.m. We ask you to please vote at your earliest convenience. Your vote is important.

Thank you for your interest and investment in CVS Health. We appreciate your continued support as we look to transform the way health care is delivered today to improve access, quality and outcomes.

Sincerely,

David W. Dorman Chair of the Board	Larry J. Merlo President and Chief Executive Officer

*	Adjusted earnings per share is a non-GAAP measure. See Annex A to the proxy statement.

Notice of Annual Meeting of Stockholders

Date and Time May 14, 2020 8:00 a.m. Eastern Time	Place CVS Health Corporation Customer Support Center One CVS Drive Woonsocket, Rhode Island 02895

As part of our precautions regarding the coronavirus or COVID-19 pandemic, we are planning for the possibility that the Annual Meeting may be held solely by means of remote communication for the health and safety of our stockholders and employees. If we take this step, we will publicly announce the decision to do so in advance by press release, which will be posted on our website at www.cvshealth.com/newsroom/press-releases, as soon as practicable before the Annual Meeting. In that event, the Annual Meeting would be conducted remotely via live audio webcast at the date and time listed above. Details on how stockholders can participate in the Annual Meeting will be available at www.cvshealthannualmeeting.com, including if the Annual Meeting is held solely by means of remote communication, and including information on how stockholders entitled to vote at the Annual Meeting can vote their shares if they elect not to do so in advance of the Annual Meeting.

Items to be Voted

●	Elect 13 director nominees named in this proxy statement;
●	Ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for 2020;
●	Say on pay, an advisory vote to approve the Company’s executive compensation;
●	Proposal to amend the Company’s 2017 Incentive Compensation Plan to increase the number of shares authorized to be issued under the plan;
●	Proposal to amend the Company’s 2007 Employee Stock Purchase Plan to increase the number of shares available for sale under the plan;
●	Act on two stockholder proposals, if properly presented; and
●	Conduct any other business properly brought before the Annual Meeting.

Eligibility to Vote
Stockholders of record at the close of business on March 18, 2020 may vote at the Annual Meeting.

By Order of the Board of Directors,

Colleen M. McIntosh
Senior Vice President, Corporate Secretary and Chief Governance Officer
April 3, 2020

Your vote is important.

Our proxy statement and proxy card are being mailed or transmitted to stockholders entitled to vote at the Annual Meeting beginning on or about April 3, 2020. Whether or not you plan to attend the Annual Meeting, please vote your shares. In addition to voting in person or by mail, stockholders of record have the option of voting by telephone or via the Internet. If your shares are held in the name of a bank, broker or other holder of record (i.e., in “street name”), please read your voting instructions to see which of these options are available to you. Even if you are attending the Annual Meeting in person, we encourage you to vote in advance by Internet, phone or mail.

We are pleased to take advantage of the U.S. Securities and Exchange Commission (the “SEC”) rules that allow issuers to furnish proxy materials to their stockholders on the Internet. As a result, beginning on or about April 3, 2020, we are mailing a notice of Internet availability to many of our stockholders instead of paper copies of our proxy statement and our 2019 Annual Report, which contains our Annual Report on Form 10-K for the year ended December 31, 2019, including our financial statements. The notice contains instructions on how to access those documents over the Internet. The notice also contains instructions on how stockholders can receive a paper copy of our proxy materials, including the proxy statement, our 2019 Annual Report and proxy card.

How to Vote

Your vote is important to the future of CVS Health. You are eligible to vote if you were a stockholder of record at the close of business on March 18, 2020. Even if you plan to attend the Annual Meeting, please vote as soon as possible using one of the following methods. In all cases, you should have your proxy card in hand:

Use the Internet www.proxyvote.com

Use a Mobile Device Scan this QR Code

Call Toll-Free 1-800-690-6903

Mail Your Proxy Card Follow the instructions on your voting form

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting to Be Held on May 14, 2020:
The proxy statement and 2019 Annual Report are available at www.cvshealthannualmeeting.com and at www.proxyvote.com/cvs.

Stockholders must present a form of personal photo identification in order to be admitted to the Annual Meeting. No cell phones, cameras, recording equipment, electronic devices, large bags, briefcases or packages will be permitted in the Annual Meeting.

cvshealthannualmeeting.com	1

Proxy Statement Highlights

This summary highlights selected information in this Proxy Statement – please review the entire document before voting.

All of our Annual Meeting materials are available in one place at www.cvshealthannualmeeting.com. There, you can download electronic copies of our Annual Report and proxy statement, and use the link to vote.

Voting Items

Item 1
Election of directors	Our 13 continuing directors are seasoned leaders who bring a mix of skills and qualifications to our Board of Directors	FOR each director nominee
8-31

Item 2
Ratify the appointment of the Company’s independent registered public accounting firm for 2020	Based on its recent evaluation, our Audit Committee believes that the retention of Ernst & Young LLP is in the best interests of the Company and its stockholders	FOR
32-33

Item 3
Say on pay - an advisory vote on the approval of the Company’s executive compensation	Our executive compensation program reflects our unwavering commitment to paying for performance and reflects feedback received from stockholder outreach	FOR
34-35

Item 4
Approve the proposed amendment of the Company’s 2017 Incentive Compensation Plan (the “2017 ICP”) to increase the number of shares authorized to be issued under the 2017 ICP	Our 2017 ICP is an important tool to attract and retain quality executives and employees	FOR
73-81

Item 5
Approve the proposed amendment of the Company’s 2007 Employee Stock Purchase Plan (the “2007 ESPP”) to increase the number of shares available for sale under the 2007 ESPP

Our 2007 ESPP plays an important role in encouraging broad-based stock ownership by employees, which provides an incentive for employees to contribute to the Company’s continued profitability and success

FOR
82-85

Items 6 and 7
Stockholder proposals	See the Board’s statement of opposition AGAINST each stockholder proposal	AGAINST
86-89

2	2020 Proxy Statement

The CVS Health Board

You are asked to vote on the election of the following 13 nominees to serve on the Board of Directors (the “Board” or “our Board”) of CVS Health Corporation (“CVS Health” or the “Company”). All directors are elected by a majority of votes cast, and all presently serve on the Board. The information below reflects the expected membership and leadership of each of the Board’s committees after the Annual Meeting.

					Committees
		Director		Other Public
Name	Age	Since	Independent	Company Boards	A	I&F	MP&D	N&CG	MA	E
Fernando Aguirre Former Chairman, President and CEO of Chiquita Brands International, Inc.	62	2018	YES	2	●			●
C. David Brown II Partner and Member of Executive Committee of Nelson Mullins Riley & Scarborough	68	2007	YES	1				●		●
Alecia A. DeCoudreaux President Emerita of Mills College and Former Executive at Eli Lilly and Company	65	2015	YES	2	●				●
Nancy-Ann M. DeParle Managing Partner and Co-Founder of Consonance Capital Partners, LLC and Former Director of White House Office of Health Reform	63	2013	YES	1					●	●
David W. Dorman Chair of the Board of CVS Health Corporation and Former Chairman and CEO of AT&T Corporation	66	2006	YES	2			●	●
Roger N. Farah Chairman of Tiffany & Co. and Former Executive at Tory Burch and Ralph Lauren	67	2018	YES	2			●		●
Anne M. Finucane Vice Chairman and Member of the Executive Management Team of Bank of America Corporation	67	2011	YES	None			●			●
Edward J. Ludwig Former Chairman and CEO of Becton, Dickinson and Company	68	2018	YES	1		●				●
Larry J. Merlo President and CEO of CVS Health Corporation	64	2010	NO	None						●
Jean-Pierre Millon Former President and CEO of PCS Health Systems, Inc.	69	2007	YES	None	●				●
Mary L. Schapiro Vice Chair of Public Policy and Special Advisor to the Chairman of Bloomberg L.P. and former Chairman of the Securities and Exchange Commission	64	2017	YES	1	●	●
William C. Weldon Former Chairman and CEO of Johnson & Johnson	71	2013	YES	1			●	●
Tony L. White Former Chairman, President and CEO of Applied Biosystems, Inc.	73	2011	YES	2			●			●

Key
●	Member	A	Audit	MP&D	Management Planning and Development	MA	Medical Affairs
	Committee Chair	I&F	Investment and Finance	N&CG	Nominating and Corporate Governance	E	Executive
1	Following the Annual Meeting, Ms. Finucane is expected to become Chair of the Investment and Finance Committee, replacing Mr. Ludwig when he becomes Chair of the Audit Committee, and a member of the Executive Committee.
2	Following the Annual Meeting, Mr. Ludwig is expected to become Chair of the Audit Committee, replacing Mr. Swift when he retires.
3	Following the Annual Meeting, Mr. White is expected to become Chair of the Medical Affairs Committee, replacing Mr. Bracken when he retires, and a member of the Executive Committee.

cvshealthannualmeeting.com	3

Selecting Our Directors For Election At the Annual Meeting

Director Nominee Expertise, Skills and Experience
Our director nominees possess relevant experience, skills and qualifications that allow the Board to effectively oversee the Company’s strategy and management. Our directors’ principal areas of expertise include:

4	2020 Proxy Statement

Board and Corporate Governance Highlights

The Board continues to evaluate the Company’s corporate governance policies and practices to ensure that the right mix of individuals are present in our boardroom to best serve the stockholders we represent by ensuring effective oversight of our strategy and management. We are committed to maintaining the highest standards of corporate governance and have established a strong and effective framework by which the Company is governed and reviewed.

Further Information
2019-2020 Board and Corporate Governance Developments

●Our Board remains committed to ensuring that we are developing solutions to prescription opioid misuse and abuse through expanded education, safe prescription drug disposal, utilization management, funding for treatment and recovery programs and advocating for legislative and regulatory changes. Within the Board, the Audit Committee, the Medical Affairs Committee, the Nominating and Corporate Governance Committee and the Management Planning and Development Committee each play a significant role in the Board’s oversight efforts. Details on the Board’s Role in Our Opioid Action Plan are available on our website at https://cvshealth.com/sites/default/files/cvs-health-boards-role-in-opioid-action-plan.pdf
	►	pages 19-20
●Board decreased to 13 directors in order to further align with corporate governance best practices and consistent with stockholder input	►	page 6

●In 2019, Nancy-Ann DeParle was appointed Chair of the Nominating and Corporate Governance Committee. It is expected that Edward Ludwig will be appointed Chair of the Audit Committee, Anne Finucane will be appointed Chair of the Investment and Finance Committee and Tony White will be appointed Chair of the Medical Affairs Committee after the Annual Meeting
	►	page 23

Board Communication and Stockholder Rights
●Our Board supports our stockholder outreach program and has responded to stockholder input with changes in our compensation program and other areas	►	pages 6-7
●Majority voting in director elections	►	page 17
●Proxy access by-law	►	page 17
●Annual election of all directors	►	page 8
●Annual “say on pay” vote	►	page 34
●Right to act by written consent and to call special meetings	►	See our Certificate of Incorporation and By-laws at https://investors. cvshealth.com under “Governance Documents”

Director Alignment with Stockholder Interests
●At least 75% of our directors’ annual retainer mix is paid in shares of CVS Health common stock	►	pages 30-31
●Directors must own at least 10,000 shares of CVS Health common stock	►	page 90
●Director meeting attendance averaged over 96%, and each director attended more than 75% of the meetings of the Board and the committees of which he or she was a member	►	page 30
●Diversity of Board and Board committee leadership	►	page 4

cvshealthannualmeeting.com	5

Further Information
Board Oversight of Risk
●Full Board and individual committees focus on understanding and assessing Company risks	►pages 19-20
●Our independent Chair and our CEO are focused on the Company’s and the Board’s risk management efforts and ensure that Enterprise risks are appropriately brought to the Board and/or its committees for review
►pages 19-20
●At least annually, the Audit Committee reviews our policies and practices with respect to risk assessment and risk management, including discussing with management our major risks and the steps that have been taken to monitor and mitigate such risks
►page 20
●The Management Planning and Development Committee is responsible for reviewing and assessing potential risks arising from the Company’s compensation policies and practices	►page 28
●The Nominating and Corporate Governance Committee is responsible for oversight of our policies, practices and risks related to cybersecurity and data and information security governance, a responsibility shifted from the Audit Committee in early 2019
►page 26

Stockholder Outreach – Governance and Compensation Actions

Our stockholder advisory vote on executive compensation has received strong support in each of the last two years, with more than 90% of votes cast in favor of the proposals. The Management Planning and Development Committee (the “MP&D Committee”) believes this strong support, along with the direct feedback from stockholders received through the extensive outreach conducted by management and our MP&D Committee Chair, reflects the MP&D Committee’s commitment to align CVS Health’s compensation program to its business strategies and performance outcomes. In addition, it reflects support for the enhancements the MP&D Committee has made in response to stockholder feedback to simplify and enhance the performance-based nature of the program and to increase overall transparency.

In the latter part of 2019 and early 2020, management reached out to stockholders representing approximately 52% of our outstanding shares and held calls with holders of nearly 22% of our outstanding shares. The Chair of the MP&D Committee participated in certain of those calls. During our outreach, we discussed a range of compensation, governance and other relevant topics with stockholders, including those described below, and received positive feedback.

What we heard	Our response

Is the size of the Board too large?
We believe our Board is well-balanced, with the skills, qualifications and perspectives that allow it to fully and effectively address the Company’s needs. Our Board’s membership grew to 16 members at the time of the Aetna acquisition with the addition of four Aetna directors who supplemented the depth of our Board’s knowledge of the health care industry, consumer products and brand management, international business operations and medical technology. Since that acquisition, one director has resigned and, following the Annual Meeting, the Board will be further reduced to 13 directors. We believe this reduction further aligns us with corporate governance best practices.

6	2020 Proxy Statement

What we heard	Our response

How is CVS Health addressing prescription opioid misuse and abuse?
We believe we are part of the solution. CVS Health is dedicated to helping communities address and prevent prescription opioid misuse and abuse. The Company has a range of programs aimed at addressing various aspects of the issues regarding prescription opioids, including safe medication disposal units, pharmacist counseling, enhanced utilization management through our PBM, our youth education program, Pharmacists Teach, and making opioid overdose reversal medication widely and more easily available. Our Board is actively engaged in our efforts to address prescription opioid misuse and abuse through its oversight and review of the programs we are implementing to respond to prescription opioid abuse and is working with our executive team as it develops new strategies to address this issue. Please see our opioid response page on our website at www.cvshealth.com/OpioidResponse.

Why did the Peer Group expand to include non-health care companies?
In consideration of the Aetna acquisition, the MP&D Committee determined that two compensation peer groups are appropriate for 2019 to better account for our evolving business following the Aetna acquisition, including our size, our diverse business segments and our international presence, which results in our NEOs’ jobs having a greater level of complexity than similar roles at certain of our health care and retail comparator companies.

How have you improved your executive compensation program?
Starting in 2019, the compensation program includes only a single performance stock unit (“PSU”) structure, in place of the two forms of PSUs awarded in 2018. The overall long-term incentive compensation mix remains 75% PSUs and 25% stock options. We also aligned the metrics in the 2019 PSUs to the shift in our business strategy and our commitment to reduce debt, and we are providing more transparency in the metrics selection and target setting process. Please see the Compensation Discussion and Analysis (the “CD&A”) on pages 37-59.

For more information on changes to our compensation program, see the letter from the MP&D Committee on page 36, Executive Compensation Topics Discussed with Stockholders, beginning on page 38 and Elements of Our Compensation Program beginning on page 43. For more information on corporate governance at CVS Health, please refer to pages 8-31 of this proxy statement and to our website at https://investors.cvshealth.com/investors/ corporate-governance/default.aspx.

cvshealthannualmeeting.com	7

Corporate Governance and Related Matters

Item 1
Election of Directors

Our Board of Directors has nominated 13 candidates for election as directors at the Annual Meeting. All 13 nominees currently serve as directors. If elected, each nominee will hold office until the next annual meeting and until their respective successors have been duly elected and have qualified.

The Nominating and Corporate Governance Committee (“N&CG Committee”) believes that the Board is well-balanced and that it fully and effectively addresses the Company’s needs. All of our nominees are seasoned leaders, the majority of whom hold or held senior executive leadership positions, who bring to the Board skills, qualifications and perspectives gained during their tenure at a wide array of public companies, private companies, non-profits, governmental and regulatory agencies and other organizations. We have indicated below for each nominee certain of the experience, qualifications, attributes and skills that led the N&CG Committee and the Board to conclude that the nominee should continue to serve as a director.

Please note that for each director we have only listed the core attributes that the Board considered to be most relevant to each nominee. Each director nominee possesses qualifications in addition to those listed under his or her name.

The Board of Directors unanimously recommends a vote FOR the election of all director nominees.

For more information about our directors, please refer to pages 9-15 of this proxy statement.

8	2020 Proxy Statement

Corporate Governance and Related Matters     Item 1

Biographies of our Incumbent Board Nominees

Fernando Aguirre INDEPENDENT DIRECTOR Former Chairman, President and CEO of Chiquita Brands International, Inc.		C. David Brown II INDEPENDENT DIRECTOR Partner and Member of the Executive Committee of Nelson Mullins Riley & Scarborough LLP

CVS Health Board Committees Audit; Nominating and Corporate Governance Other Public Boards Barry Callebaut AG Synchrony Financial	Age 62 Director since November 2018	CVS Health Board Committees Management Planning and Development (Chair); Nominating and Corporate Governance; Executive Other Public Board Rayonier Advanced Materials Inc.	Age 68 Director since March 2007
Director Qualification Highlights

●Business Operations; Consumer Products and Services
●International Business Operations
●Corporate Governance
●Business Development and Corporate Transactions
●Finance
●Health Care/Regulated Industry

Education B.S., Southern Illinois University

Biography

Mr. Aguirre was a member of the board of directors of Aetna from 2011 until the closing of the Aetna acquisition, when he became a director of CVS Health. Mr. Aguirre is the former Chairman, President and Chief Executive Officer of Chiquita Brands International, Inc. (“Chiquita”), a global distributor of consumer products, having served as Chiquita’s President and Chief Executive Officer from January 2004 to October 2012 and its Chairman from May 2004 to October 2012. Prior to joining Chiquita, Mr. Aguirre worked for more than 23 years in brand management, general management and turnarounds at The Procter & Gamble Company (“P&G”), a manufacturer and distributor of consumer products. Mr. Aguirre began his P&G career in 1980, serving in various capacities including President and General Manager of P&G Brazil, President of P&G Mexico, Vice President of P&G’s global snacks and U.S. food products, and President of global feminine care. He served as a director of Coveris (packaging) from 2014 to 2015, Levi Strauss (manufacturer of clothing) from 2010 to 2014, and Coca-Cola Enterprises Inc., a manufacturer and distributor of consumer products, from 2005 to 2010. Mr. Aguirre also serves as a director of Barry Callebaut AG, a manufacturer of high-quality chocolate and cocoa products, and Synchrony Financial, a consumer financial services company.

Skills and Qualifications of Particular Relevance to CVS Health

Mr. Aguirre brings to the Board extensive consumer products, global business and executive leadership experience. As a former Chairman and CEO of a large public company that produces and distributes consumer products worldwide, he has significant brand management and international experience that is valuable to the Board’s strategic and operational understanding of global markets. Mr. Aguirre’s experience and service on other large public company boards, where he chaired various committees, positions him well as a member of our Audit and Nominating and Corporate Governance Committees.

Director Qualification Highlights

●Business Operations; Real Estate
●Business Development, Corporate Strategy and Transactions
●Finance
●Legal and Regulatory Compliance
●Health Care/Regulated Industry
●Risk Management
●Public Company Board Service

Education B.S.B.A., University of Florida; J.D., University of Florida College of Law

Biography

Mr. Brown has been a partner and a member of the Executive Committee of Nelson Mullins Riley & Scarborough LLP (“Nelson Mullins”), a national law firm, since the August 2018 merger of Nelson Mullins and the Florida-based Broad and Cassel, of which Mr. Brown was Chairman from March 2000 through the time of the merger. He also is currently the lead director of Rayonier Advanced Materials Inc. (“RYAM”), a leading specialty cellulose production company. Mr. Brown previously served on the board of directors and as lead director of Rayonier Inc., a real estate development and timberland management company, prior to the spin-off of RYAM in June 2014. He also served as a director of ITT Educational Services, Inc., a national provider of technology-oriented degree programs, from April 2015 until September 2016. Mr. Brown previously served on the board of Caremark Rx, Inc. from March 2001 until the closing of the merger transaction involving CVS Health and Caremark, when he became a director of CVS Health.

Skills and Qualifications of Particular Relevance to CVS Health

Mr. Brown’s legal expertise and health care experience are highly valued by the Board, as is his ability to analyze and interpret complex issues and facilitate Board engagement. Mr. Brown has significant health care experience, including through his oversight of UF Health while serving as Chairman of the Board of Trustees for the University of Florida and as a former member of the Board of Directors and Executive Committee of Orlando Health, a not-for-profit health care network. The Board believes that Mr. Brown’s experience adds knowledge and leadership depth to the Board.

cvshealthannualmeeting.com	9

Corporate Governance and Related Matters     Item 1

Alecia A. DeCoudreaux INDEPENDENT DIRECTOR President Emerita of Mills College and Former Executive at Eli Lilly and Company		Nancy-Ann M. DeParle INDEPENDENT DIRECTOR Managing Partner and Co-Founder of Consonance Capital Partners, LLC and Former Director of the White House Office of Health Reform

CVS Health Board Committees Audit; Medical Affairs Other Public Boards Parnassus Funds and Parnassus Income Funds	Age 65 Director since March 2015	CVS Health Board Committees Nominating and Corporate Governance (Chair); Medical Affairs; Executive Other Public Board HCA Holdings, Inc.	Age 63 Director since September 2013
Director Qualification Highlights

●Business Development, Corporate Strategy and Transactions
●Legal and Regulatory Compliance
●Health Care/Regulated Industry
●Corporate Governance
●Risk Management
●Public Policy and Government Affairs

Education B.A., Wellesley College; J.D., Indiana University School of Law

Biography

Ms. DeCoudreaux is President Emerita of Mills College, a liberal arts college for women with graduate programs for women and men, having served a five-year term as President from July 2011 through June 2016. Previously, Ms. DeCoudreaux served in a number of leadership roles at Eli Lilly and Company, a global pharmaceutical manufacturer (“Eli Lilly”), including as Vice President and Deputy General Counsel, Specialty Legal Team, from 2010-2011, Vice President and General Counsel, Lilly USA, from 2005-2009, and Secretary and Deputy General Counsel of Eli Lilly from 1999-2005. During her 30-year career with Eli Lilly, Ms. DeCoudreaux also previously served as Executive Director of Lilly Research Laboratories, Director of Federal Government Relations, Director of State Government Relations and Director of Community Relations. In addition, Ms. DeCoudreaux has served on a number of charitable, educational, for profit and nonprofit boards, including as both a trustee and board chair at Wellesley College. She currently serves as lead independent trustee of the Parnassus Funds trust and the Parnassus Income Funds trust, each a family of investment funds that integrates environmental, social and governance (“ESG”) factors and fundamental investment principles.

Skills and Qualifications of Particular Relevance to CVS Health

Ms. DeCoudreaux has more than 30 years of experience in the pharmaceutical industry, and her experience as an attorney in that field and in the area of corporate governance makes her a great asset to our Board.

Director Qualification Highlights

●Business Development, Corporate Strategy and Transactions
●Finance
●Legal and Regulatory Compliance
●Health Care/Regulated Industry
●Public Policy and Government Affairs
●Public Company Board Service

Education B.A., University of Tennessee; B.A. and M.A., Balliol College, Oxford University; J.D., Harvard Law School

Biography

Ms. DeParle has been Managing Partner of Consonance Capital Partners, LLC, a private equity firm focused on investing in small and mid-size health care companies, since March 2020, and was Partner from August 2013 until March 2020. She also is a Co-founder of the firm. From March 2009 to January 2013, Ms. DeParle served in the White House, first as Counselor to the President and Director of the White House Office of Health Reform, and later as Assistant to the President and Deputy Chief of Staff for Policy. In addition, from 1993 to 2000, Ms. DeParle served as the Associate Director for Health and Personnel for the White House Office of Management and Budget, and later as the Administrator of the Centers for Medicare & Medicaid Services (then known as the Health Care Financing Administration). From 2001 to March 2009, Ms. DeParle served as a Senior Advisor with JPMorgan Partners and as a Managing Director of its successor entity, CCMP Capital, L.L.C., focusing on private equity investments in health care companies. Ms. DeParle is a director of HCA Holdings, Inc., a health care services company that owns, manages or operates hospitals and various other health care facilities.

Skills and Qualifications of Particular Relevance to CVS Health

Ms. DeParle has more than 25 years of experience in the health care arena. She is widely considered to be one of the nation’s leading experts in health care policy, management and financing, which makes her an excellent fit for our Board.

10	2020 Proxy Statement

Corporate Governance and Related Matters     Item 1

David W. Dorman INDEPENDENT DIRECTOR Chair of the Board of CVS Health Corporation, Former Chairman and CEO of AT&T Corporation, and Founding Partner of Centerview Capital Technology Fund		Roger N. Farah INDEPENDENT DIRECTOR Chairman of Tiffany & Co. and Former Executive at Tory Burch and Ralph Lauren

CVS Health Board Committees Management Planning and Development; Nominating and Corporate Governance; Executive Other Public Boards Dell Technologies, Inc. PayPal Holdings, Inc.	Age 66 Director since March 2006

CVS Health Board Committees
Management Planning and Development; Medical Affairs

Other Public Boards
The Progressive Corporation; Tiffany & Co. (expected to resign in mid-2020 due to acquisition by LVMH Moët Hennessy Louis Vuitton SE)

Age 67 Director since November 2018
Director Qualification Highlights

●Finance
●International Business Operations; Consumer Products or Services
●Technology and Innovation
●Risk Management
●Corporate Governance
●Business Development, Corporate Strategy and Transactions

Education B.S., Georgia Institute of Technology

Biography

Mr. Dorman has been the Chair of the Board of CVS Health Corporation since May 2011. He also has been a Founding Partner of Centerview Capital Technology Fund, a private investment firm, since July 2013. He served as Lead Director of Motorola Solutions, Inc. (formerly Motorola, Inc.), a communications products company, until his retirement from that board in May 2015, and was Non-Executive Chairman of the Board of Motorola from May 2008 through May 2011. From October 2006 through April 2008, he was a Managing Director and Senior Advisor with Warburg Pincus LLC, a global private equity firm. From November 2005 until January 2006, Mr. Dorman served as President and a director of AT&T Inc., a telecommunications company (formerly known as SBC Communications). From November 2002 until November 2005, Mr. Dorman was Chairman of the Board and Chief Executive Officer of AT&T Corporation. He was a director of Yum! Brands, Inc., a global quick service restaurant company, from 2005 until his retirement from that board in May 2017. Mr. Dorman is currently a director of PayPal Holdings, Inc., a leading digital and mobile payments company, as well as Dell Technologies, Inc., a leading global end-to-end technology provider.

Skills and Qualifications of Particular Relevance to CVS Health

Mr. Dorman’s experience in leading large companies, beginning with Sprint and later Pacific Bell and AT&T, lends a perspective and skill set that is greatly valued by the Board. His business background of growing companies is in line with and useful to our business and strategy. In addition, Mr. Dorman’s experience investing in technology companies at Warburg Pincus and Centerview Capital and his service on the board of Dell Technologies provides an important perspective and expertise in innovation, technology and information security. The Board believes that Mr. Dorman’s experience leading the boards of AT&T and Motorola make him well-suited to serve as its independent Chair.

Director Qualification Highlights

●Business Operations
●Business Development, Corporate Strategy and Transactions
●Health Care/Regulated Industry
●Public Policy and Government Affairs
●Public Company Board Service
●International Business Operations

Education B.S., University of Pennsylvania

Biography

Mr. Farah was a member of the board of directors of Aetna from 2007 until the closing of the Aetna acquisition, when he became a director of CVS Health. Mr. Farah is the Chairman of the Board and a director of Tiffany & Co., a retailer of jewelry and specialty products, and also serves as a director of The Progressive Corporation, an auto insurance company. He was a director of Metro Bank PLC, a financial services company, until his retirement from that board in March 2020. He served as Executive Director of Tory Burch LLC, a retailer of lifestyle products, from March 2017 to September 2017, having previously served as Co-Chief Executive Officer and director from September 2014 to February 2017. He is former Executive Vice Chairman of Ralph Lauren Corporation, a retailer of lifestyle products, having served in that position from November 2013 to May 2014, and previously served as President and Chief Operating Officer (“COO”) from April 2000 to October 2013, and Director from April 2000 to August 2014. During his 40-plus year career in retailing, Mr. Farah also held director and/or executive positions with Venator Group, Inc. (now Foot Locker, Inc.), R.H. Macy & Co., Inc., Federated Merchandising Services, the central buying and product development arm of Federated Department Stores, Inc., Rich’s/Goldsmith’s Department Stores, and Saks Fifth Avenue, Inc.

Skills and Qualifications of Particular Relevance to CVS Health

Mr. Farah brings extensive business and leadership experience to our Board. He has strong marketing, brand management and consumer insights developed in his over 40 years of experience in the retail industry. His former positions as Executive Vice Chairman, President and COO of Ralph Lauren and Executive Director and Co-CEO of Tory Burch give Mr. Farah important perspectives on the complex financial and operational issues facing the Company.

cvshealthannualmeeting.com	11

Corporate Governance and Related Matters Item 1

Anne M. Finucane INDEPENDENT DIRECTOR Vice Chairman of Bank of America Corporation and Chairman of the Board of Bank of America Merrill Lynch Europe		Edward J. Ludwig INDEPENDENT DIRECTOR Former Chairman and Chief Executive Officer of Becton, Dickinson and Company

CVS Health Board Committees Investment and Finance (pending Chair); Management Planning and Development Other Public Boards None	Age 67 Director since January 2011	CVS Health Board Committees Audit (pending Chair); Investment and Finance (current Chair); Executive Other Public Board Boston Scientific Corporation	Age 68 Director since November 2018
Director Qualification Highlights

●Business Operations; Consumer Products or Services
●Business Development, Corporate Strategy and Transactions
●Public Policy and Government Affairs
●Regulated Industry
●Finance
●Corporate Governance
●Risk Management

Education B.A., University of New Hampshire

Biography

Ms. Finucane has been Vice Chairman of Bank of America Corporation, an international financial services company, since July 2015 and Chairman of the Board of Bank of America Merrill Lynch Europe since July 2018. From 2006 through July 2015, Ms. Finucane served as Global Chief Strategy and Marketing Officer for Bank of America and served as Northeast Market President from 2004 through July 2015. During her 20-plus years as a senior leader at Bank of America and its legacy firms, Ms. Finucane has served as senior advisor to four chief executive officers and the Board of Directors. As a member of the executive management team, Ms. Finucane is responsible for the strategic positioning of Bank of America and leads the company’s environmental, social and governance, sustainable finance, capital deployment and public policy efforts. She is chair of Bank of America’s Environmental, Social and Governance Committee, which directs all of its ESG efforts, and the Capital Deployment Group, which collaborates across business lines to deliver innovative financing solutions to address global issues. Ms. Finucane stewards Bank of America’s $300 billion environmental business initiative, oversees the company’s $1.6 billion Community Development Financial Institution portfolio, and chairs the Bank of America Charitable Foundation.

Skills and Qualifications of Particular Relevance to CVS Health

Ms. Finucane’s experience in the financial services industry, consumer policy, strategy, marketing, corporate social responsibility and government affairs provides our Board with valuable insight in those key areas. Her distinguished career in banking also makes her an excellent Chair of our Investment and Finance Committee.

Director Qualification Highlights

●Business Operations
●Business Development, Corporate Strategy and Transactions
●Finance
●Health Care/Regulated Industry
●Technology and Innovation
●Risk Management
●International Business Operations

Education B.A., College of the Holy Cross; M.B.A., Columbia University

Biography

Mr. Ludwig was lead director of the Aetna board of directors from 2003 until the closing of the Aetna acquisition, when he became a director of CVS Health. Mr. Ludwig is the former Chairman of the board of directors of Becton, Dickinson and Company (“BD”) (a global medical technology company), having served in that position from February 2002 through June 2012. He also served as Chief Executive Officer of BD from January 2000 to September 2011, President of BD from May 1999 to December 2008, and Chief Financial Officer of BD from January 1995 to May 1999. Mr. Ludwig joined BD as a Senior Financial Analyst in 1979. Prior to joining BD, Mr. Ludwig was a senior auditor with Coopers and Lybrand (now PricewaterhouseCoopers) where he earned his CPA. Mr. Ludwig also served as a director of Xylem, Inc. (a water technology company) from 2011 to 2017, and Chairman of Advanced Medical Technology Association, or AdvaMed (a medical device trade association), from 2006 to 2008. He serves as the lead independent director of Boston Scientific Corporation (medical devices) and as a director of POCARED Diagnostics Ltd. (a diagnostics technology manufacturer based in Israel).

Skills and Qualifications of Particular Relevance to CVS Health

Mr. Ludwig’s more than 30 years of experience in the field of medical technology give him a unique perspective on the Company’s strategy. As the former Chairman and CEO of BD, Mr. Ludwig brings a thorough appreciation of the strategic and operational issues facing a large public company in the health care industry. As a former CFO and a CPA, Mr. Ludwig offers our Board a deep understanding of financial, accounting and audit-related issues. Mr. Ludwig’s experience positioned him well to serve as Chair of our Investment and Finance Committee and positions him well to serve as Chair of our Audit Committee.

12	2020 Proxy Statement

Corporate Governance and Related Matters Item 1

Larry J. Merlo NON-INDEPENDENT DIRECTOR President and Chief Executive Officer of CVS Health Corporation		Jean-Pierre Millon INDEPENDENT DIRECTOR Former President and Chief Executive Officer of PCS Health Systems, Inc.

CVS Health Board Committees Executive Other Public Boards None	Age 64 Director since May 2010	CVS Health Board Committees Audit; Medical Affairs Other Public Boards None	Age 69 Director since March 2007
Director Qualification Highlights

●Business Operations; Consumer Products or Services
●Business Development, Corporate Strategy and Transactions
●Health Care/Regulated Industry
●Technology and Innovation
●Public Policy and Government Affairs
●Pharmacy Benefit Management
●Real Estate

Education B.S., Pharmacy, University of Pittsburgh

Biography

Mr. Merlo has been Chief Executive Officer of CVS Health Corporation since March 2011 and President of CVS Health Corporation since May 2010. Mr. Merlo formerly served as Chief Operating Officer of CVS Health Corporation from May 2010 through March 2011 and was President of CVS Pharmacy from January 2007 through May 2010, and Executive Vice President – Stores from April 2000 to January 2007.

Skills and Qualifications of Particular Relevance to CVS Health

Mr. Merlo has been with CVS Health and its subsidiaries for nearly 40 years and provides our Board with invaluable experience and insight into the retail drugstore and health care industries. Mr. Merlo has a track record of achievement and innovation demonstrated during his long tenure with CVS Health. Mr. Merlo has a proven record of developing talented leaders, and he is a recognized thought leader in the health care industry.

Director Qualification Highlights

●Finance
●Business Development, Corporate Strategy and Transactions
●Health Care/Regulated Industry
●International Business Operations
●Pharmacy Benefit Management
●Public Company Board Service

Education B.S., Ecole Centrale de Lyon (France); B.A., Université de Lyon (France); M.B.A., Kellogg School of Business, Northwestern University

Biography

Mr. Millon is the former President and Chief Executive Officer of PCS Health Systems, Inc. Mr. Millon joined PCS in 1995, where he served as President and Chief Executive Officer from June 1996 until his retirement in September 2000. Prior to that, Mr. Millon served as an executive of and held several global leadership positions with Eli Lilly and Company. Mr. Millon previously served on the board of Caremark from March 2004, upon Caremark’s acquisition of AdvancePCS, and as a director of AdvancePCS (which resulted from the merger of PCS and Advance Paradigm, Inc.) beginning in October 2000. He became a director of CVS Health upon the closing of the merger transaction involving CVS Health and Caremark. Mr. Millon has over ten years of financial management experience and 15 years of general functional management experience, including strategic planning experience specific to pharmacy benefit management companies as the former head of PCS. He also has extensive venture capital and public and private company board experience.

Skills and Qualifications of Particular Relevance to CVS Health

Mr. Millon’s extensive background and experience in the pharmacy benefit management, pharmaceutical and life sciences businesses, combined with his financial expertise, provide our Board with additional perspective across the Enterprise.

cvshealthannualmeeting.com	13

Corporate Governance and Related Matters     Item 1

Mary L. Schapiro
INDEPENDENT DIRECTOR
Vice Chair for Global Public Policy and Special Advisor to the Founder and Chairman of Bloomberg L.P., and former Chairman of the U.S. Securities and Exchange Commission

William C. Weldon INDEPENDENT DIRECTOR Former Chairman of the Board and Chief Executive Officer of Johnson & Johnson

CVS Health Board Committees Audit; Investment and Finance Other Public Board Morgan Stanley	Age 64 Director since May 2017	CVS Health Board Committees Management Planning and Development; Nominating and Corporate Governance Other Public Board Exxon Mobil Corporation	Age 71 Director since March 2013
Director Qualification Highlights

●Public Policy and Government Affairs
●Finance
●Risk Management
●Legal and Regulatory Compliance
●Public Company Board Service

Education B.A., Franklin and Marshall College; J.D., George Washington University

Biography

Since October 2018, Ms. Schapiro has been Vice Chair for Public Policy and Special Advisor to the Founder and Chairman of Bloomberg L.P., a privately held financial, software, data and media company. Since January 2014, Ms. Schapiro has also served as Vice Chair of Promontory Advisory Board, part of Promontory Financial Group, a leading strategy, risk management and regulatory compliance firm. From January 2009 through December 2012, Ms. Schapiro was Chairman of the U.S. Securities and Exchange Commission, becoming the first woman to serve as that agency’s Chairman. Prior to becoming SEC Chairman, Ms. Schapiro was Chairman and CEO of the Financial Industry Regulatory Authority (“FINRA”) from 2006 through 2008, and held a number of key executive positions at FINRA and its predecessor from 1996 through 2006. She also served as Chairman of the Commodity Futures Trading Commission (“CFTC”) from 1994 to 1996. Ms. Schapiro is a director of Morgan Stanley, a global financial services company. Ms. Schapiro was a director of General Electric Company and of the London Stock Exchange Group PLC, until her retirement from those boards in April 2018 and October 2018, respectively.

Skills and Qualifications of Particular Relevance to CVS Health

Ms. Schapiro’s experience in leading the SEC, FINRA and the CFTC makes her extremely well qualified to serve on our Board. Ms. Schapiro’s leadership of the SEC during the turbulent period that followed the 2008 financial crisis, one of the busiest rulemaking periods in the agency’s history, demonstrates her ability to navigate through a difficult and complex regulatory and political environment. Our Board believes that her skills fill important needs in the areas of legal and regulatory compliance, finance, risk management, and public policy and government affairs.

Director Qualification Highlights

●Finance
●Health Care/Regulated Industry
●International Business Operations; Consumer Products or Services
●Risk Management
●Corporate Governance
●Public Company Board Service

Education B.S., Quinnipiac University

Biography

Mr. Weldon is the former Chairman of the Board and Chief Executive Officer of Johnson & Johnson, a global developer and manufacturer of health care products, having served in those positions from 2002 until his retirement as Chief Executive Officer in April 2012 and his retirement from the board in December 2012. Mr. Weldon previously served in a variety of senior executive positions during his 41-year career with Johnson & Johnson. Mr. Weldon also is a director of Exxon Mobil Corporation, an international energy provider and chemical manufacturing company. He was a director of JPMorgan Chase & Co., a global financial services company, until his retirement from that board in May 2019, and The Chubb Corporation, an international insurance company, until it was acquired by ACE Limited in January 2016. Mr. Weldon is expected to join the board of Fairfax Financial Holdings Ltd., a property and casualty insurance and reinsurance company, in April 2020.

Skills and Qualifications of Particular Relevance to CVS Health

Mr. Weldon’s experience in managing a complex global health care company and his deep knowledge of the worldwide health care market across multiple sectors makes him extremely well suited to serve on our Board. His background in international business management and operating in the highly-regulated health care industry is also greatly valued by our Board.

14	2020 Proxy Statement

Corporate Governance and Related Matters     Item 1

Tony L. White INDEPENDENT DIRECTOR Former Chairman of the Board, President and Chief Executive Officer of Applied Biosystems, Inc.

CVS Health Board Committees Management Planning and Development; Medical Affairs (pending Chair) Other Public Boards Ingersoll Rand Inc. Trane Technologies plc	Age 73 Director since March 2011
Director Qualification Highlights

●Finance
●Health Care/Regulated Industry
●Technology and Innovation
●Risk Management
●Corporate Governance
●Public Company Board Service

Education B.A., Western Carolina University

Biography

Mr. White is the former Chairman of the Board, President and Chief Executive Officer of Applied Biosystems, Inc. (formerly Applera Corporation), a developer, manufacturer and marketer of life science systems and genomic information products, having served in those positions from September 1995 until his retirement in November 2008. Mr. White is a director of Ingersoll Rand Inc., a diversified industrial company, and Trane Technologies plc, a climate technologies company. He was a director of C.R. Bard, Inc. (“Bard”), a company that designs, manufactures and sells medical, surgical, diagnostic and patient care devices, from 1996 until Bard was acquired by Becton, Dickinson and Company in December 2017.

Skills and Qualifications of Particular Relevance to CVS Health

Mr. White’s wealth of management experience in the life sciences and health care industries, including over 13 years as Chairman and CEO of an advanced-technology life sciences company and 26 years in various management positions at Baxter International, Inc., a provider of medical products and services, makes him well qualified to serve as a director of CVS Health and as the new Chair of our Medical Affairs Committee.

cvshealthannualmeeting.com	15

Corporate Governance and Related Matters     Item 1

Director Qualification Criteria; Diversity

Recognizing that the selection of qualified directors is complex and crucial to the long-term success of the Company, the N&CG Committee has established in its charter guidelines for the identification and evaluation of candidates for membership on the Board. Under its charter, the N&CG Committee recommends to the Board criteria for Board membership and recommends individuals for membership on the Board. The criteria used by the N&CG Committee in nominating directors are found in the N&CG Committee’s charter and provide that candidates should be distinguished individuals who are prominent in their fields or otherwise possess exemplary qualities that will enable them to effectively function as directors. While the N&CG Committee does not believe it appropriate to establish any specific minimum qualifications for candidates, it focuses on the following qualities in identifying and evaluating candidates for Board membership:

●	Background, experience and skills
●	Character, reputation and personal integrity
●	Judgment
●	Independence
●	Diversity
●	Viewpoint
●	Commitment to the Company and service on the Board
●	Any other factors that the N&CG Committee may determine to be relevant and appropriate

The N&CG Committee makes these determinations in the context of the existing composition of the Board so as to achieve an appropriate mix of characteristics. Consistent with this philosophy, the N&CG Committee is committed to including in each search qualified candidates who reflect diverse backgrounds, including diversity of gender and race. The N&CG Committee also takes into account all applicable legal, regulatory and stock exchange requirements concerning the composition of the Board and its committees. The N&CG Committee reviews these guidelines from time to time as appropriate (and in any event at least annually) and modifies them as it deems appropriate.

The N&CG Committee also reviews the composition of the Board in light of the current challenges and needs of the Board and the Company, and determines whether it may be appropriate to add or remove individuals after considering, among other things, the need for audit committee expertise and issues of independence, diversity, judgment, character, viewpoint, reputation, age, skills, background, experience and corporate governance best practices.

The N&CG Committee values diversity, which it broadly views in terms of, among other things, gender, race, background and experience, as a factor in selecting members to serve on the Board. Our nominees reflect that diversity, including in terms of race, gender and ethnic background. In addition, to ensure that it has access to a broad range of qualified, experienced and diverse candidates, the N&CG Committee may use the services of an independent search firm to help identify and assist in the evaluation of candidates.

Board Evaluation Process

When considering current directors for re-nomination to the Board, the N&CG Committee takes into account the performance of each director, which is part of the N&CG Committee’s annual Board evaluation process. In 2019, that process included individual interviews of each director by our General Counsel, followed by a report to the N&CG Committee and the Board summarizing his findings. Each committee of the Board also evaluates its own performance on an annual basis, and the Chair of each committee reports its findings and recommendations to counsel for inclusion in his report to the Board. In 2020, in order to enhance the process and as a corporate governance best practice, the Board engaged an independent third-party to conduct the interviews and deliver the report summarizing his findings. The N&CG Committee may then recommend actions for the Board to consider to maximize effectiveness, or the Board can take action on its own accord.

Board Refreshment; Retirement Age

The N&CG Committee and the Board believe that setting a retirement age for CVS Health directors is advisable to facilitate the addition of new directors. Accordingly, our Corporate Governance Guidelines provide that no director who is or would be over the age of 74 at the expiration of his or her current term may be nominated to a new term, unless the Board waives the retirement age for a specific director in exceptional circumstances. In the event any waiver is provided, the Board will disclose the rationale for its decision.

16	2020 Proxy Statement

Corporate Governance and Related Matters     Item 1

Messrs. Swift and Bracken will not stand for re-election at the Annual Meeting. The Board will be reduced from 15 to 13 directors effective at the time of the Annual Meeting in order to further align with corporate governance best practices. Mr. Swift will be retiring from the Board after having reached the mandatory retirement age. He has served as a director of CVS Health since September 2006. Mr. Bracken will be leaving the Board and retiring from board service after a 40-plus year career in health care to spend more time on personal interests. He has served as a director of CVS Health since January 2015.

Majority Voting

As discussed elsewhere in this proxy statement, directors are elected by a majority of the votes cast at the Annual Meeting (assuming that the election is uncontested). Under our by-laws, each nominee who is a current director is required to submit an irrevocable resignation, which resignation would become effective upon (1) that person not receiving a majority of the votes cast in an uncontested election, and (2) acceptance by the Board of that resignation in accordance with the policies and procedures adopted by the Board. The Board, acting on the recommendation of the N&CG Committee, will no later than at its first regularly scheduled meeting following certification of the stockholder vote, determine whether to accept the resignation of an unsuccessful incumbent. Absent a determination by the Board that a compelling reason exists for concluding that it is in the best interests of the Company for an unsuccessful incumbent to remain as a director, the Board will accept that person’s resignation. In the event any resignation is not accepted, the Board will disclose the rationale for its determination.

Compensation Committee Interlocks and Insider Participation

As of March 18, 2020, the members of the MP&D Committee are Mr. Brown (Chair), Messrs. Dorman, Farah, Weldon and White and Ms. Finucane. None of the members of the MP&D Committee has ever been an officer or employee of the Company. There are no interlocking relationships between any of our executive officers and any MP&D Committee member.

Stockholder Submission of Nominees

The N&CG Committee will consider any director candidates proposed by stockholders who submit a written request to our Corporate Secretary (including via our proxy access by-law, described below). All candidates should meet the Director Qualification Criteria, discussed above. The N&CG Committee evaluates all director candidates and nominees in the same manner regardless of the source. If a stockholder would like to nominate a person for election or re-election to the Board, he or she must provide notice to the Company as provided in our by-laws and described in this proxy statement. The notice must include a written consent indicating that the candidate is willing to be named in the proxy statement as a nominee and to serve as a director if elected and any other information that the SEC would require to be included in a proxy statement when a stockholder submits a proposal. See “Other Information – Stockholder Proposals and Other Business for Our Annual Meeting in 2021” for additional information related to proposals, including any nominations, for our 2021 Annual Meeting.

Proxy Access

CVS Health has had a proxy access by-law since January 2016. The key terms of its proxy access by-law are:

A stockholder, or a group of up to 20 stockholders, owning at least 3% of the Company’s outstanding common stock continuously for at least 3 years	May nominate and include in the Company’s proxy materials director nominees constituting up to the greater of 2 nominees or 20% of the Board	Provided that the stockholders and the nominees satisfy the requirements specified in the Company’s by-laws

cvshealthannualmeeting.com	17

Corporate Governance and Related Matters     The Board’s Role and Activities in 2019

Independence Determinations for Directors

Under our Corporate Governance Guidelines, a substantial majority of our Board must be comprised of directors who meet the director independence requirements set forth in the Corporate Governance Rules of the New York Stock Exchange (the “NYSE”) Listed Company Manual. Under NYSE Rules, no director qualifies as “independent” unless the Board affirmatively determines that the director has no material relationship with the Company.

Our Board has adopted categorical standards to assist in making director independence determinations. Any relationship that falls within the following standards or relationships will not, in itself, preclude a determination of independence. These categorical standards are set forth in Annex A to the Company’s Corporate Governance Guidelines, which are available on our website at https://investors.cvshealth.com/investors/corporate-governance/documents/default.aspx or upon request to our Corporate Secretary.

2020 Determinations

The N&CG Committee undertook its annual review of director independence in March 2020. The N&CG Committee recommended that the Board determine, and the Board determined, that each of Mmes. DeCoudreaux, DeParle, Finucane and Schapiro, and each of Messrs. Aguirre, Bracken, Brown, Dorman, Farah, Ludwig, Millon, Swift, Weldon and White is independent. Mr. Merlo is not an independent director because of his employment as President and CEO of the Company. Messrs. Bracken and Swift will not be standing for re-election as directors at the Annual Meeting.

The Board’s Role and Activities in 2019

The Board acts as the ultimate decision-making body of the Company and advises and oversees management, which is responsible for the day-to-day operations and management of the Company. In carrying out its responsibilities, the Board reviews and assesses CVS Health’s long-term strategy and its strategic, competitive and financial performance.

The Board oversaw CVS Health’s 2019 performance driven by strong operating execution across the Enterprise, with all segments meeting or exceeding expectations. The Board believes that the Company’s strategy to create an innovative health care model that will address many of the issues facing the nation’s health care system and furthers the Company’s purpose of helping people on their path to better health. In 2019, the Board oversaw the Company’s efforts to transform health care in the United States, including the rollout of the new HealthHUB® concept, with a goal of establishing 1,500 HealthHUB locations across the nation by the end of 2021, and expansion of its Kidney Care business, including an ongoing clinical trial of a home hemodialysis machine. The Board also continued its oversight of the Company’s efforts to address prescription opioid misuse and abuse, issuing an updated report on the subject in October 2019.

CVS Health’s total revenues increased by 32% in 2019 to a record $256.8 billion, and the Company continued to generate significant cash flow in 2019, with cash flow from operations totaling $12.8 billion. The Board returned $2.6 billion to stockholders in 2019 based on a cash dividend of $2.00 per share. The Company repaid approximately $8.0 billion of net long-term debt from the close of the Aetna acquisition through year-end 2019, ahead of the $7.5 billion target announced at the Company’s June 2019 Investor Day. In addition, the Board received regular reports regarding the successful first full year of Aetna integration, which produced synergies of approximately $500 million, exceeding expectations.

The Board’s Role in Strategy and Succession Planning

The Board reviews the Company’s financial performance on a regular basis at Board meetings and through periodic updates, with a particular focus on peer and competitive comparisons. The Board also periodically reviews the Company’s long-term strategy, and assesses its strategic, competitive and financial performance, on both an absolute basis and in relation to the performance, practices and policies of its peers and competitors. While the Board receives updates regarding strategic matters throughout the year, at least one Board meeting per year is focused almost entirely on the Company’s short- and long-term strategic direction. The Board receives reports from management, and expert speakers often are invited to present to the Board. At this annual strategy-focused meeting, the Board provides input and oversight on short-term strategic goals and sets the long-term strategic direction of the Company.

18	2020 Proxy Statement

Corporate Governance and Related Matters     The Board’s Role and Activities in 2019

The Board also reviews the Company’s succession planning, including succession planning in the case of the incapacitation, retirement or removal of the CEO. In that regard, the CEO provides an annual report to the Board recommending and evaluating potential successors, along with a review of any development plans recommended for such individuals. The CEO also provides to the Board, on an ongoing basis, his recommendation as to a successor in the event of an unexpected emergency. The Board also reviews succession planning with respect to the Company’s other key executive officers. The Board also ensures that directors have substantial opportunities to engage with successor candidates, including emerging leaders. The Board also has access to external consultants, as needed.

The Board’s Role in Risk Oversight

The Board’s role in risk oversight involves both the full Board and its committees, as well as members of management.

Risk Oversight Framework

BOARD OF DIRECTORS

●Focuses on understanding Company-wide risks and ensuring that risk matters are appropriately brought to the Board and/or its Committees for review.
●Ensures that the Corporate Governance Guidelines, the Board’s leadership structure and the Board’s practices facilitate the effective oversight of risk and communication with management.

BOARD COMMITTEES Each of the Board’s principal committees is responsible for oversight of risk management practices for categories of risks relevant to their functions.

Audit Committee	Management Planning and	Nominating and Corporate
Primary committee charged with carrying	Development Committee	Governance Committee
out risk oversight responsibilities on	Investment and Finance	Medical Affairs Committee
behalf of the Board, including reviewing	Committee
financial, operational, compliance,
reputational and strategic risks.

MANAGEMENT

●Each major business unit is responsible for identifying risks, assessing the likelihood and potential impact of significant risks, and reporting to the Business Planning Committee (the “BPC”), CVS Health’s most senior executive group, on actions to monitor, manage and mitigate significant risks.
●The CFO, Treasurer, Chief Compliance Officer, Chief Audit Executive, General Counsel, Chief Human Resources Officer and Chief Governance Officer periodically report to relevant Board committees and to the full Board on the Company’s risk management policies and practices, including risk assessments and evaluation of compliance and legal risks.

●	The Board is regularly updated on specific risks in the course of its review of corporate strategy, business plans and reports to the Board by its respective committees.
●	The corporate risk management culture begins from the top with the BPC setting the tone on the importance of risk management with the support of the Board and its committees. The BPC mandates the management of identified risks through Risk Champions with guidance and oversight by the Company’s Enterprise Risk Management (“ERM”) function and support by the Operational Risk Committee (the “ORC”), which includes the Risk Champions and the head of the Company’s internal audit function.
●	To ensure connections at all levels for identification of risks, CVS Health utilizes a Risk Committee structure comprised of the ORC working group, which supports the BPC. The Audit Committee provides overall ERM program oversight and reviews management’s progress in managing risks. This structure allows for effective communication and information flow throughout the risk framework.

cvshealthannualmeeting.com	19

Corporate Governance and Related Matters     The Board’s Role and Activities in 2019

●	The Audit Committee is charged with the primary role in carrying out risk oversight responsibilities on behalf of the Board. Pursuant to its charter, the Audit Committee annually reviews the Company’s policies and practices with respect to risk assessment and risk management, including discussing with management, the Company’s independent registered public accounting firm and the Company’s internal auditors the Company’s major financial risk exposures and the steps that have been taken to monitor and mitigate such exposures. The Audit Committee reviews CVS Health’s major financial risk exposures as well as major operational, compliance, reputational and strategic risks, including developing steps to monitor, manage and mitigate those risks. In 2019, responsibility for oversight of risks related to cybersecurity and data and information security governance was transferred from the Audit Committee to the N&CG Committee, whose members possess expertise regarding those subjects.
●	Each Board committee is responsible for oversight of risk management practices for categories of risks relevant to its function. For example, the MP&D Committee has oversight responsibility for the Company’s overall compensation structure, including review of its compensation practices, with a view to assessing associated risk. See “Compensation Risk Assessment” on page 28 for additional information. The Medical Affairs Committee reviews and assesses risks arising from the Company’s provision of health care services across the Enterprise, including safety issues related to prescription opioid misuse and abuse, and the steps taken to monitor and mitigate those risks. The Investment and Finance Committee (the “I&FC”) reviews risks related to the Company’s investment portfolio and its capital and financial resources.
●	The Board considers its role in risk oversight when evaluating the Company’s Corporate Governance Guidelines and the Board’s leadership structure. Both the Corporate Governance Guidelines and the Board’s leadership structure facilitate the Board’s oversight of risk and communication with management. Our independent Chair and our CEO are focused on CVS Health’s and the Board’s risk management efforts and ensure that risk matters are appropriately brought to the Board and/or its Committees for their review.

The Board’s Role in Corporate Social Responsibility Oversight

The N&CG Committee, pursuant to its charter, is formally charged with oversight of the Company’s CSR strategy and performance. The Company’s Senior Vice President of CSR and Philanthropy regularly updates the N&CG Committee on CSR risks and opportunities, and the N&CG Committee provides feedback and direction on the Company’s approach to key issues. The N&CG Committee also reviews the Company’s annual CSR Report prior to its publication. The 2019 CSR Report will be available on the Company’s website at https://cvshealth.com/social-responsibility prior to the Annual Meeting.

Stockholder Outreach

The Company values each of its stockholders and their opinions, and we regularly interact with our stockholders on a variety of matters. In the latter part of 2019 and early 2020, at the direction of the Board, the Company engaged in a proactive stockholder outreach effort to best understand and address any concerns stockholders might have. Additional details regarding our outreach effort and the actions taken are found on pages 34 and 38 of this proxy statement.

Much of our dialogue with stockholders was focused on corporate governance, financial results, social responsibility issues, such as the Company’s response to prescription opioid misuse and abuse, and executive compensation matters. Matters related to the integration of Aetna and the Company’s ongoing initiatives to transform health care were also discussed with our stockholders during the outreach process.

Contact with the Board, the Chair and Other Independent Directors

Stockholders and other parties interested in communicating directly with the Board, the independent Chair of the Board or with the independent directors as a group may do so by writing to CVS Health Corporation, One CVS Drive, MC 1160, Woonsocket, RI 02895. The N&CG Committee has approved a process for handling letters received by the Company and addressed to the Board, the independent Chair of the Board or to independent directors as a group. Under that process, our Corporate Secretary reviews all such correspondence and regularly forwards to the Board copies of all correspondence that, in her opinion, deals with the functions of the Board or its committees or that she otherwise determines requires their attention.

20	2020 Proxy Statement

Corporate Governance and Related Matters     Board Structure and Processes

Code of Conduct

CVS Health has adopted a Code of Conduct that applies to all of our directors, officers and employees, including our CEO, CFO and Chief Accounting Officer. Our Code of Conduct is available on our website at https://investors.cvshealth.com/investors/corporate-governance/documents/default.aspx and will be provided to stockholders without charge upon request to our Corporate Secretary. We intend to post amendments to, or waivers of, our Code of Conduct (to the extent applicable to our executive officers or directors) at that location on our website within the timeframe required by SEC rules.

Related Person Transaction Policy

In accordance with SEC rules, the Board has adopted a written Related Person Transaction Policy (the “Policy”). The N&CG Committee has been designated as the Board Committee responsible for reviewing, approving or ratifying any related person transactions under the Policy, since the N&CG Committee already has responsibility for evaluating the impact of conflicts involving directors on independence. The N&CG Committee reviews the Policy on an annual basis and will amend the Policy as it deems appropriate.

Pursuant to the Policy, all executive officers, directors and director nominees are required to notify our General Counsel or Corporate Secretary of any financial transaction, arrangement or relationship, or series of similar transactions, arrangements or relationships, involving the Company in which an executive officer, director, director nominee, five percent beneficial owner or any immediate family member of such a person has a direct or indirect material interest.

The General Counsel or the Corporate Secretary presents any reported new related person transactions, and proposed transactions involving related persons that might be deemed to be related person transactions, to the N&CG Committee at its next regular meeting, or earlier if appropriate. The General Counsel or Corporate Secretary provides the N&CG Committee with an analysis and recommendation regarding each reported transaction. The N&CG Committee reviews these transactions, including the analysis and recommendation. The N&CG Committee may conclude, upon review of all relevant information, that the transaction does not constitute a related person transaction, and thus that no further review is required under the Policy. If after its review, the N&CG Committee determines not to approve or ratify a related person transaction, the transaction will not be entered into or continued, as the N&CG Committee shall direct. The N&CG Committee may ratify or approve a related person transaction if, upon consideration of all relevant information, the transaction is in, or not inconsistent with, the best interests of the Company and its stockholders.

In March 2020, the N&CG Committee reviewed certain transactions reported under the Policy and determined that no transactions constituted reportable related person transactions under the Policy.

Corporate Governance Guidelines

The Board has adopted Corporate Governance Guidelines, which are available on our investor relations website at https://investors.cvshealth.com/investors/corporate-governance/documents/default.aspx and are also available to stockholders at no charge upon request to our Corporate Secretary. These Guidelines meet the listing standards adopted by the NYSE, the exchange on which our common stock is listed.

Board Structure and Processes

The Board’s Leadership Structure

David W. Dorman is the independent Chair of our Board. The independent Chair presides at all meetings of the Board and works with our CEO to set Board meeting agendas and the schedule of Board meetings. In addition, the independent Chair has the following duties and responsibilities:

●	the authority to call, and responsibility to lead, independent director sessions;
●	the ability to retain independent legal, accounting or other advisors in connection with these sessions;
●	the responsibility to facilitate communication and serve as a liaison between the CEO and the other independent directors; and
●	the duty to advise the CEO of the informational needs of the Board.

cvshealthannualmeeting.com	21

Corporate Governance and Related Matters     Committees of the Board

The Board believes that Board independence and oversight of management will be maintained effectively through the independent Chair, the Board’s composition and its committee system.

Director Education

CVS Health’s Corporate Governance Guidelines establish recommendations for director education. All new members of the Board are encouraged to participate in the Company’s orientation program for directors. Other directors may also attend the orientation program. All directors are encouraged to participate in continuing education programs, with any associated expenses to be reimbursed by the Company, in order to stay current and knowledgeable about the business of the Company. Such orientation and continuing education programs are overseen by the N&CG Committee.

Committees of the Board

CVS Health’s Board oversees and guides the Company’s management and its business. Committees support the role of the Board on issues that are better addressed by smaller, more focused subsets of directors.

For 2019, the Board utilized six committees. The table below presents for 2019, the committees of the Board, the membership of such committees and the number of times each such committee met in 2019. For further details regarding committee membership and activities see pages 24-30. Messrs. Bracken and Swift will not stand for re-election at the Annual Meeting.

Name	Audit Committee	Investment and Finance Committee	Management Planning and Development Committee	Nominating and Corporate Governance Committee	Medical Affairs Committee	Executive Committee
Fernando Aguirre
Mark T. Bertolini
Richard M. Bracken
C. David Brown II
Alecia A. DeCoudreaux
Nancy-Ann M. DeParle
David W. Dorman
Roger N. Farah
Anne M. Finucane
Edward J. Ludwig
Larry J. Merlo
Jean-Pierre Millon
Mary L. Schapiro
Richard J. Swift
William C. Weldon
Tony L. White
2019 Meetings	11	5	9	5	5	1
Committee Chair
*	Audit Committee Financial Expert

22	2020 Proxy Statement

Corporate Governance and Related Matters     Committees of the Board

The table below presents the expected membership and leadership of each of the Board’s six committees after the Annual Meeting.

Name	Audit Committee	Investment and Finance Committee	Management Planning and Development Committee	Nominating and Corporate Governance Committee	Medical Affairs Committee	Executive Committee
Fernando Aguirre
C. David Brown II
Alecia A. DeCoudreaux
Nancy-Ann M. DeParle
David W. Dorman
Roger N. Farah
Anne M. Finucane[1]
Edward J. Ludwig[2]
Larry J. Merlo
Jean-Pierre Millon
Mary L. Schapiro
William C. Weldon
Tony L. White[3]
Committee Chair
*	Audit Committee Financial Expert
1	Following the Annual Meeting, Ms. Finucane is expected to become Chair of the I&FC, replacing Mr. Ludwig when he becomes Chair of the Audit Committee, and a member of the Executive Committee.
2	Following the Annual Meeting, Mr. Ludwig is expected to become Chair of the Audit Committee, replacing Mr. Swift when he retires.
3	Following the Annual Meeting, Mr. White is expected to become Chair of the Medical Affairs Committee, replacing Mr. Bracken when he retires, and a member of the Executive Committee.

cvshealthannualmeeting.com	23

Corporate Governance and Related Matters     Committees of the Board

Audit Committee

Each member of the Audit Committee is financially literate and independent of the Company and management under the standards set forth in applicable SEC rules and the Corporate Governance Rules of the NYSE. The Board designated each of Messrs. Swift, Aguirre, Ludwig and Millon and Ms. Schapiro as an audit committee financial expert, as defined under applicable SEC rules. The Board has approved a charter for the Audit Committee, which can be viewed on our website at https://investors.cvshealth.com/investors/corporate-governance/documents/default.aspx and also is available to stockholders without charge upon request to our Corporate Secretary.

2020 Committee Members		2019 Committee Members
(independent)		(independent)
1	Mary Schapiro*	Fernando Aguirre*
2	Alecia DeCoudreaux	Alecia DeCoudreaux
3	Ed Ludwig (Chair)*	Ed Ludwig*
4	Jean-Pierre Millon*	Jean-Pierre Millon*
5	Fernando Aguirre*	Mary Schapiro*
Dick Swift (Chair)*

*	Audit Committee Financial Expert

Joining None	Retiring Dick Swift (Chair) (May 2020)

Meetings in 2019: 11

Primary Responsibilities
Pursuant to its charter, the Audit Committee assists the Board in its oversight of:

●	the integrity of our financial statements;
●	the qualifications, independence and performance of our independent registered public accounting firm, for whose appointment the Audit Committee bears principal responsibility;
●	the performance of our internal audit function;
●	our policies and practices with respect to risk assessment and risk management, including discussing with management the Company’s major financial risk exposures and the steps that have been taken to monitor and control such exposures;
●	compliance with, and approval of, our Code of Conduct;
●	the review of our business continuity and disaster recovery program;
●	the review of our environmental, health and safety program; and
●	our compliance with legal and regulatory requirements, including the review and oversight of matters related to compliance with Federal health care program requirements.

Audit Committee Activities in 2019

The Audit Committee met eleven times in 2019. Except for three absences for one member of the Audit Committee, all due to unavoidable conflicts, each member of the Audit Committee attended all of its meetings while he or she was a member. Several of the Audit Committee’s meetings were focused primarily on our annual or quarterly financial reports, including our Form 10-K, Forms 10-Q and our related earnings releases. At each of these meetings the Audit Committee reviewed the documents in depth with our CFO and our Chief Accounting Officer, as well as our Chief Compliance Officer (“CCO”), Chief Audit Executive, General Counsel and other key members of management. The Audit Committee also received reports from our internal audit department and our independent registered public accounting firm, Ernst & Young LLP (“Ernst & Young”). The Audit Committee regularly meets with Ernst & Young outside the presence of management, and also meets individually with members of management, including the CCO, the Chief Compliance Officer for Omnicare and the Chief Audit Executive. In addition to its responsibilities related to our financial statements, the Audit Committee plays a primary role in risk oversight, including reviews of our enterprise risk management program and our Own Risk Solvency Assessment (“ORSA”) report and in oversight of our anti-money laundering and sanction screening compliance programs, business continuity and disaster recovery program, privacy programs, and environmental, health and safety program. The Audit Committee also reviews our legal and regulatory compliance program on a quarterly basis, including oversight of the Company’s compliance with its Corporate Integrity Agreements, or CIAs. During 2019, the Audit Committee provided the required annual certification of compliance with the Company’s 2014 CIA related to PBM operations and reviewed the post CIA workplan, and the 2016 CIA related to our institutional pharmacy services (long-term care) operations. The Audit Committee also provided the report found on page 32 of this proxy statement, and recommended the inclusion of the Company’s audited financial statements in its 2019 Form 10-K.

24	2020 Proxy Statement

Corporate Governance and Related Matters     Committees of the Board

Investment and Finance Committee

Each member of the I&FC is independent of the Company and management under the standards set forth in applicable SEC rules and the Corporate Governance Rules of the NYSE. The Board has approved a charter for the I&FC, which can be viewed on our website at https://investors.cvshealth.com/investors/corporate-governance/documents/default.aspx and also is available to stockholders without charge upon request to our Corporate Secretary. At its meetings, various members of management provide the I&FC with updates on areas of its responsibility, including the Chief Financial Officer and Chief Investment Officer.

2020 Committee Members		2019 Committee Members
(independent)		(independent)
1	Mary Schapiro	Richard Bracken
2	Anne Finucane (Chair)	Anne Finucane
3	Ed Ludwig	Ed Ludwig (Chair)
Mary Schapiro

Joining None	Retiring Richard Bracken (May 2020)

Meetings in 2019: 5

Primary Responsibilities
Pursuant to its charter, the I&FC assists the Board in its oversight of:

●	the investment policies, strategies, programs and portfolio of CVS Health and its subsidiaries;
●	the approval of investment transactions on behalf of the Company that exceed any delegated authority;
●	investment portfolio transactions made on behalf of CVS Health and its subsidiaries;
●	the performance of the investment portfolios of CVS Health and its subsidiaries;
●	the Company’s processes for managing the finances of its employee pension and defined contribution benefit plans;
●	the Company’s capital plan, including the review of significant financial policies and matters of financial corporate governance, such as the Company’s dividend policy, share repurchase program and credit facilities and the issuance or retirement of debt and other securities;
●	significant multi-year strategic capital project expenditures and management;
●	the review and approval of the Company’s decision to enter into swap transactions that are not cleared and are not traded on a designated contract market or swap execution facility, including establishing policies governing the use of such swaps; and
●	the Company’s stock repurchase programs, including assessing whether to recommend modification to such programs to the Board.

Investment and Finance Committee Activities in 2019

The I&FC met five times in 2019. Each member of I&FC attended all of its meetings while he or she was a member. The I&FC spent significant time focused on investment management updates and our capital allocation plans. The I&FC reviewed the Company’s 2019 investment performance as well as an in-depth study of the Company’s investment assets. The I&FC also reviewed reports from our treasury department and regularly meets individually with members of management, including the Treasurer and the Chief Investment Officer. As a new Committee formed in late 2018, the I&FC developed its charter at the beginning of 2019 and also evaluated it at its last meeting of 2019. The I&FC reviewed quarterly investment reports and capital allocation reports, the Company’s debt tender and refinancing transaction, and various finance programs of the Company, such as sale-leasebacks and certain reinsurance transactions, and made recommendations to authorize resolutions for the Company’s investment and finance activity. The I&FC also reviews reports on investments by the Company’s pension plan and its 401(k) plans.

cvshealthannualmeeting.com	25

Corporate Governance and Related Matters  Committees of the Board

Nominating and Corporate Governance Committee

Each member of the N&CG Committee is independent of the Company and management under the standards set forth in the NYSE Corporate Governance Standards. The Board has approved a charter for the N&CG Committee, which can be viewed on our website at https://investors.cvshealth.com/investors/corporate-governance/documents/default.aspx and also is available to stockholders without charge upon request to our Corporate Secretary. At its meetings, various members of management provide the N&CG Committee with updates on areas of its responsibility, including the General Counsel, the Chief Governance Officer, the Senior Vice President of Government Affairs, the Senior Vice President of CSR and Philanthropy, the Executive Vice President and Chief Information Officer and the Chief Information Security Officer.

2019 and 2020 Committee Members
(independent)
1	David Dorman
2	William Weldon
3	Nancy-Ann DeParle (Chair)
4	Fernando Aguirre
5	David Brown

Meetings in 2019: 5

Primary Responsibilities

Pursuant to its charter, the N&CG Committee has responsibility for:

●	identifying individuals qualified to become Board members consistent with criteria approved by the Board;
●	recommending to the Board director nominees for election at the next annual or special meeting of stockholders at which directors are to be elected or to fill any vacancies or newly-created directorships that may occur between such meetings;
●	recommending directors for appointment to Board Committees;
●	making recommendations to the Board as to determinations of director independence;
●	evaluating Board and Committee performance;
●	the oversight of our information governance framework, including our privacy and information security programs, as well as the cybersecurity aspects of our information security program and cybersecurity risk exposures;
●	the review and ratification of any related person transactions in accordance with our policy on such matters;
●	considering matters of corporate governance and reviewing, at least annually, our Corporate Governance Guidelines and overseeing compliance with such Guidelines; and
●	reviewing and considering our policies and practices on issues relating to corporate social responsibility, charitable contributions, political spending practices and other significant public policy issues.

Nominating and Corporate Governance Committee Activities in 2019

The N&CG Committee met five times in 2019, and each member of the N&CG Committee attended all of its meetings. Throughout the year, the N&CG Committee evaluated, and continues to evaluate, potential candidates for future election to the Board. In addition, the N&CG Committee reviewed the Company’s political activities and expenditures in depth during three of its meetings, considered significant public policy issues and government affairs’ priorities and activities, and reviewed the Company’s corporate social responsibility framework, refreshed for 2019 as Better Health, Better Community, Better World, and the Company’s charitable contribution budget. The N&CG Committee also oversaw the evaluation process for the Board and its Committees in 2019, which consisted of an in-depth interview of each director by the Company’s General Counsel. At the completion of the interview process, the General Counsel reviewed the results with the N&CG Committee and the Board, which resulted in a number of enhancements to the Board and Committee meeting processes. In 2020, the process was enhanced by the interviews of each director being conducted by an independent third-party, rather than our General Counsel, followed by a presentation to the Board. Also, the N&CG Committee received updates about legal and regulatory developments concerning corporate governance and business and trends in the health care industry, stockholder engagement strategy, as well as updates on the proxy season and stockholder communications. Effective in January 2019, the N&CG Committee assumed responsibility for oversight of cybersecurity and information governance, including privacy and information security, and for review and ratification of related person transactions. The N&CG Committee reviewed and approved our Related Person Transaction Policy, made recommendations regarding the director slate, Committee composition, independence determinations and Audit Committee financial experts. In early 2020, the N&CG Committee made recommendations regarding a reduction in the size of the Board, in response to stockholder feedback and in furtherance of corporate governance best practices.

26	2020 Proxy Statement

Corporate Governance and Related Matters  Committees of the Board

Management Planning and Development Committee

Each member of the MP&D Committee is independent of the Company and management under the standards set forth in applicable SEC rules and the Corporate Governance Rules of the NYSE. The Board has approved a charter for the MP&D Committee, which can be viewed on our website at https://investors.cvshealth.com/investors/corporate-governance/documents/default.aspx and also is available to stockholders without charge upon request to our Corporate Secretary. No MP&D Committee member participates in any of our employee compensation programs and none is a current or former officer or employee of CVS Health or its subsidiaries. At MP&D Committee meetings, non-members, such as the CEO, the CFO, the Chief Accounting Officer, the Chief Human Resources Officer, the Chief Governance Officer, other senior human resources and legal officers, or external consultants, may be invited to provide information, respond to questions and provide general staff support. However, no CVS Health executive officer is permitted to be present during any discussion of his or her compensation or performance, and the MP&D Committee regularly exercises its prerogative to meet in executive session without management.

2019 and 2020 Committee Members
(independent)
1	Roger Farah
2	Tony White
3	David Brown (Chair)
4	William Weldon
5	Anne Finucane
6	David Dorman

Meetings in 2019: 9

Primary Responsibilities
Pursuant to its charter, the MP&D Committee:

●	oversees our compensation and benefits policies and programs generally;
●	evaluates the performance of designated senior executives, including the CEO;
●	in consultation with our other independent directors, oversees and sets compensation for the CEO;
●	oversees and sets compensation for our designated senior executives;
●	reviews and recommends to the Board compensation (including cash and equity-based compensation) for our non-employee directors; and
●	prepares and recommends to the full Board for inclusion in this and each other applicable proxy statement a compensation committee report. The Compensation Committee Report for this proxy statement is on page 36

The MP&D Committee may delegate its authority relating to employees other than executive officers and directors as it deems appropriate and may also delegate its authority relating to ministerial matters.

Management Planning and Development Committee Activities in 2019

The MP&D Committee met nine times in 2019. Except for a total of four absences by three different members of the MP&D Committee due to unavoidable conflicts, each member of the MP&D Committee attended all of its meetings while he or she was a member. In addition to reviewing the independence of its advisor as described below, the MP&D Committee devoted substantial time to its oversight of the Company’s compensation and benefit programs as part of its annual governance process. This review is aimed at ensuring that the Company is providing its employees with compensation and benefit programs that are appropriate. The MP&D Committee received updates on compensation trends and legislative and regulatory developments. The MP&D Committee also reviewed the Company’s activities to integrate Aetna colleagues into a total rewards program that offers consistent compensation and benefit plans to a combined company. In addition, the MP&D Committee devoted considerable time to CVS Health’s stockholder outreach efforts and the feedback received from investors. The MP&D Committee also reviewed director compensation. The MP&D Committee’s review of executive compensation matters and its decisions, including changes made in response to input from our stockholders, is discussed in the CD&A beginning on page 37 of this proxy statement.

cvshealthannualmeeting.com	27

Corporate Governance and Related Matters  Committees of the Board

Compensation Risk Assessment

The MP&D Committee is responsible for reviewing and assessing potential risk arising from the Company’s compensation policies and practices. In 2019, the Company performed a comprehensive risk assessment of its compensation policies and practices to ascertain any potential material risks that may be created by its compensation programs. The Company’s assessment included all major components of the Company’s compensation programs, including: the mix between annual and long-term compensation; short-term incentive program design; long-term incentive program performance measures; incentive plan performance criteria and corresponding objectives; a comparison of the Company’s programs with those of its peers; the Company’s severance and change-in-control policies; its recoupment policy; its share retention requirements and ownership guidelines; and the Internal Audit Department’s review of the controls regarding the Company’s long-term incentive program. The MP&D Committee considered the findings of the assessment and concluded that the Company’s compensation programs are aligned with the interests of its stockholders, appropriately reward pay for performance, and do not promote excessive risk-taking.

Independent Compensation Consultant

Exequity LLP is the MP&D Committee’s independent compensation consultant. Exequity provides no other services to the Company. Exequity’s fees for compensation consulting to the MP&D Committee for 2019 were $331,588. During 2019, Exequity:

●	Collected, organized and presented quantitative competitive market data for relevant competitive peer groups with respect to executive officers’ target, annual and long-term compensation levels;
●	Developed and delivered to the MP&D Committee an annual briefing on legislative and regulatory developments and trends in executive compensation and their implications for CVS Health;
●	Provided guidance, including relevant competitive market data, in support of discussions related to the design of the Company’s long-term incentive program; and
●	Analyzed market data and provided recommendations for non-employee director compensation to the MP&D Committee for approval by the Board.

The MP&D Committee believes that the advice it receives from Exequity is objective and not influenced by any other business relationship. The MP&D Committee and Exequity have policies and procedures in place to preserve the objectivity and integrity of the compensation consulting advice, including:

●	The MP&D Committee has the sole authority to retain and terminate the compensation consultant;
●	The compensation consultant reports to the MP&D Committee Chair and has direct access to the MP&D Committee without management involvement;
●	While it is necessary for the compensation consultant to interact with management to gather information, the MP&D Committee determines if and how the compensation consultant’s advice can be shared with management; and
●	The MP&D Committee regularly meets with the compensation consultant in executive session, without management present, to discuss recommendations.

The MP&D Committee conducts an annual review of the independence of its compensation consultant, taking into account the standards above, the items required to be considered under the NYSE Corporate Governance Standards and applicable rules and regulations. The MP&D Committee determined that its compensation consultant is independent and that its consultant’s work does not raise any conflicts.

28	2020 Proxy Statement

Corporate Governance and Related Matters  Committees of the Board

Medical Affairs Committee

Each member of the Medical Affairs Committee is independent of the Company and management under the standards set forth in applicable SEC rules and the Corporate Governance Rules of the NYSE. The Board has approved a charter for the Medical Affairs Committee, which can be viewed on our website at https://investors.cvshealth.com/investors/corporate-governance/documents/default.aspx and also is available to stockholders without charge upon request to our Corporate Secretary.

In light of the Company’s expanded offerings throughout the spectrum of health care, the Medical Affairs Committee was formed in March 2016 and renamed in November 2018. The Medical Affairs Committee focuses on oversight of the Company’s medical- and pharmacy-related strategies and initiatives, matters relating to the advancement of quality of pharmacy and medical care, patient safety and patient experience, the enhancement of access to cost-effective quality health care, and the promotion of member health.

2020 Committee Members		2019 Committee Members
(independent)		(independent)
1	Roger Farah	Richard Bracken (Chair)
2	Nancy-Ann DeParle	Alecia DeCoudreaux
3	Tony White (Chair)	Nancy-Ann DeParle
4	Alecia DeCoudreaux	Roger Farah
5	Jean-Pierre Millon	Jean-Pierre Millon
Tony White

Joining None	Retiring Richard Bracken (Chair) (May 2020)

Meetings in 2019: 5

Primary Responsibilities
Pursuant to its charter, the Medical Affairs Committee:

●	reviews significant medical, pharmacy and other health-related strategies and initiatives of the Company, and matters concerning efforts to (1) advance the quality of pharmacy and medical care, patient safety and experience, (2) enhance access to cost-effective quality health care, and (3) promote member health;
●	reviews the Company’s medical, pharmacy, and other strategies and initiatives designed to foster health care innovation, lower patient costs and improve the delivery of clinic, in-home, and other health care solutions;
●	reviews matters and receives reports concerning the quality performance of the Company’s (1) pharmacy and medical care activity, such as (a) dispensing, compounding, and infusion services and (b) nursing and medical clinic operations; (2) patient safety and experience; (3) management of claims against the Company related to pharmacy services and health care provided by the Company; and (4) management of regulatory activity related to pharmacy and health care; and
●	takes such other actions and performs such services as may be referred to it from time to time by the Board, including the conduct of special reviews as it may deem necessary or appropriate to fulfill its responsibilities.

Medical Affairs Committee Activities in 2019

The Medical Affairs Committee met five times in 2019. Except for one absence for one Committee member due to an unavoidable conflict, each member of the Medical Affairs Committee attended all of its meetings while he or she was a member. The Medical Affairs Committee’s meetings focused on a wide variety of matters related to the Company’s provision of health care services across the Enterprise, including retail, mail, specialty and long-term care pharmacy, retail clinic services provided by MinuteClinic®, and complex medical claims issues concerning Aetna. The Medical Affairs Committee reviewed various issues related to patient safety, including matters related to the Company’s efforts to address prescription opioid misuse and abuse. The Medical Affairs Committee also received updates on claims against the Company related to pharmacy services and health care provided by the Company, as well as the steps being taken to minimize and mitigate those claims. The Medical Affairs Committee was updated on the Company’s health care complaint, grievance and appeals process and its Medicare star ratings. The Medical Affairs Committee also was briefed on quality and safety issues in the pharmaceutical supply chain. The Medical Affairs Committee received reports regarding various lines of business across the Enterprise, and other efforts to measure and improve patient safety and clinical effectiveness.

cvshealthannualmeeting.com	29

Corporate Governance and Related Matters     Committees of the Board

Executive Committee

At all times when the Board is not in session, the Executive Committee may exercise many of the powers of the Board, as permitted by applicable law.

The Executive Committee met one time during 2019, to discuss urgent matters.

Nancy-Ann DeParle was added to the Executive Committee in May 2019, when she became Chair of the N&CG Committee. Each of Anne Finucane and Tony White are expected to be added to the Executive Committee in May 2020, when they become Chair of the I&FC and Medical Affairs Committee, respectively.

2020 Committee Members		2019 Committee Members
1	Ed Ludwig	Richard Bracken
2	Anne Finucane	David Brown
3	Larry Merlo	Nancy-Ann DeParle
4	David Dorman (Chair)	David Dorman (Chair)
5	Nancy-Ann DeParle	Ed Ludwig
6	Tony White	Larry Merlo
7	David Brown	Dick Swift

Joining Anne Finucane Tony White	Retiring Richard Bracken (May 2020) Dick Swift (May 2020)

Meetings in 2019: 1

Board Meetings and Attendance

During 2019, there were seven meetings of the Board. Directors are expected to make every effort to attend the Annual Meeting, all Board meetings and the meetings of the Committees on which they serve. All of our directors at the time of our 2019 Annual Meeting of Stockholders attended that Annual Meeting. In 2019, all directors attended more than 75% of the meetings of the Board and the committees of which he or she was a member, with attendance averaging over 96%.

One Board meeting was our annual meeting of independent directors. The independent directors also regularly hold executive sessions during regularly scheduled Board meetings in which our management does not participate.

Non-Employee Director Compensation

CVS Health’s approach to compensating non-employee directors for Board service is to provide directors with an annual retainer comprised of a mandatory 75% paid in shares of our common stock and 25% paid in cash (or up to 100% stock at the director’s election). The payment of a significant portion of the annual retainer, and additional retainers as outlined below, in our common stock is consistent with our policy of using equity compensation to better align directors’ interests with stockholders. This also enhances the directors’ ability to meet and continue to comply with our stock ownership guidelines, which are described below.

For the 2019-2020 Board year, the total annual retainer for non-employee directors was $310,000, consisting of shares of our stock valued at $232,500 (the mandatory annual stock retainer) and a cash payment of $77,500 (unless the director elected to receive up to 100% of the annual retainer in shares of our common stock).

Additional retainers were paid to the Chairs of the Committees and the Board as follows: Audit, $25,000; I&FC, $15,000; MP&D, $20,000; Medical Affairs, $15,000; N&CG, $15,000; and independent Chair of the Board, $275,000.

At least 75% of each additional retainer must be paid in shares of our common stock, with the remaining 25% paid in cash, unless the director elects to be paid an additional percentage in shares. Each retainer was paid in two equal installments, in May and November of 2019. Directors may elect to defer receipt of shares, and deferred shares are credited with dividend reinvestment shares to the extent dividends are paid to stockholders. There are no meeting fees.

30	2020 Proxy Statement

Corporate Governance and Related Matters     Committees of the Board

On November 20, 2019, the MP&D Committee and Exequity LLP reviewed a director compensation study prepared by Exequity, and the Board approved the compensation package for non-employee Directors for the 2020-2021 Board year. The Board annual retainer will remain at $310,000, with at least 75% paid in stock, and all of the Chair retainers will remain the same as the current Board year.

Non-Employee Director Retainer Mix

All Other Compensation and Benefits

Directors are eligible to participate in the employee discount program in the Company’s stores and are subject to the same terms of the program as our employees. Directors are generally reimbursed for business expenses incurred directly in connection with their roles and duties on the Board, such as travel, meals, lodging and executive support. Through December 31, 2019, we allowed all directors to enroll themselves and their eligible dependents in our prescription drug benefit program, paying the same premium rates as employees. Effective January 1, 2020, that program was terminated for all directors and eligible dependents who were able to obtain commercial coverage.

The following table shows amounts paid to each of our non-employee directors in 2019.

Non-Employee Director Compensation – 2019

Name	Fees Earned and Paid in Cash[1] ($)	Cash Fees Elected to be Paid in Stock[1] ($)	Stock Awards[2] ($)	All Other Compensation[3] ($)	Total ($)
Fernando Aguirre	77,588	—	232,412	—	310,000
Mark T. Bertolini[4]	77,588	—	232,412	—	310,000
Richard M. Bracken	81,373	—	243,627	851	325,851
C. David Brown II	82,618	—	247,382	2,210	332,210
Alecia A. DeCoudreaux	77,500	—	232,500	973	310,973
Nancy-Ann M. DeParle	81,373	—	243,627	—	325,000
David W. Dorman	126	146,124	438,750	—	585,000
Roger N. Farah	0	77,500	232,500	—	310,000
Anne M. Finucane	77,588	—	243,412	—	310,000
Edward J. Ludwig	81,373	—	243,627	14,740	339,740
Jean-Pierre Millon	77,588	—	232,412	2,043	312,043
Mary L. Schapiro	82	—	309,918	—	310,000
Richard J. Swift	83,862	—	251,138	2,043	337,043
William C. Weldon	0	77,500	232,500	—	310,000
Tony L. White	77,588	—	232,412	2,043	312,043
1	The amounts shown include cash payments made in lieu of fractional shares to Mmes. DeCoudreaux, DeParle, Finucane and Schapiro and Messrs. Aguirre, Bertolini, Bracken, Brown, Dorman, Ludwig, Millon, Swift and White. The following directors elected to receive all or a portion of their cash fees to be paid in stock, or deferred stock: Messrs. Dorman, Farah and Weldon and Ms. Schapiro.
2	These awards are fully vested at grant, and the amounts shown represent both the fair market value and the full fair value on the grant date. During 2019, each director receiving an annual retainer received 3,773 shares of our common stock with a total value of approximately $232,500 (the “mandatory annual stock retainer”) on the grant date; and each director electing to receive his or her entire annual cash retainer in stock also received 1,257 shares of our common stock valued at approximately $77,500 on the grant date. As of December 31, 2019, our directors had deferred receipt of shares of our common stock as follows: Mr. Brown, 61,065 shares; Ms. DeCoudreaux, 14,832 shares; Ms. DeParle, 3,585 shares; Mr. Dorman, 17,612 shares; Mr. Farah, 5,081 shares; Ms. Finucane, 5,940 shares; Ms. Schapiro, 11,324 shares; Mr. Swift, 64,438 shares and Mr. Weldon, 27,319 shares.
3	Represents Company contributions for director health and prescription benefits.
4	Mr. Bertolini resigned from the Board on February 7, 2020.

cvshealthannualmeeting.com	31

Audit Committee Matters

Item 2
Ratification of the Appointment of Our Independent Registered Public Accounting Firm for 2020

The Audit Committee of the Company’s Board of Directors has appointed Ernst & Young LLP (“Ernst & Young”), an independent registered public accounting firm, to audit the financial statements of the Company for the fiscal year ending December 31, 2020, and recommended to our full Board that it approve that appointment. We are submitting the appointment by the Audit Committee to you for your ratification.

The Board of Directors unanimously recommends a vote FOR this proposal.

Audit Committee Report

During 2019, the Audit Committee was composed of six independent directors. Set forth below is the report of the Audit Committee on its activities with respect to CVS Health’s audited financial statements for the fiscal year ended December 31, 2019 (the audited financial statements).

●	The Audit Committee has reviewed and discussed the audited financial statements with management;
●	The Audit Committee has discussed with Ernst & Young, CVS Health’s independent registered public accounting firm, the matters required to be discussed under the applicable requirements of the Public Company Accounting Oversight Board (“PCAOB”) and the U.S. Securities and Exchange Commission;
●	The Audit Committee has received the written disclosures and the letter from Ernst & Young pursuant to applicable requirements of the PCAOB regarding Ernst & Young’s communications with the Audit Committee concerning independence, and has discussed with Ernst & Young its independence from the Company; and
●	Based on the review and discussions referred to above and relying thereon, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in CVS Health’s Annual Report on Form 10-K for the fiscal year ended December 31, 2019, for filing with the SEC.

Richard J. Swift,	Fernando	Alecia A.	Edward J.	Jean-Pierre	Mary L.
Chair	Aguirre	DeCoudreaux	Ludwig	Millon	Schapiro

Independent Registered Public Accounting Firm Independence and Fee Approval Policy

The Audit Committee is directly responsible for the appointment, compensation, retention and oversight of the independent registered public accounting firm. The Audit Committee has retained Ernst & Young as CVS Health’s external audit firm since September 2007. In order to assure continuing external auditor independence, the Audit Committee periodically considers whether there should be a rotation of the audit firm. Further, in conjunction with the mandated rotation of the external audit firm’s lead engagement partner, the Audit Committee and its Chair are directly involved in the selection of Ernst & Young’s new lead engagement partner. Based on its most recent evaluation of Ernst & Young, the members of the Audit Committee believe that the continued retention of Ernst & Young to serve as the Company’s independent registered public accounting firm is in the best interests of the Company and its stockholders. Among the factors considered by the Audit Committee in reaching this recommendation are the following: the quality of Ernst & Young’s staff, work and quality control; its capability and technical expertise, given the complexity of the Company’s business; its independence from the Company; the quality and candor of its communications with the Company and the Audit Committee; and the benefits of its tenure as auditors, including enhanced audit quality and competitive fees.

32	2020 Proxy Statement

Audit Committee Matters     Item 2

All audit services, audit-related services, tax services and other services provided to the Company by Ernst & Young were pre-approved by the Audit Committee, and the Audit Committee is ultimately responsible for audit fee negotiations associated with the retention of Ernst & Young. The Audit Committee has considered whether Ernst & Young’s provision of services is compatible with maintaining Ernst & Young’s independence. The Audit Committee’s charter requires pre-approval of the audit and non-audit services to be provided by the Company’s independent registered public accounting firm. The Audit Committee reviews and approves Ernst & Young’s services on an annual basis. During the year, Ernst & Young also may request pre-approval of additional services, and the Audit Committee considers such requests for approval and approves them as circumstances warrant. The Audit Committee charter authorizes the Audit Committee to delegate to one or more of its members authority to pre-approve permitted services, as long as such pre-approvals are reported to the full Audit Committee at its next meeting.

Representatives of Ernst & Young will be at the Annual Meeting to answer your questions and will have the opportunity to make a statement if they so desire.

If you do not ratify the appointment of Ernst & Young, the Audit Committee will reconsider the appointment of Ernst & Young, although in the event of reconsideration the Audit Committee may determine that Ernst & Young should continue in its role. Even if you ratify the appointment of Ernst & Young, the Audit Committee retains its discretion to reconsider Ernst & Young’s appointment if it believes that reconsideration is necessary in the best interest of the Company and its stockholders.

Fees of Independent Accounting Firm

The following table summarizes the fees paid to Ernst & Young for services rendered during fiscal 2019 and 2018.

	Fiscal Year Ended 12/31/19 ($)	Fiscal Year Ended 12/31/18 ($)
Audit Fees[1]	25,105,000	24,210,000
Audit-Related Fees[2]	6,167,537	2,269,395
Tax Fees[3]	2,191,851	1,642,816
All Other Fees[4]	75,000	—
1	Represents the aggregate fees and expenses billed for the audit of our consolidated financial statements and the audit of our internal control over financial reporting, the reviews of the condensed consolidated financial statements included in our Quarterly Reports on Form 10-Q, services provided in connection with statutory audits, regulatory filings and other audits for the year, and consultations on technical matters.
2	Represents the aggregate fees billed for audit and other services that are typically performed by auditors, including audits of our employee benefit plans, compliance reporting, non-financial metric reporting and certain agreed upon procedures reports. Audit-related fees increased in 2019 due to additional reports related to Aetna and various due diligence services.
3	Includes $150,000 and $152,500 for the years ended December 31, 2019 and 2018, respectively, related to tax compliance and preparation services.
4	Represents fees related to cybersecurity assessments and simulation exercises.

cvshealthannualmeeting.com	33

Executive Compensation and Related Matters

Item 3 Say on Pay, a Proposal to Approve, on An Advisory Basis, the Company’s Executive Compensation
The Board of Directors unanimously recommends a vote FOR this proposal.

Background

We are asking our stockholders to approve, on an advisory basis, the compensation paid to our Named Executive Officers, as described in the Compensation Discussion and Analysis (“CD&A”) and the Executive Compensation sections of this proxy statement. Although the advisory vote is not binding upon the Company, the MP&D Committee (referred to in this Item 3 as the “Committee”), which is responsible for designing and administering our executive compensation program, values our stockholders’ opinions and will continue to consider the outcome of the vote in its ongoing evaluation of our executive compensation program.

At CVS Health, our executive compensation philosophy and practice reflect our unwavering commitment to paying for performance – both short- and long-term. We define performance as the achievement of results measured against challenging internal financial targets that take into account our results relative to that of our peer companies, as well as industry and market conditions. We believe that our multi-faceted executive compensation plans, with their integrated focus on short- and long-term metrics, provide an effective framework by which progress against our strategic goals may be appropriately measured and rewarded.

Our 2019 Vote; Stockholder Outreach

Following our 2019 Annual Meeting of Stockholders, the Committee reviewed the results of the stockholder advisory vote on executive compensation. Approximately 91% of votes were cast in favor of the proposal, consistent with the 2018 voting results on the proposal.

In the latter part of 2019 and early 2020, management reached out to stockholders representing approximately 52% of our outstanding shares and held calls with holders of nearly 22% of our outstanding shares. The Chair of the MP&D Committee participated in certain of those calls. During our outreach, we discussed a range of compensation, governance and other relevant topics with stockholders, including those described below, and received positive feedback.

The Committee implemented several changes to our 2019 plan design aimed principally at simplifying the design of the Company’s performance-based equity awards and increasing overall transparency, including:

●	revising the Company’s compensation program to include a single PSU structure in place of the two forms of PSUs awarded in 2018. The overall long-term incentive compensation mix remains 75% PSUs and 25% stock options; and
●	transparency and alignment in PSU metric selection and target setting as described in the CD&A.

For 2020, in response to stockholder feedback, we included in this proxy statement reconciliations to the most directly comparable GAAP financial measure of non-GAAP financial measures included in the Company’s compensation program.

34	2020 Proxy Statement

Executive Compensation and Related Matters     Item 3

Our 2019 Performance and Pay Actions

In 2019, the Company delivered on our financial expectations. Revenues grew 32% and GAAP diluted earnings per share and adjusted earnings per share were $5.08 and $7.081, respectively. We returned more than $2.6 billion to stockholders through cash dividends during 2019. We have suspended both dividend increases and our stock buyback program in connection with the Aetna acquisition as we take steps to return to our target debt leverage ratio through disciplined capital allocation. To that end, through year-end 2019, we had repaid approximately $8 billion of net long-term debt since the closing of the Aetna acquisition.

The value of our Named Executive Officers’ compensation is significantly influenced by the value of our stock. Approximately 75% of target total compensation under our 2019 executive compensation program is provided through stock-based pay (PSUs and stock options). Our pay-for-performance philosophy places a majority of an executive officer’s compensation at risk and emphasizes long-term incentives tied to individual and Company performance as well as continued service. As a result of our long vesting periods and the two-year holding requirement for net shares issued under the PSUs, the members of our executive team, like our stockholders, have been affected by the fluctuations in our stock price and only ultimately achieve or exceed the target grant value of their equity compensation by creating long-term stockholder value.

1	Adjusted earnings per share is a non-GAAP financial measure. For more information, see Annex A to this proxy statement.

Conclusion; Resolution

We urge stockholders to read the letter from the Committee found on page 36 and the CD&A beginning on page 37 of this proxy statement, which describes in more detail how our executive compensation policies and procedures operate and are designed to achieve our compensation objectives, as well as the Summary Compensation Table and other related compensation tables and narratives appearing on pages 60-72, which provide detailed information on the compensation of our Named Executive Officers.

The Committee and the Board of Directors believe that the policies and procedures articulated in the CD&A are effective in achieving our goals and that the compensation of our Named Executive Officers reported in this proxy statement has contributed to CVS Health’s long-term success.

Stockholders are being asked to vote on the following resolution:

“RESOLVED, that the stockholders approve, on an advisory basis, the compensation of the CVS Health executive officers named in the Summary Compensation Table, as disclosed pursuant to the SEC’s compensation disclosure rules (which disclosure includes the Compensation Discussion and Analysis, the compensation tables and other narrative executive compensation disclosures).”

cvshealthannualmeeting.com	35

Letter from the Management Planning and Development Committee

Dear CVS Health Corporation Stockholder,

As the members of the Board’s Management Planning and Development Committee (for purposes of this letter, the “Committee”), we are responsible for and highly focused on overseeing the design and implementation of competitive compensation programs that align pay and performance, support our long-term strategic goals and drive stockholder value.

2019 was a pivotal year in which CVS Health continued to drive business performance and generate positive momentum across the Enterprise. We made significant progress on the effective implementation of our Aetna integration strategy and took further steps toward building an integrated health care model that will bring substantial value to all of our stakeholders. Throughout the year, we maintained strong financial performance and exceeded our operating expectations on several fronts as we executed against our key priorities to accelerate growth. The Committee took into account these factors, along with the direct feedback we have received from our stockholders, as we implemented the 2019 compensation program.

We remain firmly committed to incentivizing management to remain focused on drivers of sustainable performance over the long-term. The Committee made several decisions to effectively and transparently align long-term incentive compensation to the creation of stockholder value and the achievement of the Company’s strategic priorities. Specifically, the Committee simplified the structure of the PSUs and selected performance metrics that are aligned with sustained growth and that will be critical measures of success for you, our stockholders. The targets established for the financial metrics within these awards are consistent with the guidance the Company has provided to investors. In addition, the Committee made a decision to accelerate the grant of our CEO’s 2020 PSUs to August 2019 to most effectively align his long-term incentives with the creation of stockholder value, the completion of the Aetna integration and the first phase of the Company’s initiatives to transform health care. As a result of this decision, he will not receive an annual PSU award in 2020.

The above decisions were discussed with stockholders. The structure and metrics for our 2019 PSUs reflect feedback provided by stockholders. Further, during the Company’s discussions with stockholders in the latter part of 2019 and early 2020, stockholders did not raise any concerns regarding the accelerated timing of the 2020 PSU grant to our CEO. More broadly, our compensation program reflects a number of substantive enhancements made over several years that are responsive to stockholder feedback and support our core compensation principles.

We believe that our compensation program drives the right behaviors by our executives, which in turn benefit our stockholders by driving forward our business strategies and goals. Further, the Committee is evaluating the impact of the global COVID-19 pandemic on compensation program design for 2020, including the timing for granting equity awards. All decisions will be in accordance with our executive compensation core principles. We look forward to ongoing dialogue and collaboration with our stockholders as we transform the consumer health care experience.

Compensation Committee Report

We met with management to review and discuss the Compensation Discussion and Analysis (the “CD&A”). Based on that review and discussion, we recommended to the Board that the CD&A be included in this proxy statement.

Roger N. Farah	Tony L. White	C. David Brown II (Chair)	William C. Weldon	Anne M. Finucane	David W. Dorman

36	2020 Proxy Statement

Compensation Discussion and Analysis

The Compensation Discussion & Analysis (“CD&A”) explains how our executive compensation programs are designed and operate with respect to our named executive officers (“NEOs” or “Named Executive Officers”), who for 2019 are:

Larry J. Merlo	President and Chief Executive Officer (“CEO”)
Eva C. Boratto	Executive Vice President (“EVP”) and Chief Financial Officer (“CFO”)
Jonathan C. Roberts	EVP and Chief Operating Officer
Derica W. Rice	Former EVP and President – CVS Caremark – Mr. Rice left the Company on March 1, 2020
Thomas M. Moriarty	EVP, Chief Policy and External Affairs Officer and General Counsel

The CD&A is organized into the following sections:

Summary	►page 37
Business and Performance Highlights	►page 41
Detailed Program Discussion	►page 42

Summary

Our Executive Compensation Core Principles

Five core principles drive our executive compensation philosophy:

I	II	III	IV	V
Support, Communicate and Drive Achievement of our business strategies and goals	Attract and Retain the highest-caliber executive officers by providing compensation opportunities comparable to those offered by other companies with which we compete for business and talent	Motivate High Performance from executive officers in an incentive-driven culture by delivering greater rewards for superior performance and reduced awards for underperformance	Align Interests of our executive officers and our stockholders and foster an equity ownership environment	Reward Achievement of short-term results as well as long-term stockholder value creation

Management and the MP&D Committee believe these principles motivate our executive officers to take personal responsibility for the performance of the business and deliver long-term stockholder value, consistent with CVS Health’s values of Innovation, Collaboration, Caring, Integrity and Accountability.

Our compensation programs:

●	are tailored to our short- and long-term business strategies and drive performance,
●	reflect the rapidly changing health care landscape,
●	drive sustainable performance in an era where human, social, natural and intellectual capital are joining financial and
●	operating capital as performance drivers, and operate within strong governance parameters.

cvshealthannualmeeting.com	37

Compensation Discussion and Analysis     Summary

Stockholder Outreach and Consideration of 2019 “Say On Pay” Vote

Our stockholder advisory vote on executive compensation has received strong support in each of 2019 and 2018, with more than 90% of votes cast in favor of the proposals. The MP&D Committee believes this strong support, along with the direct feedback from stockholders received through the extensive outreach conducted by management and our MP&D Committee Chair, reflects our commitment to align our compensation program to our business strategies and performance outcomes. In addition, it reflects support for the enhancements the MP&D Committee has made in response to stockholder feedback to simplify and enhance the performance-based nature of the program and to increase overall transparency.

In the latter part of 2019 and early 2020, management reached out to stockholders representing approximately 52% of our outstanding shares and held calls with holders of nearly 22% of our outstanding shares. The Chair of the MP&D Committee participated in certain of those calls. During our outreach, we discussed a range of compensation, governance and other relevant topics with stockholders, including those described below, and received positive feedback.

Executive Compensation Topics Discussed with Stockholders

Timing of Mr. Merlo’s 2020 PSU award ►See page 48 for details

The MP&D Committee determined to accelerate the timing of the 2020 PSU award to our CEO. Mr. Merlo’s 2020 PSU was awarded in August 2019 (the “August 2019 PSUs”) in lieu of the annual PSU award that otherwise would have been made in 2020 to most effectively align his long-term incentives with the creation of stockholder value, the completion of the Aetna integration and the first phase of the Company’s initiatives to transform health care. As a result, Mr. Merlo will not receive an annual PSU award in 2020. Further, the target value of the August 2019 PSU grant is unchanged from the target value of Mr. Merlo’s 2018 and 2019 PSU grants.

Investors did not raise any concerns with the MP&D Committee’s decision to accelerate the grant of 2020 annual PSUs to our CEO to most effectively align his long-term incentives to our integration and other stated initiatives and were supportive provided that the award would be in lieu of and not in addition to an annual PSU award in 2020.

Simplification of long-term equity (PSUs) ►See pages 46-48 for details

Starting in 2019, the Company’s compensation program includes a single PSU structure in place of the two forms of PSUs awarded in 2018. The overall long-term incentive compensation mix remains 75% PSUs and 25% stock options.

The MP&D Committee determined to simplify our long-term equity compensation program structure in response to investor feedback and to most effectively align our PSUs to the shift in our business strategy. Investors told us the multiple forms of PSUs granted in 2018 were confusing.

Transparency and alignment in PSU metric selection and target setting ►See page 44 for details

The metrics selected by the MP&D Committee for the 2019 PSUs align with our shift in business strategy and commitment to reduce debt and are key to driving long-term sustained growth. The performance metric for the 2019 PSUs is 2021 Adjusted Earnings Per Share (“Adjusted EPS”), subject to two modifiers: 1) leverage ratio (adjusted debt to adjusted EBITDA), and 2) a relative total stockholder return (“rTSR”) versus a selected peer group of S&P 500 health care and S&P 500 consumer staples companies (the “Relative TSR Peer Group”). The targets established for the Adjusted EPS and leverage ratio metrics for the 2019 PSUs are consistent with the guidance the Company has provided to investors and are clearly disclosed in this CD&A.

While investors provided various views on metrics, feedback was consistent that we explain our rationale for the metrics selected and provide disclosure on targets. In addition, as a result of stockholder feedback, the maximum payout under the PSUs that will be granted in 2020 was reduced from 250% to 200% of the number of PSUs granted.

Transparency in calculation methodology for performance measures ►See page 58 and Annex A for details

To the extent non-GAAP performance metrics are included in our compensation program, we will include a reconciliation in the proxy statement to the most directly comparable GAAP financial measure in tabular form. See Annex A to this proxy statement.

This commitment was made following feedback from investors that they would like us to include the methodology used for the calculation of any non-GAAP financial measures in the compensation program.

38	2020 Proxy Statement

Compensation Discussion and Analysis     Summary

Recoupment/ Clawback policy ►See page 56 for details

In 2019, the Board amended our recoupment policy to include a commitment to transparency. Under our amended policy, which covers both fraud and material financial misconduct, we will publicly disclose the circumstances of any recoupment from any executive officer (to the extent doing so would not violate any law or contractual obligations).

This change was put in place after discussions with a group of stockholders. Stockholders also requested additional disclosure regarding events that result in cancellation/forfeiture of equity awards.

Compensation peer groups ►See pages 53-54 for details	For 2019, the MP&D Committee used two peer groups as reference points for executive compensation, a Health Care and Retail Group and a General Industry Group (collectively, the “2019 Compensation Peer Groups”). This approach better reflects our evolving business following the Aetna acquisition, including our size, our diverse business segments and our international presence, which results in our NEOs’ jobs having a greater level of complexity than similar roles at certain of our health care and retail comparator companies.

No changes were made to the 2019 Compensation Peer Groups for 2020 other than to reflect applicable acquisition activity and changes in the membership of the 30 largest U.S. companies, irrespective of industry, but excluding banks.

Stockholders requested enhanced disclosure of the MP&D Committee’s selection of comparator companies in our compensation peer groups.

The above matters are in addition to enhancements made to our compensation program in prior years as a result of stockholder input that remain in effect, including (among others):

●	Replacing time-vested restricted stock units (“RSUs”) with PSUs for our executives, which had the effect of increasing the portion of long-term incentive awards fully at risk and subject to an additional two-year holding period after vesting from 50% to 75%.
●	Long-term performance-based grants denominated as PSUs and as a result reported in the Summary Compensation Table (“SCT”) and Grants of Plan-Based Awards table in the year of grant to eliminate confusion and allow for a more complete analysis of our compensation program. See “Impact of Long-Term Incentive Plan Design Changes and Decisions” on page 40 for additional information.
●	Modifying the annual cash incentive program to simplify the design, eliminate the bonus pool, add transparency to the individual component and reduce the maximum awards that may be earned.
●	Changing the comparator group for measuring rTSR under our PSUs from the S&P 500 to an index of companies that more closely reflects our business, including over 55 health care and over 30 consumer staples companies.

Compensation Program Design

Our pay-for-performance philosophy places a majority of an executive officer’s compensation at risk and emphasizes long-term incentives tied to individual and Company performance as well as continued service. As a result, the only fixed compensation is base salary, which represents 9% of the CEO’s total target compensation and no more than 15% of the other NEOs’ total target compensation. In 2019, the MP&D Committee accelerated awards to Messrs. Merlo and Moriarty in lieu of future awards. No other awards were made outside of our compensation program in 2019. For additional information see “August 2019 PSU Awards for Messrs. Merlo and Moriarty” beginning on page 48 and “2019 Annual Cash Incentive Award” on page 46 for a description of Mr. Moriarty’s one-time cash bonus.

2019 CEO Target Pay Mix

cvshealthannualmeeting.com	39

Compensation Discussion and Analysis     Summary

Impact Of Long-Term Incentive Plan Design Changes and Decisions

In 2016, in response to stockholder feedback, the Company moved from a Long-Term Incentive Plan (“LTIP”) award that was partially settled in cash to awards denominated in cash and settled 100% in stock. This resulted in a change in our reporting, as previously awards were reported half in the year of grant and half in the year of vesting. In accordance with SEC guidance, the LTIP payouts for the 2016 and 2017 grants were reported at the end of the three-year performance period as cash even though they were settled and were paid fully in stock. Although our stockholders generally approved of the design (payment in stock that is subject to a two-year post-vesting holding period), they found the multi-year reporting confusing and that it resulted in an incomplete analysis of our compensation program. To address these concerns, commencing with the 2018 grants, LTIP awards were made in PSUs (“LTIP PSUs”) that were reported in the year of the grant as stock awards in the SCT and Grants of Plan-Based Awards table. To further simplify our compensation program, commencing with the 2019 grants, LTIP PSUs and PSUs were combined into one PSU grant.

During the transition period, which included the payout of the 2016-2018 and 2017-2019 performance cycles, there will be timing issues that occur as awards for multiple years will appear in the SCT as follows:

●	The 2018 SCT in last year’s proxy statement included 100% of the value earned for the 2016-2018 LTIP performance cycle (reported in the “Non-Equity Incentive Plan Compensation” column) and 100% of the grant date fair value at target performance for the awards granted in 2018 for the 2018-2020 LTIP performance cycle (reported in the “Stock Awards” column).
●	The 2019 SCT in this proxy statement includes 100% of the value earned for the 2017-2019 LTIP performance cycle (reported in the “Non-Equity Incentive Plan Compensation” column) and 100% of the grant date fair value at target performance for the awards granted in 2019 for the 2019-2021 PSU performance cycle (reported in the “Stock Awards” column).

We will return to normal, single cycle reporting in the 2020 SCT in next year’s proxy statement. The 2020 SCT will include 100% of the grant date fair value at target performance for the PSU awards granted in 2020.

The SCT reporting is further complicated by the accelerated granting of PSUs to our CEO in August 2019 in lieu of his 2020 annual PSU grant.

The table below shows the MP&D Committee’s compensation determinations for our CEO and, as such, is a more comparable representation of the CEO’s annual compensation than the disclosure provided in the SCT. The value at target of the compensation to Mr. Merlo in 2019 remained relatively consistent with the prior years. In addition, Mr. Merlo’s August 2019 PSUs were granted in lieu of his 2020 annual PSU award. The table below shows the MP&D Committee’s compensation determinations for our CEO with the grant of Mr. Merlo’s August 2019 PSUs and the LTIP-related double reporting removed.

CEO Compensation Determinations

	Salary ($)	Annual Cash Incentive Award[1] ($)	RSU ($)	PSU Grant Value[2] ($)	Stock Option Grant Value ($)	LTIP Grant Value[3] ($)	All Other Compensation ($)	Total Compensation ($)
2019	1,630,000	3,875,000	0	10,124,983	3,374,998	0	571,783	19,576,764
2018	1,630,000	2,605,000	0	3,374,955	3,374,995	6,749,992	667,156	18,402,098
2017	1,630,000	2,128,800	3,374,960	0	3,374,998	6,750,000	754,106	18,012,864
1	Excludes payout of LTIP awards granted for the following three-year performance periods: 2015-2017, 2016-2018 and 2017-2019. Such payouts were reported in the “Non-Equity Incentive Plan Compensation” column of the SCT for each of the respective years.
2	2019 represents PSU awards granted on June 5, 2019 (“Annual PSUs”). 2018 represents PSUs with a three-year performance period based on adjusted earnings before interest, taxes, depreciation and amortization targets (“EBITDA PSUs”) granted in 2018.
3	For 2019, only PSUs were granted. For 2018, the LTIP award was granted as LTIP PSUs. For 2017, the LTIP award was cash denominated with settlement in shares following the three-year performance period.

40	2020 Proxy Statement

Compensation Discussion and Analysis     Business and Performance Highlights

Leading Practices In Compensation Programs

Our pay practices align with our core compensation principles and facilitate our implementation of those principles. They also demonstrate our commitment to sound compensation and governance practices.

We apply leading executive compensation practices
✓	Core Executive Compensation Principles Designed to Promote Company Growth
✓	Performance Measures Aligned with Stockholder Interests
✓	Majority of the Total Compensation Opportunity is Performance-Based
✓	No Excise Tax Gross-Ups
✓	No Option Repricing
✓	No Recycling of Shares
✓	Recoupment Policy and Commitment to Disclose any Recoupment
✓	Broad Anti-Pledging and Anti-Hedging Policy
✓	Executive Severance Policy
✓	Limited Perquisites and Personal Benefits
✓	SERP Closed to New Participants
✓	Double Trigger Vesting of Equity Awards
✓	Robust Stock Ownership Guidelines
✓	Two-year post-vesting holding period on net shares of resulting from PSUs for NEOs
✓	Dividend Equivalents on RSUs Paid Only When Awards Vest
✓	Board Committee Oversight of Comprehensive Annual Compensation Program Risk Assessment
✓	Cap on Annual Cash Incentive Awards for NEOs
✓	Simplified and Improved Disclosure for Annual Cash Incentive Program
✓	Ten-year term for stock options
✓	rTSR modifier

Business and Performance Highlights

We are the nation’s premier health innovation company helping people on their path to better health. Whether in one of our pharmacies or through our health services and plans, CVS Health is pioneering a bold new approach to total health by making quality care more affordable, accessible, simple and seamless. CVS Health is community-based and locally focused, engaging consumers with the care they need when and where they need it. The Company has approximately 9,900 retail locations, approximately 1,100 walk-in medical clinics, a leading pharmacy benefits manager with approximately 105 million plan members, a dedicated senior pharmacy care business serving more than one million patients per year and expanding specialty pharmacy services. CVS Health also serves an estimated 37 million people through traditional, voluntary and consumer-directed health insurance products and related services, including expanding Medicare Advantage offerings and a leading standalone Medicare Part D prescription drug plan. The Company believes its innovative health care model increases access to quality care, delivers better health outcomes and lowers overall health care costs.

32.0% revenue growth
$7.08* Adjusted EPS
Maintained dividend of $2.00 per share
*	Adjusted EPS is a non-GAAP measure. See Annex A to this proxy statement for a reconciliation of this and other non-GAAP financial measures to the most directly comparable GAAP measures.

Our full-year financial results reflect strong financial and operational execution in our first full year as a combined company since the close of the Aetna acquisition. We experienced positive business momentum across the Enterprise with results meeting or exceeding our expectations as we seek to transform the way health care is delivered to millions of Americans across the United States. We delivered strong revenue growth in 2019 of 32.0%, driven

cvshealthannualmeeting.com	41

Compensation Discussion and Analysis     Detailed Program Discussion

by the addition of Aetna and continued strong growth in Enterprise prescriptions filled, which was 3.8% for the year. We delivered GAAP diluted earnings per share of $5.08, with Adjusted EPS of $7.08,* above the high end of our guidance range. We are pleased with the progress we made in 2019 in laying the foundation to accelerate future growth. In addition, our significant cash flow generation has enabled us to maintain our dividend of $2.00 per share and deleverage in accordance with our plan. We paid down approximately $4.7 billion of net long-term debt in 2019 and approximately $8 billion from the close of the Aetna acquisition through year-end 2019.

Our unmatched combination of assets positions us to deliver integrated health and wellness offerings that are unparalleled in the marketplace. We have a clear set of near-term and long-term performance goals which are spelled out in the scorecard we use to measure our progress and provide to investors each quarter. Client, member and consumer reception to our innovative product and service offerings, including our HealthHUB locations, has been positive. We remain confident that we are on the right path to delivering significant value to all of our stakeholders over the long term as we increase access, drive costs lower and improve health outcomes.

For more information on our financial performance and strategy, please refer to our 2019 Annual Report on Form 10-K mailed with this proxy statement and available at www.cvshealthannualmeeting.com. Please also refer to page 58 of and Annex A to this proxy statement for additional information about how we calculate: (i) Management Incentive Plan (“MIP”) Adjusted Operating Income, a metric used to determine annual cash awards; (ii) Return on Net Assets, a metric used in connection with our long-term incentive awards; (iii) Adjusted EBITDA, a metric used in connection with our long-term equity awards; (iv) Adjusted EPS, a metric used in connection with our long-term equity awards; and (v) Adjusted Debt, a measure used in connection with our long-term equity awards.

We are committed to helping people on their path to better health. Our values of innovation, collaboration, caring, integrity and accountability affect how we drive performance. We remain firmly committed to evaluating and incenting management to remain focused on drivers of sustainable performance over the long-term, even though we recognize that this focus is not always reflected in our stock price. We invest in our employees at all levels of the Company by rewarding performance that balances risk and reward, which is consistent with our values and supports short- and long-term goals and, ultimately, value creation for our stockholders. We provide opportunities for professional growth and development and aim to offer affordable benefits and programs that meet the diverse needs of our employees and their families. Feedback from stockholders during our annual outreach confirms strong support for this commitment and for the value we place on other forms of capital—including human, natural, social and intellectual. Please see the back pages of this proxy statement for information on our Corporate Social Responsibility (“CSR”) strategy and our 2019 CSR achievements.

*	Adjusted EPS is a non-GAAP measure. See Annex A to this proxy statement.

Detailed Program Discussion

CVS Health Values

When determining compensation awards and incentive payments, the MP&D Committee validates that our results were achieved in line with the Company’s five core values:

Innovation	Collaboration	Caring
Demonstrating openness, curiosity and creativity in the relentless pursuit of delivering excellence.	Sharing and partnering with people to explore and create things that we could not do on our own.	Treating people with respect and compassion so they feel valued and appreciated.

Integrity	Accountability
Delivering on our promises; doing what we say and what is right.	Taking personal ownership for our actions and their results.

42	2020 Proxy Statement

Compensation Discussion and Analysis     Detailed Program Discussion

Elements of Our Compensation Program

The vast majority of our NEOs’ pay is tied to challenging performance measures. We saw strong operational and financial performance in 2019, our first full year as a combined company since the close of the Aetna acquisition. As a result, our performance exceeded our short-term incentive targets, and our long-term incentive awards paid out at target. Consequently, our NEOs’ actual realized pay with respect to 2019 is just above the target grant value but below maximum, demonstrating the strong performance-based and at-risk nature of our pay programs.

●	The 2019 corporate performance result for our annual cash incentive award was 113.2% of target.
●	In addition, based on 2019 Return on Net Assets (“RoNA”) results and the MP&D Committee reducing the calculated result, the 2017-2019 LTIP award paid out at 100% of target.

The table below outlines each element of our executive compensation program for 2019, its connection to our five core compensation principles and how it supports our long-term strategy and growth. Information about our voluntary deferral program and other benefits can be found beginning on page 54.

2019 Compensation Program

	Target Basis	Link to Strategy/Growth	Additional Information
Base Salary	●Set based on experience, comparative market data and level of responsibility		●Reviewed annually ●Adjusted periodically based on market positioning and individual qualifications
Annual Cash Incentive	●Financial and nonfinancial targets approved by the MP&D Committee at the beginning of the fiscal year ●Individual performance goals set by the MP&D Committee at the beginning of the year
●Payout based on key measures of profitability that are followed closely by investors and on client satisfaction
●Important drivers of recurring revenue and the achievement of long-term strategic and operational goals

●Maximum award capped at 200% of target
●Payments reflect performance against MIP Adjusted Operating Income target and customer, client and member service/ satisfaction metrics
●Payout, if any, determined by MP&D Committee. MP&D Committee determines the final payout based on individual performance, which may result in no payout or a payout up to 20% higher than Company performance

PSUs	●Established at start of a three-year performance cycle ●Target grant value based on market data, level of responsibility and desired pay mix
●Payout based on profitability and performance measure, subject to adjustment by modifiers relating to longterm strategic debt reduction (leverage ratio modifier) and market-based outcomes (rTSR modifier)
●Minimum performance threshold required for any payout ●Maximum payouts capped ●Denominated and settled in stock ●Two-year holding period post-vesting
Stock Options	●Grant value based on market data, level of responsibility and desired pay mix	●Stock price appreciation aligned to stockholder interests	●Ten-year term ●Vest 25% per year over 4 years

cvshealthannualmeeting.com	43

Compensation Discussion and Analysis     Detailed Program Discussion

Performance Metrics Support Corporate Strategy and Long-Term Growth

The MP&D Committee believes that performance indicators, including profitability and cash flow, debt reduction and market comparability, as well as stock price, also should be factored into our executive compensation program. By using a variety of pay vehicles and balancing short- and long-term awards, the MP&D Committee believes our program supports retention and long-term growth creation because the metrics are measured independently, and no single factor impacts all elements of performance.

The table below describes the performance metrics the MP&D Committee set for 2019.

Pay Element	2019 Performance Metric (weightings)	Rationale
Annual Cash Incentive	MIP Adjusted Operating Income (80%)	●Key measure of profitability followed closely by investors
Financial/ Operational Goal	Retail Customer Service, PBM Client Satisfaction and Health Care Benefits Member Satisfaction Result (20%)	●Important drivers of recurring revenue and the achievement of long-term strategic and operational goals ●Emphasize and reinforce the business objectives of the Enterprise
Individual Goal	Individual Performance Goals (modifier 0-120%)
●Established early in the fiscal year and drives specific, job-related performance that is linked to overall Company performance
●The MP&D Committee has sole authority to determine the amount, if any, of each annual cash incentive award

PSUs	2021 Adjusted EPS (100%)	●Measures profitability and performance during the final year of the 3-year performance period
Leverage Ratio (modifier to Adjusted EPS +/- 25%)
●Measures achievement of our goal of debt reduction over the 3-year performance period. Also measures ability to maintain a strong capital structure which enables the resumption of normal capital deployment. Leverage ratio modifier adjusts any PSU payout resulting from achievement of the 2021 Adjusted EPS metric by +/- 25%

rTSR (modifier to Adjusted EPS +/-25%)
●TSR modifier adjusts any PSU payout resulting from achievement of the 2021 Adjusted EPS metric by +/- 25% based on our Company’s TSR performance relative to the broad market of companies with which we compete for talent and capital over the 3-year performance period

Base Salary

The MP&D Committee annually reviews the base salaries of all senior officers, including the NEOs, and adjusts them periodically as needed by evaluating the evolving responsibilities of the position, the experience of the individual, and the marketplace in which we compete for executive talent as defined by our compensation peer groups. Upon consideration of the latest competitive market analysis of our compensation peer groups and input from its independent compensation consultant, the MP&D Committee increased salaries for Messrs. Moriarty and Rice in 2019. In approving the increases for Mr. Moriarty, the MP&D Committee considered that his responsibilities include Government Affairs, External Affairs and Corporate Communications, which are greater than those of a typical general counsel. Given Mr. Moriarty’s impact, influence and criticality over the next few years, the MP&D Committee believes the increase was warranted for the scope of his continued efforts and contributions.

	2018 Salary ($)	2019 Salary ($)	Percentage Increase
Larry J. Merlo	1,630,000	1,630,000	0%
Eva C. Boratto	850,000	850,000	0%
Jonathan C. Roberts	1,200,000	1,200,000	0%
Derica W. Rice	1,050,000	1,100,000	5%
Thomas M. Moriarty	850,000	1,000,000	18%

44	2020 Proxy Statement

Compensation Discussion and Analysis     Detailed Program Discussion

2019 Annual Cash Incentive

Our NEOs participate in our annual cash incentive program, the MIP, under which they are eligible for a cash award based on the achievement of pre-established financial, operating and individual performance objectives. Awards are paid out, if earned, in the first quarter of the following year based on the following formula:

NEO Base Salary Paid in 2019	X	NEO Target Annual Incentive %	X	Corporate Performance %	X	Individual Performance Modifier %	=	Final Award

NEO Target Annual Incentive

In the first quarter of each year, the MP&D Committee approves for each NEO an annual target bonus amount expressed as a percentage of the executive’s base salary. For 2019 these percentages were: 200% for Mr. Merlo, 175% for Mr. Roberts, and 150% for each of Ms. Boratto and Messrs. Rice and Moriarty.

Corporate Performance

For 2019, the MP&D Committee measured Company performance using MIP Adjusted Operating Income (80% weighting) and retail customer service, PBM client satisfaction and health care benefits member satisfaction results (20% weighting). Corporate performance can range from 50% at threshold performance to 200% at maximum performance. The MP&D Committee established a challenging MIP Adjusted Operating Income target that is consistent with the earnings guidance we provided to investors and which requires year-over-year growth. Our customer service and client/member satisfaction metrics ensure that we are providing excellent service and position us to retain and win new business.

Individual Performance

The MP&D Committee also approved individual goals and objectives for business operations, Aetna integration, and talent and organizational development. Each NEO’s individual performance was evaluated against his or her goals and assigned a value between 0% and 120%. The MP&D Committee did not assign specific weightings to any NEO’s goals. The individual performance modifier cannot exceed 120% or 20% above what would have been earned based solely on corporate performance. An individual performance modifier of less than 100% will reduce payouts below what would have been earned based solely on Company performance. In all cases, total payouts cannot exceed 200% of target when including both Company and individual performance.

Actual Performance

The Company performance result was 113.2% for 2019 — based on 2019 MIP Adjusted Operating Income (performance of 100.9% of target, resulting in funding of 114.7%, weighted at 80%) and customer service and client/member satisfaction aggregate results (performance of 100.4% of target, resulting in funding of 106.9%, weighted at 20%).

*     Dollars in millions.

cvshealthannualmeeting.com	45

Compensation Discussion and Analysis     Detailed Program Discussion

The MP&D Committee evaluates each NEO’s performance and considers Mr. Merlo’s input on the performance of the other NEOs. In determining the annual cash incentive for Mr. Merlo, the MP&D Committee consulted with the other independent members of the Board. For 2019, the MP&D Committee assigned a numeric performance result for each NEO’s individual performance against his or her pre-established goals. The MP&D Committee used its judgment in evaluating each NEO’s performance. The individual performance assessments resulted in modifiers ranging from 0% to 20% above what was earned based on Company performance.

Executive	Fiscal 2019 Individual Performance Assessment
Larry J. Merlo
●The MP&D Committee acknowledged Mr. Merlo’s leadership in significantly advancing the progress of the critical aspects of the Company’s integration of Aetna while leading the Company to above target financial and operational results in all three of our segments.

Eva C. Boratto
●Ms. Boratto showed critical leadership impact in the strong operating execution of the Retail/ LTC, Pharmacy Services and Health Care Benefits segments in 2019 and provided highly effective oversight of our capital allocation process.

Jonathan C. Roberts
●Mr. Roberts oversaw the Retail/LTC and Pharmacy Services segments in their achievement of financial and operational goals in 2019 while also playing a critical role in the technological integration of Aetna and CVS Health.

Derica W. Rice	●Mr. Rice’s award was paid pursuant to his Separation Agreement.
Thomas M. Moriarty
●Mr. Moriarty delivered superlative results in his leadership of the Company’s public policy, external/government affairs and legal matters during 2019, including overseeing the Company’s successful completion of the complex regulatory process associated with the Aetna acquisition.

The actual payout of each NEO’s, other than Mr. Rice’s, 2019 annual cash incentive award, as approved by the MP&D Committee, is set forth in the table below:

2019 Annual Cash Incentive Award

	NEO 2019 Eligible Earnings ($)	Target Annual Incentive %	Company Performance %	Individual Performance Modifier %	Final Award ($)	Final Payout as a % of Target
Larry J. Merlo	1,630,000	200%	113.2%	105%	3,875,000	118.9%
Eva C. Boratto	850,000	150%	113.2%	110%	1,588,000	124.5%
Jonathan C. Roberts	1,200,000	175%	113.2%	100%	2,377,000	113.2%
Thomas M. Moriarty	920,833	150%	113.2%	120%	1,876,000	135.8%

The MP&D Committee also approved a one-time cash bonus of $1,000,000 paid to Mr. Moriarty in early 2019 to reward him for significant work in government affairs, corporate communications, and legal matters during a critical transition period following the closing of the Aetna acquisition, continued accomplishments in managing the legislative and regulatory challenges facing our Pharmacy Services segment, establishing CVS Health as a national thought leader, and supporting external Enterprise messaging.

Long-Term Incentive Compensation

Each year the MP&D Committee approves long-term incentive compensation awards to employees, including the NEOs. Following the MP&D Committee’s comprehensive review of our compensation program, which included input from our stockholders, the MP&D Committee approved changes to the long-term incentive compensation program to further simplify the program by combining the performance based target value (formerly LTIP PSUs and EBITDA PSUs) into one annual PSU award for 2019. For 2019, long-term incentive compensation is comprised of PSUs and stock options as set forth below. The PSUs may be earned based on a 2021 Adjusted EPS goal as adjusted by the leverage ratio and rTSR modifiers. The PSUs are subject to a three-year performance period, and the resulting net shares of our common stock are subject to a two-year post-vesting holding period.

46	2020 Proxy Statement

Compensation Discussion and Analysis    Detailed Program Discussion

2019 Long-Term Incentive Target Mix

2019 PSU and Stock Option Grant Decisions

The PSU portion of our long-term incentive program features formulaically determined payouts based on performance goals established at the beginning of the three-year performance period and adjusted by leverage ratio and rTSR modifiers as described below. The MP&D Committee approved 2021 Adjusted EPS as the core performance measure for the 2019 PSUs. The target, threshold and maximum goals are aligned with the Company’s long-term targets communicated to investors and were set at a level expected to generate strong profitability over the next three years. The leverage ratio modifier measures achievement of our goal of debt reduction, and the rTSR modifier is designed to focus on performance relative to the broad market with which we compete for talent and capital over the same time period. The $7.53 target for 2021 Adjusted EPS aligns with the guidance that was communicated during our Investor Day in June 2019.

The leverage ratio modifier is applied to Adjusted EPS results based on our Adjusted Debt to Adjusted EBITDA results at the end of the performance period. If performance is within the target range of 3.61x to 3.71x, there is no modification. The Adjusted EPS result will be adjusted up by 25% if we achieve better than our target range or adjusted down by 25% if we do not achieve our target range.

The rTSR modifier also is applied to Adjusted EPS results based on our position over the three-year performance period. The comparator group for measuring rTSR is an index of over 55 health care and over 30 consumer staples companies that closely reflect our business. The companies included in the Relative TSR Peer Group are listed on page 59. Awards are adjusted if rTSR performance is above or below the 50th percentile as shown in the chart to the right. The modifier is applied in quartiles on a pro-rata basis to provide for reduced payout for below median performance or increase payout for above-median performance.

Net shares of our common stock resulting from PSU awards earned after the three-year performance period are subject to an additional two-year holding period.

For 2019, the MP&D Committee determined to grant Annual PSUs following our Investor Day presentation on June 4. The following table sets out the MP&D Committee’s award value determinations for the stock options granted on April 1, 2019 and the Annual PSUs granted on June 5, 2019. The performance period for the Annual PSUs is 2019-2021.

Executive Name	2019 Stock Option Award Value[1] ($)	2019 Annual PSU Award Value[1,2] ($)
Larry J. Merlo	3,375,000	10,125,000
Eva C. Boratto	1,250,000	3,750,000
Jonathan C. Roberts	1,875,000	5,625,000
Derica W. Rice	1,500,000	4,500,000
Thomas M. Moriarty	1,250,000	3,750,000
1	The grant date fair value of these awards is reported in the SCT and the Grants of Plan-Based Awards table.
2	Excludes August 2019 PSUs described below.

cvshealthannualmeeting.com	47

Compensation Discussion and Analysis     Detailed Program Discussion

The following summarizes LTIP and PSU awards granted in the last three years, each of which are described in more detail below.

*	Excludes Additional LTIP PSU awards granted in 2018.
**	Excludes August 2019 PSU awards described below.

August 2019 PSU Awards for Messrs. Merlo and Moriarty

In mid-2019, the MP&D Committee had discussions over several meetings regarding the acceleration of the Company’s transformation initiatives, the increasing complexity of the Company’s business, and the importance of management continuity during a critical period of transition. The MP&D Committee reviewed alternatives to address these matters and received input from its independent compensation consultant. The MP&D Committee believed that it was imperative to consider a unique, one-time modification to planned compensation for two key executives.

Following its review and consideration, in August 2019, the MP&D Committee approved accelerating the grant date of Mr. Merlo’s 2020 annual PSU award. The value of the August 2019 award was equal to the target value of Mr. Merlo’s 2019 Annual PSU award. The August 2019 PSUs were granted to align Mr. Merlo’s incentives to the completion of the Aetna integration and the first phase of the Company’s initiatives to transform health care. This grant was in lieu of Mr. Merlo’s 2020 annual PSU award, and Mr. Merlo will not be granted any annual PSUs in 2020. Mr. Merlo is expected to receive a stock option grant in 2020 as part of our normal course equity grant practices. The performance period for the August 2019 PSUs runs through December 2021, and the net shares earned are subject to a 2-year post-vesting holding period. Mr. Merlo’s award provides for full vesting at actual performance if Mr. Merlo is separated without cause and pro-rated vesting at actual performance upon qualified retirement. Mr. Merlo’s award will be forfeited if he resigns or is terminated for cause and will otherwise be subject to the terms of the 2017 ICP.

48	2020 Proxy Statement

Compensation Discussion and Analysis    Detailed Program Discussion

In August 2019, the MP&D Committee also approved accelerating the grant date of Mr. Moriarty’s 2020, 2021 and 2022 annual PSU awards. Mr. Moriarty is critical to the Company’s ongoing successful navigation of the regulatory, legal and public policy landscapes as we continue our transformative journey. The value of the August 2019 award was equal to 75% of the aggregate target value of Mr. Moriarty’s expected annual long-term incentive awards for those years, as the MP&D Committee contemplates an annual grant of stock options that represent 25% of target long-term incentive compensation. The August 2019 PSUs were granted to retain Mr. Moriarty’s services through the Aetna integration and execution of our Transformation initiatives and to provide continuity of critical legal, policy and government affairs support to our Board and senior leaders through December 2022. This grant was in lieu of Mr. Moriarty’s 2020, 2021 and 2022 annual PSU awards, and Mr. Moriarty will not be granted any annual PSUs in 2020, 2021 or 2022. Mr. Moriarty is expected to receive a stock option grant in each of 2020, 2021 and 2022 as part of our normal course equity grant practices. The vesting date for Mr. Moriarty’s August 2019 PSUs is December 31, 2022, nine months later than the 2019 Annual PSUs, to account for the multi-year nature of the grant. The net shares earned under the August 2019 PSUs are subject to a 2-year post-vesting holding period. Mr. Moriarty generally must stay employed with the Company through the vesting date in order to fully vest. Mr. Moriarty’s award provides for pro-rated vesting at actual performance upon termination without cause. Mr. Moriarty’s award will be forfeited if he resigns or is terminated for cause and will otherwise be subject to the terms of the 2017 ICP.

The performance metrics for the August 2019 PSUs are identical to the metrics for the Annual PSUs described above. The August 2019 PSU awards are subject to the achievement of pre-defined performance targets based on metrics that were selected following engagement with stockholders, including Adjusted EPS, de-levering and rTSR performance. For Adjusted EPS and de-levering performance, the targets are consistent with guidance provided in June 2019 at our Investor Day. The period to measure performance is the same as the 2019 Annual PSUs and runs through December 31, 2021.

Executive Name	August 2019 PSU Award Value[1] ($)
Larry J. Merlo	10,125,000
Thomas M. Moriarty	12,375,000
1	The grant date fair value of these awards is reported in the SCT and the Grants of Plan-Based Awards table.

2017-2019 LTIP Performance Period Results

The performance goal for the 2017-2019 LTIP award was based on 2019 RoNA and was subject to a modifier based on our rTSR performance relative to the S&P 500 over the same three-year period (+/- 25% for above or below median performance). The MP&D Committee set the RoNA goal in early 2017 at 43.76%, a challenging level designed to drive performance. The goal aligned with the Company’s long-term targets communicated to investors in 2017 and anticipated bolt-on M&A activity but did not anticipate an acquisition transaction the size of Aetna. The Aetna acquisition helped drive the RoNA result for the 2017-2019 LTIP performance cycle to the level necessary to achieve a 200% payout level prior to the application of the rTSR modifier.

Our rTSR performance over this same period reduced the payout level by 25% resulting in a calculated payment level of 150%.

During the three-year 2017-2019 LTIP performance period, the Company executed on our long-term growth strategy: to identify a health plan target and announce and consummate a deal. The Aetna acquisition was initiated, approved and closed within the three-year performance cycle, fulfilling the objectives of our stated long-term growth strategy. Considering that the RoNA results were not fully reflective of actual CVS business performance and recognizing the impact of the Aetna acquisition, the MP&D Committee reduced the calculated result of the 2017-2019 LTIP performance cycle, resulting in a final payout of 100%.

cvshealthannualmeeting.com	49

Compensation Discussion and Analysis     Detailed Program Discussion

The following tables set forth the target goal, the range of potential payouts as a percent of target, our actual performance and the final payout for the 2017-2019 LTIP award.

	% of RoNA Target	Payout Level as a % of Target
Threshold (minimum level of performance) (41.23%)	94.2%	40%
Target (43.76%)	100.0%	100%
Maximum (47.97%)	109.6%	200%
Actual (52.3%)	119.5%	200%
Calculated payout after application of rTSR modifier of 25% (reflecting 20th percentile)		150%
Final payout after MP&D Committee reduction		100%

2017– 2019 LTIP Grant Opportunities and Actual Award Payments

Executive Name	Minimum Award (% of Target)	Threshold Award (% of Target)[1]	Target Award (% of Target)[1]	Maximum Award (% of Target)[1]	Target Grant Value of Award ($)	Actual Value of Total Award At 100% ($)	Actual # of Shares Delivered in Settlement of Award Net of Tax Withholding[2]
Larry J. Merlo	0%	40%	100%	200%	6,750,000	6,749,952	114,058
Eva C. Boratto	0%	40%	100%	200%	2,000,000	1,999,988	33,795
Jonathan C. Roberts	0%	40%	100%	200%	3,750,000	3,750,000	63,366
Derica W. Rice	0%	40%	100%	200%	1,298,611	1,298,587	21,943
Thomas M. Moriarty	0%	40%	100%	200%	1,875,000	1,875,000	31,683
1	Assumes 0% rTSR modifier, which can range from -25% to +25%.
2	Shares delivered on February 28, 2020, based on the $59.18 closing price of our common stock on that date, in accordance with the terms of the applicable award agreement.

Linking Pay to Performance

The MP&D Committee annually examines the relationship between CVS Health’s NEOs’ pay and Company performance. For 2019, the MP&D Committee assessed CVS Health’s NEO pay-for-performance relationship using a subset of our 2019 Compensation Peer Groups (the “2019 Pay-for-Performance Group”). The 2019 Pay-for-Performance Group consists of 22 Health Care and Retail Comparator Companies and General Industry Comparator Companies, each with annual revenues greater than $100 billion. The subset of companies included were identified by the MP&D Committee’s independent compensation consultant as fitting the stipulated parameters. The subset best reflects CVS Health’s size and performance expectations. CVS Health’s full-year 2018 revenues of $195 billion rank at the 77th percentile relative to the 2019 Pay-for-Performance Group. The following graphs illustrate the results of the MP&D Committee’s assessment and illustrate the relationship between:

●	our CEO’s realized compensation (base salary earned, incentives earned, value of RSUs that vested during the period, the value of stock options exercised during the period, and changes in the value of unvested RSUs and unexercised options held during the period); and
●	CVS Health’s performance as measured by TSR – over one-year (2018) and three-year (2016 – 2018) periods (the most recent periods for which financial and compensation data were available at the time).

50	2020 Proxy Statement

Compensation Discussion and Analysis     Detailed Program Discussion

●	In the following graphs, data points that are within the shaded area designate ideal pay-performance relationships. Data points below the shaded area identify peer companies where pay was lower than expected given the organization’s performance, and those data points above the shaded area identify companies where pay was higher than anticipated.

1-Year CEO Compensation Realized Percentile vs. Total Shareholder Return Percentile (2018)

The graph above illustrates the relationship between the CEO pay rank and the relative return to stockholders for CVS Health and the 2019 Pay-for-Performance Group during 2018. Our CEO’s realized compensation during 2018 was within the range that characterizes an ideal pay-performance alignment.

3-Year CEO Compensation Realized Percentile vs. Total Shareholder Return Percentile (2016-2018)

The graph above illustrates the relationship between the CEO pay rank and the relative return to stockholders for CVS Health and the 2019 Pay-for-Performance Group over the 3-year period 2016 to 2018. Our CEO’s realized compensation during this period was well within the range that characterizes ideal pay-for-performance alignment.

The MP&D Committee believes this historical view validates that our executive compensation programs work as intended and link pay and performance, while demonstrating the MP&D Committee’s commitment to maintaining design and administration practices that ensure alignment with stockholder interests.

cvshealthannualmeeting.com	51

Compensation Discussion and Analysis     Detailed Program Discussion

Executive Compensation Planning and Review Process

The MP&D Committee follows the framework below to review, discuss and approve all aspects of our executive compensation program.

52	2020 Proxy Statement

Compensation Discussion and Analysis     Detailed Program Discussion

2019 Compensation Peer Groups

The MP&D Committee uses various data sources, including peer groups, to assess financial performance and compensation competitiveness. In 2018, the MP&D Committee approved the use of two compensation peer groups to better account for our evolving business following the Aetna acquisition, including our size, our diverse business segments and our international presence, which results in our NEOs’ jobs having a greater level of complexity than similar roles at certain of our health care and retail comparator companies. As a result, the MP&D Committee reviewed pay data from two compensation peer groups (the “2019 Compensation Peer Groups”) when reviewing and setting 2019 compensation levels:

●	Health Care and Retail Group—20 companies with operations comparable to CVS Health’s, 13 of which are health care organizations and 7 of which are retailers. Full-year 2018 median revenues for the Health Care and Retail Group were $100 billion, with the independent compensation consultant’s estimate of CVS Health’s pro forma consolidated full-year 2018 total revenues ranking at the 95th percentile. CVS Health’s full-year 2019 total revenues of $257 billion continue to rank at the 95th percentile relative to the Health Care and Retail Group.
●	General Industry Group—30 largest U.S. companies, irrespective of industry, but excluding banks (where compensation frameworks tend to be industry-specific). Full-year 2018 median revenues for the General Industry Group were $119 billion, with the independent compensation consultant’s estimate of CVS Health’s pro forma consolidated full-year 2018 total revenues ranking at the 92nd percentile. CVS Health’s full-year 2019 total revenues of $257 billion rank at the 97th percentile relative to the General Industry Group.

Health Care and Retail Comparator Companies
●Aflac Incorporated ●AmerisourceBergen Corporation[2] ●Anthem, Inc. ●Cardinal Health, Inc.[2] ●Centene Corporation ●Cigna Corporation[2] ●Costco Wholesale Corporation[2]	●Express Scripts Holding Company[1] ●HCA Healthcare, Inc. ●The Home Depot, Inc.[2] ●Humana Inc. ●Kaiser Permanente Inc. ●The Kroger Co.[2] ●Lowe’s Companies, Inc.	●McKesson Corporation[2] ●MetLife, Inc. ●Target Corporation ●UnitedHealth Group Incorporated[2] ●Walgreens Boots Alliance, Inc.[2] ●Walmart Inc.[2]
General Industry Comparator Companies
●AmerisourceBergen Corporation[2]
●Anthem, Inc.
●Apple Inc.[2]
●AT&T Inc.[2]
●The Boeing Company[2]
●Cardinal Health, Inc.[2]
●Chevron Corporation[2]
●Comcast Corporation
●Costco Wholesale Corporation[2]
●Express Scripts Holding Company[1]

●Exxon Mobil Corporation[2]
●Ford Motor Company[2]
●General Electric Company[2]
●General Motors Company[2]
●The Home Depot, Inc.[2]
●International Business Machines Corporation
●Johnson & Johnson
●The Kroger Co.[2]
●Lowe’s Companies, Inc.
●McKesson Corporation[2]

●Microsoft Corporation[2]
●PepsiCo, Inc.
●Phillips 66[2]
●Target Corporation
●United Parcel Service, Inc.
●UnitedHealth Group Incorporated[2]
●Valero Energy Corporation[2]
●Verizon Communications Inc.[2]
●Walgreens Boots Alliance, Inc.[2]
●Walmart Inc.[2]

1	Express Scripts Holding Company merged with Cigna Corporation on December 20, 2018.
2	Member of the 2019 Pay-for-Performance Group.

The MP&D Committee reviews the compensation and relative TSR peer groups annually, considering input from its independent compensation consultant. The MP&D Committee continues to believe that utilizing both General Industry and Health Care and Retail Groups is the most effective way to assess competitiveness given the breadth of the Company’s operations. No changes were made to the 2019 compensation or relative TSR peer groups for 2020 other than to reflect applicable acquisition activity and changes in the membership of the 30 largest U.S. companies, irrespective of industry, but excluding banks.

cvshealthannualmeeting.com	53

Compensation Discussion and Analysis     Detailed Program Discussion

Pay Positioning

The MP&D Committee does not target NEOs’ pay to a specified percentile relative to the 2019 Compensation Peer Groups, but rather reviews peer group compensation data at the 50th and 75th percentile for each element of compensation, including base salary, target total cash (base salary plus target bonus) and target total compensation (target total cash plus long-term incentive compensation). Individual compensation positioning relative to comparable positions in the 2019 Compensation Peer Groups varies by job, and the MP&D Committee considers a number of factors, including market competitiveness, specific duties and responsibilities of the NEO versus those in similar positions at the peer group companies and succession planning. In addition to this assessment, the MP&D Committee considers Company and individual performance and internal pay equity among the Company’s executive officers in evaluating and determining executive compensation. The MP&D Committee believes it is appropriate to reward the Company’s executive officers with compensation above the competitive median if the rigorous financial targets associated with the Company’s variable pay programs are exceeded in a way that is consistent with the Company’s core values.

Other Compensation Arrangements and Benefits

The Company maintains medical and dental benefits, life insurance and short- and long-term disability insurance programs for all of its employees. Executive officers are eligible to participate in these programs on the same basis and with the same level of financial subsidy as our other salaried employees.

Executive officers may participate in the CVS Future Fund, which is our qualified defined contribution, or 401(k), plan. An eligible CVS Health employee may defer up to 85% of his or her total eligible compensation, defined as salary plus annual cash incentive, to a maximum defined by the IRS. In 2019, that maximum was $19,000, plus an additional $6,000 for those age 50 and above. After the first full year of employment, CVS Health will match the employee’s deferral dollar-for-dollar up to a maximum equaling 5% of total eligible compensation. CVS Health’s matching cash contributions into the CVS Health Future Fund for the NEOs who participated are included in the “All Other Compensation” column of the SCT and described in the note 8 following the SCT on page 62.

We offer other benefits that are available to eligible employees, including executive officers, as follows.

Deferred Compensation Plan and Deferred Stock Plan

Eligible executive officers may choose to defer earned and vested compensation into the Deferred Compensation Plan (the “DCP”) and the Deferred Stock Compensation Plan (the “DSP”), which are available to any U.S. employees meeting the Plans’ eligibility criteria. The plans are intended to provide retirement savings in a tax-efficient manner and to enhance stock ownership. The DCP offers a variety of investment crediting choices, none of which represents an above-market return. The individual contributions of each of the NEOs during fiscal 2019 to the DCP and the DSP, including earnings on those contributions, any distributions during 2019 and their respective total account balances as of the end of 2019, are shown in the Nonqualified Deferred Compensation table on page 67.

Perquisites and Other Personal Benefits

We provide the following personal benefits to our NEOs:

●	Financial planning: A benefit of up to $15,000 to cover the cost of a Company-provided financial planner to assist with personal financial and estate planning. We believe it is important to provide to our executives the professional expertise required to ensure that they maximize the efficiencies of our compensation and benefit programs and are able to devote their full attention to the management of the Company.
●	Home security: An allowance to the NEOs to cover the costs of the installation and maintenance of home security monitoring systems. While the MP&D Committee believes these security costs are business expenses, disclosure of these costs as personal benefits is required.
●	Limited personal use of corporate aircraft: We maintain corporate aircraft that may be used by our employees to conduct Company business. Pursuant to an executive security program established by the Board upon the MP&D Committee’s recommendation, the CEO is required to use our aircraft for all travel needs, including personal travel, in order to minimize and more efficiently use his travel time, protect the confidentiality of his travel and our business, and enhance his personal security. Certain other NEOs were also permitted to use our corporate aircraft for personal travel on a very limited basis during fiscal 2019. The cost of such personal use is included in “All Other Compensation” and described in the notes following the SCT.

The value of these items is treated as income taxable to the NEOs. The aggregate incremental cost to the Company of providing these personal benefits to each of the NEOs during fiscal 2019 is shown in the SCT beginning on page 60.

54	2020 Proxy Statement

Compensation Discussion and Analysis     Detailed Program Discussion

Partnership Equity Program

In addition to the core long-term incentive compensation plans described above, since 1997 the Company has maintained the Partnership Equity Program (the “PEP”). The PEP is designed to ensure that those executives with significant impact on the future success of CVS Health have a substantial “at-risk” personal equity investment in CVS Health common stock and is generally provided to selected newly-hired or newly-promoted senior executives in critical positions who can drive the strategic objectives of the Company. The MP&D Committee believes that the PEP strongly links the economic interests of senior executives with CVS Health stockholders, provides future long-term compensation opportunities that are competitive in the external marketplace and reflect internal responsibility levels, and assures key management stability, retention, motivation and long-term focus on corporate strategy. To invest in the PEP, an executive chooses to purchase a number of “Employee-Purchased RSUs,” which are matched by CVS Health on a one-for-one basis (“Company-Matching RSUs”) and vest on the fifth anniversary of the purchase date.

In addition, the executive receives an option to purchase shares of CVS Health common stock equal to ten times the number of Company-Matching RSUs. The stock option grant vests ratably on each of the third, fourth and fifth anniversaries of the grant date. The vesting for each of the stock option grant and the Company-Matching RSU award is contingent upon the executive retaining the Employee-Purchased RSUs until all of the stock options and Company-Matching RSUs are vested and upon the continued employment of the executive through the vesting period.

Agreements with Named Executive Officers

As previously disclosed, we have an employment agreement (the “Employment Agreement”) with Mr. Merlo and change in control agreements (collectively, the “CIC Agreements”) with Messrs. Rice, Roberts and Moriarty, and Ms. Boratto.

In addition, CVS Pharmacy, Inc., a wholly-owned subsidiary of CVS Health, entered into a separation agreement (the “Separation Agreement”) with Mr. Rice on March 3, 2020 in connection with his termination of employment with the Company on March 1, 2020 (the “Separation Date”). Under the Separation Agreement, the Company has agreed to provide Mr. Rice with 18 months of continued base salary as severance following his last day of employment (the “Severance Period”). Mr. Rice’s equity awards will vest and be settled in accordance with their existing terms. Specifically, Mr. Rice’s stock options and restricted stock unit awards (other than his Company-Matching RSUs) will continue to vest through the end of the Severance Period. His outstanding PSU awards will vest on a pro-rated basis through the Separation Date based on actual performance through the end of the applicable performance period. Mr. Rice’s Company-Matching RSUs will vest on a pro-rated basis through the Separation Date. Under the Separation Agreement, Mr. Rice also is entitled to (1) a bonus for performance year 2019 of $1,847,000, (2) a pro-rated bonus for performance year 2020 of $275,000, (3) a one-time lump sum cash payment of $300,000 in lieu of remaining entitlements under the Company’s relocation policy and (4) reimbursement of up to $15,000 for tax preparation and financial planning services through December 31, 2020. The Separation Agreement also contains a release of claims against the Company, with customary confidentiality and cooperation covenants, and incorporates by reference any other covenants to which Mr. Rice already is subject, including his restrictive covenant agreement, as amended pursuant to the Separation Agreement to conform the non-competition period to applicable law.

The MP&D Committee believes that the interests of stockholders are best served by ensuring that the interests of our senior management are aligned with our stockholders. The CIC Agreements with NEOs (other than Mr. Merlo) are intended to eliminate, or at least reduce, the reluctance of senior management to pursue potential change-in-control transactions that may be in stockholders’ best interests. The Agreements serve to eliminate distraction caused by uncertainty about personal financial circumstances during a period in which CVS Health requires focused and thoughtful leadership to ensure a successful outcome. Accordingly, the CIC Agreements provide certain specified “double trigger” severance benefits to the covered executives in the event of their termination under certain circumstances following a change in control. The MP&D Committee believes a “double trigger” severance benefit provision is more appropriate, as it provides an incentive for greater continuity in management following a change in control. “Double trigger” benefits require that two events occur in order for severance to be paid, typically a change in control of the Company followed by the executive’s involuntary termination of employment. The 2010 and 2017 Incentive Compensation Plans that govern the terms of outstanding equity awards to all NEOs, and the 2017 Incentive Compensation Plan as proposed to be amended at the Annual Meeting, also require a “double trigger” for vesting of equity change in control benefits.

The MP&D Committee reviews the Company’s severance benefits annually with the assistance of its independent compensation consultant to evaluate both their effectiveness and competitiveness. The review for fiscal 2019 found the current level of benefits to be within competitive norms for design. Details of hypothetical payments that would have been made to the NEOs upon a change in control on December 31, 2019 and under various termination scenarios; provisions for the treatment of equity awards, supplemental executive retirement plan and other benefits; and estimated payments that would be made to the executives whose employment terminates following a change in control may be found in “Payments/(Forfeitures) Under Termination Scenarios” beginning on page 68.

cvshealthannualmeeting.com	55

Compensation Discussion and Analysis     Detailed Program Discussion

Supplemental Executive Retirement Plan

We maintain an unfunded supplemental executive retirement plan (the “SERP”), which is designed to supplement the retirement benefits of selected executive officers. The SERP is a legacy plan in which participation has decreased over the years as individuals have retired. We have not provided SERP benefits to new participants since 2010. Mr. Merlo is the only active executive officer in the SERP. Mr. Merlo has reached the maximum amount of service under the SERP based on his more than 30 years with the Company. As a result, any increase to his benefits would be primarily as a result of performance-based bonuses. See the Pension Benefits table on page 67 for more information.

Key Policies Related To Compensation

Forfeiture and Recoupment

Since 2009, we have maintained a recoupment policy that applies to all annual cash incentive and long-term incentive awards, including equity-based awards, granted to our employees. The policy applies in cases where financial or operational results used to determine an award amount are meaningfully altered based on fraud or material financial misconduct (collectively, “Misconduct”), as determined by the Board, and applies to any employee determined to have been involved in the Misconduct.

The policy applies to Misconduct committed during the performance period that is discovered during the performance period or the three-year period following the performance period. The policy allows us to recoup the entire award, not only excess amounts generated by the Misconduct, subject to the determination of the Board, and the policy may apply even where there is no financial restatement.

In addition, in March 2019, in response to stockholder feedback, the Board approved an amendment to the Recoupment Policy to increase transparency of the policy. The amendment requires CVS Health to publicly disclose the circumstances of any recoupment from any “executive officer” under the Recoupment Policy to the extent the underlying event already has been publicly disclosed in CVS Health’s filings with the SEC and the disclosure would not violate applicable law, violate legal privilege, breach contractual obligations or be likely to result in, or exacerbate any existing or threatened, employee, stockholder or other litigation, arbitration, investigation or proceeding against the Company.

The table below summarizes our forfeiture and recoupment policies.

	WHO	WHEN	WHAT
Misconduct Cancellation/ Forfeiture	●Applies to all employees who receive equity-based awards as part of their incentive compensation
●An employee is terminated for “cause”:
●willfully and materially breaches any of his or her obligations to the Company with respect to confidentiality, cooperation with regard to litigation, non-disparagement and non-solicitation;
●is convicted of a felony involving moral turpitude;  or
●engages in conduct that constitutes willful gross neglect or willful gross misconduct in carrying out his or her duties to the Company, resulting, in either case, in material harm to the financial condition or reputation of the Company
●All unvested equity awards will be cancelled/forfeited
Incentive Compensation Recoupment Policy	●Applies to all of our employees who receive annual cash incentive or long-term incentive awards, including equity-based awards
●When fraud or material financial misconduct by an executive officer meaningfully alters financial or operational results used to determine an award amount, as determined by our Board
●Applies to fraud or material financial misconduct committed during the performance period for the award amount that is discovered during the performance period or the three-year period following the performance period

●Applies to all annual and long-term incentive awards
●Allows for recoupment of the entire award, not only excess amounts generated by the executive officer’s fraud or material financial misconduct
●Amendment approved in March 2019 requires public disclosure of the circumstances of any recoupment from any executive officer (to the extent doing so would not violate any law or contractual obligations)

56	2020 Proxy Statement

Compensation Discussion and Analysis     Detailed Program Discussion

Anti-Gross-Up Policy

CVS Health maintains a broad policy against tax gross ups. The only current exception to our anti-gross-up policy is for tax payments that may be due under our broad-based relocation policy, which is applicable to a large number of employees (i.e., those who must relocate upon hire, transfer or promotion).

Insider Trading Policy; Anti-Pledging and Anti-Hedging Policy

A significant percentage of executive compensation has been and continues to be payable in CVS Health common stock. The Board and executive management of CVS Health take seriously their responsibilities and obligations to exhibit the highest standards of behavior relative to trading our stock. All transactions in our stock by any director, executive officer or designated employee who has a significant role in, or access to, our financial reporting process (collectively, “lnsiders”), must be pre-cleared by either the General Counsel, the Corporate Secretary or their designee. Insiders are generally prohibited from trading in any of our securities except during periods of varying length beginning shortly after the release of our financial results for each quarter, and Insiders and other employees may be required to refrain from trading during other designated periods when significant developments or announcements are anticipated. In addition, it is our policy that Insiders and other employees may not engage in any of the following activities with respect to our securities:

●	Trading in our securities on a short-term basis (stock purchased in the open market must be held for at least six months);
●	Purchasing stock on margin or pledging our stock or any stock incentive award as collateral for a loan or margin account;
●	Engaging in short sales of our stock;
●	Buying or selling puts, calls, exchange traded options or other derivative securities based on our stock; or
●	Engaging in any other hedging transactions with respect to our stock, which includes transactions designed to offset any decrease in the market value of equity securities.

Our most senior executives and Board members are generally required to use a 10b5-1 trading plan to sell our stock, and our other executives are encouraged to use 10b5-1 trading plans. A 10b5-1 trading plan is a contract that allows the individual to sell a pre-determined number of shares at a time in the future when pre-determined conditions in the plan are met. However, the Company has extensive guidelines that govern the use of 10b5-1 trading plans, including the timing of entry or modification of a plan, the price at which shares will be traded, a “cooling off” period after the plan is entered into during which no trades can take place, minimum and maximum terms, restrictions on the number of plans an individual can maintain, a prohibition on trading outside of the plan, and pre-approval of plans (and any modification of plans) by the General Counsel or Corporate Secretary.

Stock Ownership Guidelines

The MP&D Committee oversees the Company’s stock ownership guidelines, which require the Company’s directors and executive officers to maintain ownership of a minimum number of shares, in the case of directors, or stock valued at a multiple of annual salary, in the case of executive officers. For additional details, see “Executive Officer and Director Stock Ownership Requirements” on page 90.

Compliance With Section 162(m) of the Internal Revenue Code

Starting in 2018, with exceptions only for compensation paid pursuant to certain binding contracts as described in Section 162(m) (“Section 162(m)”) of the Internal Revenue Code of 1986, as amended (the “Code”), the tax deduction for annual compensation of each of our NEOs is limited to $1 million. Certain previously-available exceptions to the $1 million limitation for “performance-based pay” were eliminated for years after 2017. In addition, beginning in 2019, CVS Health is considered a “covered health insurance provider” as defined in the Code and, as such, the annual limitation on the deductibility of compensation paid to any of our employees, including our NEOs, as well as certain service providers, generally is limited to $500,000 per person. Although the MP&D Committee considers the impact of Section 162(m), it believes that stockholder interests are best served by not restricting the MP&D Committee’s discretion and flexibility in crafting the Company’s executive compensation program, even if non-deductible compensation expenses could result.

cvshealthannualmeeting.com	57

Compensation Discussion and Analysis     Detailed Program Discussion

Non-GAAP Financial Measures Used In Compensation Discussion And Analysis

Throughout this CD&A, we refer to various financial measures. Certain of these financial measures are calculated in accordance with U.S. generally accepted accounting principles, or GAAP. However, there are some financial measures that management adjusts and uses to assess our year-over-year performance. These adjusted financial measures are commonly referred to as non-GAAP. An explanation of how we calculate these non-GAAP financial measures is included below. See Annex A to this proxy statement for reconciliations of these non-GAAP financial measures to the most directly comparable GAAP measures.

MIP Adjusted Operating Income

MIP Adjusted Operating Income is defined as operating income adjusted for certain financial items. For the purposes of measuring performance against established targets in any period, when applicable those excluded items include amortization of intangible assets and other items, if any, that neither relate to the ordinary course of the Company’s business nor reflect the Company’s underlying business performance, such as acquisition-related integration costs, store rationalization charges, gains/losses on divestitures and any other items specifically identified herein.

RoNA or Return on Net Assets

RoNA, or Return on Net Assets, is calculated by dividing adjusted net operating profit after tax (“Adjusted NOPAT”) by the most recent two year’s Adjusted Average Net Assets. Adjusted NOPAT is earnings before interest and taxes adjusted for certain financial items described below. Adjusted Average Net Assets for the purposes of this calculation is defined as current assets plus net fixed assets less accounts payable and accrued expenses adjusted for certain financial items described below. For the purposes of measuring performance against established targets in any period, Adjusted NOPAT and Adjusted Average Net Assets exclude the impact of tax reform, which would have improved the performance measured by RoNA. Adjusted Average Net Assets are also adjusted for funding to our captive insurance entity related to a tax planning strategy associated with the tax reform.

Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization (“Adjusted EBITDA”)

Adjusted EBITDA is defined as (i) net income (GAAP measure) before interest, tax, depreciation and amortization, plus (ii) implied interest expense on future operating lease payments at a discount rate of 8.5% assuming lease payments occur at the end of the year, less (iii) other items, if any, that neither relate to the ordinary course of the Company’s business nor reflect the Company’s underlying business performance.

Adjusted EPS

Adjusted EPS is calculated by dividing adjusted net income attributable to CVS Health by the Company’s weighted average diluted shares outstanding. The Company defines adjusted net income attributable to CVS Health as net income attributable to CVS Health (GAAP measure) excluding the impact of amortization of intangible assets and other items, if any, that neither relate to the ordinary course of the Company’s business nor reflect the Company’s underlying business performance such as acquisition-related transaction and integration costs, store rationalization charges, gains/losses on divestitures, net interest expense on financings associated with proposed acquisitions (for periods prior to the acquisition), the corresponding tax benefit or expense related to the items excluded from adjusted net income attributable to CVS Health, the corresponding impact to income allocable to participating securities, net of tax, related to the items excluded from net income attributable to CVS Health in determining adjusted net income attributable to CVS Health, and any other items specifically identified.

Adjusted Debt

Adjusted Debt is defined as short-term debt and total long-term debt (including the current portion of long-term debt), plus the present value of future operating lease payments at a discount rate of 8.5% assuming lease payments occur at the end of the year.

58	2020 Proxy Statement

Compensation Discussion and Analysis     Detailed Program Discussion

Relative TSR Peer Group for 2019-2021 PSU Awards

S&P 500 Health Care
Abbott Laboratories	The Cooper Companies, Inc.	Merck & Co., Inc.
AbbVie Inc.	Danaher Corporation	Mettler-Toledo International Inc.
ABIOMED, Inc.	DaVita Inc.	Mylan N.V.
Agilent Technologies, Inc.	DENTSPLY SIRONA Inc.	PerkinElmer, Inc.
Alexion Pharmaceuticals, Inc.	Edwards Lifesciences Corporation	Perrigo Company plc
Align Technology, Inc.	Eli Lilly and Company	Pfizer Inc.
Allergan plc	Gilead Sciences, Inc.	Quest Diagnostics Incorporated
AmerisourceBergen Corporation	HCA Healthcare, Inc.	Regeneron Pharmaceuticals, Inc.
Amgen Inc.	Henry Schein, Inc.	ResMed Inc.
Anthem, Inc.	Hologic, Inc.	Stryker Corporation
Baxter International Inc.	Humana Inc.	Thermo Fisher Scientific Inc.
Becton, Dickinson and Company	IDEXX Laboratories, Inc.	UnitedHealth Group Incorporated
Biogen Inc.	Illumina, Inc.	Universal Health Services, Inc.
Boston Scientific Corporation	Incyte Corporation	Varian Medical Systems, Inc.
Bristol-Myers Squibb Company	Intuitive Surgical, Inc.	Vertex Pharmaceuticals Incorporated
Cardinal Health, Inc.	IQVIA Holdings Inc.	Waters Corporation
Celgene Corporation	Johnson & Johnson	Zimmer Biomet Holdings, Inc.
Centene Corporation	Laboratory Corp of America Holdings	Zoetis Inc.
Cerner Corporation	Medtronic Public Limited Company
Cigna Corporation	McKesson Corporation
S&P 500 Consumer Staples
Altria Group, Inc.	Coty Inc.	McCormick & Company, Incorporated
Archer-Daniels-Midland Company	The Estée Lauder Companies Inc	Molson Coors Beverage Company
Brown-Forman Corporation	The J. M. Smucker Company	Mondelez International, Inc.
Campbell Soup Company	General Mills, Inc.	Monster Beverage Corporation
Church & Dwight Co., Inc.	The Hershey Company	PepsiCo, Inc.
The Clorox Company	Hormel Foods Corporation	Philip Morris International Inc.
The Coca-Cola Company	Kellogg Company	The Procter & Gamble Company
Colgate-Palmolive Company	Kimberly-Clark Corporation	Sysco Corporation
Conagra Brands, Inc.	The Kraft Heinz Company	Tyson Foods, Inc.
Constellation Brands, Inc.	The Kroger Co.	Walmart Inc.
Costco Wholesale Corporation	Lamb Weston Holdings, Inc.	Walgreens Boots Alliance, Inc.

cvshealthannualmeeting.com	59

Compensation of Named Executive Officers

Important Information Regarding the Presentation of Executive Compensation

The table below shows the MP&D Committee’s compensation determinations for our CEO and, as such, is a more comparable representation of the CEO’s annual compensation than the disclosure provided in the SCT. The value at target of the compensation to Mr. Merlo in 2019 remained relatively consistent with the prior years. As discussed in detail on page 40, we changed our approach to the denomination of our LTIP awards, which resulted in an overlap in disclosure of both awards granted and earned during a fiscal year, which results in awards for multiple years being reported in a single year in the SCT. In addition, Mr. Merlo’s August 2019 PSUs were granted in lieu of his 2020 annual PSU award. The table below shows the MP&D Committee’s compensation determinations for our CEO with the grant of Mr. Merlo’s August 2019 PSUs and the LTIP-related double reporting removed.

	CEO Compensation Determinations
	Salary ($)	Annual Cash Incentive Award[1] ($)	RSU ($)	PSU Grant Value[2] ($)	Stock Option Grant Value ($)	LTIP Grant Value[3] ($)	All Other Compensation ($)	Total Compensation ($)
2019	1,630,000	3,875,000	0	10,124,983	3,374,998	0	571,783	19,576,764
2018	1,630,000	2,605,000	0	3,374,955	3,374,995	6,749,992	667,156	18,402,098
2017	1,630,000	2,128,800	3,374,960	0	3,374,998	6,750,000	754,106	18,012,864
1	Excludes payout of LTIP awards granted for the following three-year performance periods: 2015-2017, 2016-2018 and 2017-2019. Such payouts were reported in the “Non-Equity Incentive Plan Compensation” column of the SCT for each of the respective years.
2	2019 represents Annual PSUs granted on June 5, 2019. 2018 represents EBITDA PSUs granted in 2018.
3	For 2019, only PSUs were granted. For 2018, the LTIP award was granted as LTIP PSUs. For 2017, the LTIP award was cash denominated with settlement in shares following the three-year performance period.

Summary Compensation Table

The following Summary Compensation Table shows information about the compensation received by our CEO, our CFO and each of our three other most highly compensated executive officers for services rendered in all capacities during the 2019 fiscal year and the applicable comparable data for the 2018 and 2017 fiscal years. Neither Ms. Boratto nor Mr. Rice was a named executive officer in 2017.

Name & Principal 2019 Positions[1]	Year	Salary ($)	Bonus ($)	Stock Awards ($)[4]	Option Awards ($)[5]	Non-Equity Incentive Plan Compensation ($)[6]	Change In Pension Value and Nonqualified Deferred Compensation Earnings ($)[7]	All Other Compensation ($)[8]	Total ($)
Larry J. Merlo President and Chief Executive Officer	2019	1,630,000	—	20,249,968	3,374,998	10,625,000	—	571,783	36,451,749
	2018	1,630,000	—	10,124,947	3,374,995	6,142,000	—	667,156	21,939,098
	2017	1,630,000	—	3,374,960	3,374,998	3,118,800	—	754,106	12,252,864
Eva C. Boratto Executive Vice President and Chief Financial Officer	2019	850,000	—	3,749,981	1,249,999	3,588,000	—	126,243	9,564,223
	2018	630,303		4,799,831	299,997	1,164,200		78,090	6,972,421
Jonathan C. Roberts Executive Vice President and Chief Operating Officer	2019	1,200,000	—	5,624,971	1,874,996	6,127,000	—	221,413	15,048,380
	2018	1,162,500	—	9,624,917	2,124,994	2,927,000	—	227,557	16,066,968
	2017	1,033,333	—	1,999,953	1,999,994	1,605,000	—	244,484	6,882,764

60	2020 Proxy Statement

Compensation of Named Executive Officers     Summary Compensation Table

Name & Principal 2019 Positions[1]	Year	Salary ($)	Bonus ($)		Stock Awards ($)[4]	Option Awards ($)[5]	Non-Equity Incentive Plan Compensation ($)[6]	Change In Pension Value and Nonqualified Deferred Compensation Earnings ($)[7]	All Other Compensation ($)[8]	Total ($)
Derica W. Rice Executive Vice President and President – CVS Caremark	2019	1,087,500	250,000	[2]	4,499,969	1,499,997	3,145,611	—	143,142	10,626,219
	2018	791,477	950,000		8,124,848	1,705,312	949,000		285,436	12,806,073
Thomas M. Moriarty Executive Vice President, Chief Policy and External Affairs Officer and General Counsel	2019	920,833	1,000,000	[3]	16,124,957	1,249,999	3,751,000	—	108,145	23,154,934
	2018	825,000	—		6,749,933	1,249,993	2,081,500	—	77,430	10,983,856
	2017	750,000	—		1,249,971	1,249,998	1,160,000	—	102,585	4,512,554
1	Principal position at December 31, 2019. On March 1, 2020, Mr. Rice terminated employment with the Company.
2	In accordance with his Offer Letter, Mr. Rice received the second installment of his cash sign-on bonus of $250,000.
3	Represents a one-time bonus that the MP&D Committee approved on February 15, 2019, to reward Mr. Moriarty for significant work in government affairs, corporate communications, and legal matters during a critical transition period following the closing of the Aetna acquisition, continued accomplishments in managing the defense of the PBM (drug pricing, rebates, network contracting, restrictive state laws), establishing CVS Health as a national thought leader, and supporting external Enterprise messaging.
4	Included in this column is the full grant date fair value of all RSU and PSU awards made to each NEO in the applicable year, including the August 2019 PSUs approved by the MP&D Committee and granted to Messrs. Merlo and Moriarty on August 30, 2019, in lieu of Mr. Merlo’s annual 2020 PSU award and Mr. Moriarty’s annual 2020, 2021 and 2022 PSU awards, respectively. The grant date fair value of each grant is computed in accordance with Financial Accounting Standards Board Accounting Standards Codification, Compensation – Stock Compensation, Topic 718 (“FASB ASC Topic 718”), excluding forfeiture estimates. The grant date fair values for PSUs granted in 2019 are based upon the probable outcome of the performance conditions associated with these PSUs as of the grant date, and specifically, the values of the Annual PSUs and August 2019 PSUs are calculated using a Monte Carlo simulation in accordance with FASB ASC Topic 718. Additional details regarding the grants of stock awards can be found in the Grants of Plan-Based Awards table. Each PSU represents one share of our common stock and upon vesting will be paid in shares of our common stock, net of applicable withholding taxes, subject to a two-year post-vesting holding period. Vesting of the Annual PSUs granted to the NEOs on June 5, 2019 will occur, if at all, on April 1, 2022, and full vesting generally is subject to continued employment of the applicable NEO on April 1, 2022. Vesting of the August 2019 PSUs granted to Messrs. Merlo and Moriarty on August 30, 2019 will occur, if at all, on May 31, 2021 and December 31, 2022, respectively, and full vesting generally is subject to continued employment of the applicable NEO on those dates.
The grant date fair value of the PSUs granted to the NEOs in 2019, assuming the highest level of performance conditions associated with these PSUs occurs and each of the leverage ratio modifier and the rTSR modifier is +25%, is as follows:

Name	Award Type	Grant Date	Grant Date Fair Value Assuming Highest Level of Performance Conditions Achieved ($)
Larry J. Merlo	Annual PSUs	June 5, 2019	25,312,458
	August 2019 PSUs	August 30, 2019	25,312,463
Eva C. Boratto	Annual PSUs	June 5, 2019	9,374,953
Jonathan C. Roberts	Annual PSUs	June 5, 2019	14,062,430
Derica W. Rice	Annual PSUs	June 5, 2019	11,249,923
Thomas M. Moriarty	Annual PSUs	June 5, 2019	9,374,953
	August 2019 PSUs	August 30, 2019	30,937,440
5	Included in this column is the full grant date fair value of the options granted to the NEOs on April 1, 2019. These options have an exercise price of $54.19 (the closing price of our common stock on April 1, 2019) and will vest in equal installments on the first, second, third and fourth anniversaries of the grant date and expire ten years from the grant date. The option values are calculated using a modified Black-Scholes Model for pricing options. Refer to our 2019 Annual Report, Notes to Consolidated Financial Statements at Note 11, “Stock Incentive Plans,” for all relevant valuation assumptions used to determine the grant date fair value of these options. Additional details regarding the grants of stock option awards can be found in the Grants of Plan-Based Awards table.
6	The figures shown include amounts earned in 2019 as annual cash incentive awards (see page 46). Mr. Rice’s annual cash incentive award was paid pursuant to his Separation Agreement. For the 2017-2019 performance cycle, LTIP awards were settled in stock and are reported in the final year of the cycle. The 2017-2019 cycle is reported in the Non-Equity Incentive Plan column because these awards are denominated in cash and then paid in common stock that is subject to a two-year holding requirement. Beginning with the 2018-2020 performance cycle, LTIP awards were granted in PSUs and reported in the “Stock Awards” column in the year of grant.
7	The amounts reported in this column represent only changes in pension value, as the Company does not pay above-market earnings on deferred compensation. The value of Mr. Merlo’s pension benefit decreased by $1,436,904 in 2019 from the prior year’s valuation; however, under SEC rules the negative change in the pension value is disclosed as $0. The Company adopted a policy in 2010 stating that it will not offer SERP benefits to new participants. Mr. Merlo is the only active executive officer participating in the SERP. For additional information on the SERP, see “Pension Benefits” beginning on page 66.

cvshealthannualmeeting.com	61

Compensation of Named Executive Officers     Summary Compensation Table

8	Set forth below is additional information regarding the amounts disclosed in the “All Other Compensation” column for 2019.

All Other Compensation – 2019

Name	Perquisites & Other Personal BenefitsA ($)	Company Contributions to Defined Contribution PlansB ($)	OtherC ($)
Larry J. Merlo	90,408	211,750	269,625
Eva C. Boratto	23,062	92,850	10,331
Jonathan C. Roberts	42,456	127,750	51,207
Derica W. Rice	61,118	66,250	15,774
Thomas M. Moriarty	15,320	71,042	21,783
A	The amounts above reflect the following: for Mr. Merlo, $15,000 for financial planning services, $6,357 for home security and $69,051 associated with personal use of Company aircraft; for Ms. Boratto, $15,000 for financial planning services and $8,062 associated with personal use of Company aircraft; for Mr. Roberts, $15,000 for financial planning services, $18,496 for home security, $210 associated with personal use of Company aircraft and $8,750 associated with the CVS Health Charity Classic; for Mr. Rice $15,000 for financial planning services, $1,973 associated with personal use of Company aircraft, $24,830 associated with relocation benefits under the Company’s broad-based relocation program, and $19,315 in tax assistance provided in connection with the relocation benefits; and for Mr. Moriarty, $15,000 for financial planning services and $320 for home security. The Company determines the amount associated with personal use of Company aircraft by calculating the incremental cost to the Company based on the cost of fuel, trip-related maintenance, deadhead flights, crew travel expenses, landing fees, trip-related hangar costs and smaller variable expenses.
B	The amounts in this column include Company matching contributions to the CVS Health Future Fund 401(k) Plan (the “401(k) Plan”) of $14,000 for each of Messrs. Merlo, Roberts, Rice and Moriarty and Ms. Boratto. These amounts also include Company matching contributions credited to notional accounts in the unfunded Deferred Compensation Plan equal to: $197,750 for Mr. Merlo; $78,850 for Ms. Boratto; $113,750 for Mr. Roberts; $52,250 for Mr. Rice; and $57,042 for Mr. Moriarty. The Company matching contributions also are reported in the “Cash” lines of the “Registrant Contributions in Last FY” column of the Nonqualified Deferred Compensation table on page 67.
C	This amounts in this column consist of cash dividend equivalents paid by the Company on certain unvested RSUs and distributions of cash dividend equivalent payments distributed from the Deferred Stock Plan (the “DSP”). The cash dividend equivalent payments from the DSP also are reported in the “Stock” lines of the “Aggregate Withdrawals/Distributions” column of the Nonqualified Deferred Compensation table.

62	2020 Proxy Statement

Compensation of Named Executive Officers     Grants of Plan-Based Awards

Grants of Plan-Based Awards

This table reflects awards granted during 2019 under the CVS Health Corporation 2017 Incentive Compensation Plan in the respective amounts listed. The MP&D Committee approved all of the 2019 awards.

Grants of Plan-Based Awards – 2019

	Award Type		Date of Committee Action		Est. Future Payouts Under Non-Equity Incentive Plan Award			Est. Future Payouts Under Equity Incentive Plan Awards			All Other Option Awards: Number of Securities Underlying Options (#)[4]	Exercise or Base Price of Option Awards ($ / Sh)[4]	Grant Date Fair Value of Stock and Option Awards ($)
Name				Grant Date	Threshold ($)[1]	Target ($)	Maximum ($)	Threshold (#)[1]	Target (#)	Maximum (#)
Larry J. Merlo	Stock Options		2/15/2019	4/1/2019							545,419	54.19	3,374,998
	Annual PSUs	[2]	2/15/2019	6/5/2019				93,902	234,755	586,888			10,124,983
	August 2019 PSUs	[2,3]	8/28/2019	8/30/2019				75,800	189,500	473,750			10,124,985
	Annual Cash				1,630,000	3,260,000	6,520,000	—	—	—
Eva C. Boratto	Stock Options		2/15/2019	4/1/2019							202,007	54.19	1,249,999
	Annual PSUs	[2]	2/15/2019	6/5/2019				34,778	86,946	217,365			3,749,981
	Annual Cash				637,500	1,275,000	2,550,000	—	—	—
Jonathan C. Roberts	Stock Options		2/15/2019	4/1/2019							303,010	54.19	1,874,996
	Annual PSUs	[2]	2/15/2019	6/5/2019				52,167 130,419		326,048			5,624,971
	Annual Cash				1,050,000	2,100,000	4,200,000	—	—	—
Derica W. Rice	Stock Options		2/15/2019	4/1/2019							242,408	54.19	1,499,997
	Annual PSUs	[2]	2/15/2019	6/5/2019				41,734 104,335		260,838			4,499,969
	Annual Cash				815,625	1,631,250	3,262,500	—	—	—
Thomas M. Moriarty	Stock Options		2/15/2019	4/1/2019							202,007	54.19	1,249,999
	Annual PSUs	[2]	2/15/2019	6/5/2019				34,778	86,946	217,365			3,749,981
	August 2019 PSUs	[2,3]	8/28/2019	8/30/2019				92,644	231,611	579,028			12,374,976
	Annual Cash				690,625	1,381,250	2,762,500	—	—	—
1	Represents the threshold achievement in order to receive a payout for the applicable award. Performance below the threshold results in no payout.
2	For the 2019-2021 cycle, awards were denominated 100% in PSUs. These awards are included in the SCT in the “Stock Awards” column. The award earned, based on the Company’s 2021 Adjusted EPS will be modified by up to +/- 25% based on each of (a) CVS Health’s leverage ratio and (b) CVS Health’s performance as measured by rTSR. All “Est. Future Payouts Under Equity Incentive Plan Awards” assume a leverage ratio modifier of +25% and a rTSR modifier of +25%. Each vested PSU represents one share of CVS Health common stock and will be paid in shares of CVS Health common stock, net of taxes, as a result of a determination by the MP&D Committee. The PSUs do not earn dividend equivalents and have no voting rights.
3	Represents August 2019 PSUs granted on August 30, 2019 under the 2017 ICP. Effective August 28, 2019, the MP&D Committee decided to grant this PSU award to Mr. Merlo in lieu of any annual PSU award in 2020, subject to the terms set forth in the award agreement, with an effective grant date of August 30, 2019. Effective August 28, 2019, the MP&D Committee decided to grant this PSU award to Mr. Moriarty in lieu of any annual PSU award in 2020, 2021 and 2022, subject to the terms set forth in the award agreement, with an effective grant date of August 30, 2019. The PSUs do not earn dividend equivalents and have no voting rights. The vesting date for Mr. Merlo’s August 2019 PSUs is May 31, 2021; and the vesting date for Mr. Moriarty’s August 2019 PSUs is December 31, 2022.
4	The stock option awards shown above vest in equal installments on the first, second, third and fourth anniversaries of the grant date and expire ten years from the grant date. The Company’s policy is to establish the exercise price for stock options as the closing price of CVS Health’s common stock on the grant date.

cvshealthannualmeeting.com	63

Compensation of Named Executive Officers     Outstanding Equity Awards at Fiscal Year-End

Outstanding Equity Awards at Fiscal Year-End

This table reflects stock option, PSU and RSU awards granted to our Named Executive Officers under the applicable plan that were outstanding as of December 31, 2019. Unearned LTIP PSUs and EBITDA PSUs granted in 2018, as well as the Annual PSU and August 2019 PSU awards granted in 2019, are shown at target performance, with no adjustment for rTSR modifier performance for the 2018 PSUs and no adjustment for leverage ratio modifier performance or rTSR modifier performance for the 2019 PSUs.

Outstanding Equity Awards at 2019 Year-End

	Stock Option Awards[1]						Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)[2]	Equity Incentive Plan Awards: Number of Unearned Shares or Units of Stock that Have Not Vested (#)		Equity Incentive Plan Awards: Market Value of Unearned Shares or Units of Stock that Have Not Vested ($)[2]
Larry J. Merlo	4/1/2013	314,713	—	[3]	54.53	4/1/2020
	4/1/2014	335,697	—	[3]	74.29	4/1/2021
	4/1/2015	273,929	—	[3]	102.26	4/1/2022	19,558	[5]	1,452,964
	4/1/2016	215,090	71,697	[3]	104.82	4/1/2023	19,080	[5]	1,417,453
	4/3/2017	169,052	169,053	[3]	78.05	4/3/2024	43,241	[5]	3,212,374
	4/1/2018	98,522	295,569	[3]	62.21	4/1/2025				54,251	[8]	4,030,307
	4/1/2018									120,128	[9]	8,924,309
	4/1/2019	—	545,419	[4]	54.19	4/1/2029
	6/5/2019									234,755	[11]	17,439,949
	8/30/2019									189,500	[12]	14,077,955
Eva C. Boratto	4/1/2014	18,882	—	[3]	74.29	4/1/2021
	4/1/2015	27,392	—	[3]	102.26	4/1/2022	1,956	[5]	145,311
	4/1/2016	16,131	5,378	[3]	104.82	4/1/2023	1,431	[5]	106,309
	2/28/2017						462	[6]	34,322
	4/3/2017	17,530	17,532	[3]	78.05	4/3/2024	4,484	[5]	333,116
	4/1/2018	8,757	26,273	[3]	62.21	4/1/2025				4,822	[8]	358,226
	4/1/2018									8,898	[9]	661,032
	8/31/2018									16,823	[10]	1,249,781
	11/28/2018									18,153	[9]	1,348,586
	11/28/2018									15,127	[10]	1,123,785
	4/1/2019	—	202,007	[4]	54.19	4/1/2029
	6/5/2019									86,946	[11]	6,459,218
Jonathan C. Roberts	9/4/2012	108,870	—	[3]	45.93	9/4/2022
	4/1/2013	68,844	—	[3]	54.53	4/1/2020
	4/1/2014	73,433	—	[3]	74.29	4/1/2021
	4/1/2015	68,482	—	[3]	102.26	4/1/2022	4,889	[5]	363,204
	4/1/2016	120,988	40,330	[3]	104.82	4/1/2023	10,733	[5]	797,355
	4/3/2017	100,178	100,180	[3]	78.05	4/3/2024	25,624	[5]	1,903,607
	4/1/2018	62,032	186,099	[3]	62.21	4/1/2025				34,158	[8]	2,537,598
	4/1/2018									66,737	[9]	4,957,892
	8/31/2018									50,471	[10]	3,749,491
	4/1/2019	—	303,010	[4]	54.19	4/1/2029
	6/5/2019									130,419	[11]	9,688,828

64	2020 Proxy Statement

Compensation of Named Executive Officers     Outstanding Equity Awards at Fiscal Year-End

	Stock Option Awards[1]						Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)[2]	Equity Incentive Plan Awards: Number of Unearned Shares or Units of Stock that Have Not Vested (#)		Equity Incentive Plan Awards: Market Value of Unearned Shares or Units of Stock that Have Not Vested ($)[2]
Derica W. Rice	4/1/23018	29,191	87,576	[3]	62.21	4/1/2025				16,074	[8]	1,194,137
	4/1/2018									37,818	[9]	2,809,499
	5/31/2018	—	78,870	[7]	63.39	5/31/2028	8,260	[7]	613,613
	5/31/2018						15,776	[7]	1,171,999
	8/31/2018									40,376	[10]	2,999,533
	4/1/2019	—	242,408	[4]	54.19	4/1/2029
	6/5/2019									104,335	[11]	7,751,047
Thomas M. Moriarty	4/1/2014	62,943	—	[3]	74.29	4/1/2021
	4/1/2015	51,361	—	[3]	102.26	4/1/2022	3,667	[5]	272,421
	4/1/2016	53,772	17,924	[3]	104.82	4/1/2023	4,770	[5]	354,363
	4/3/2017	62,612	62,612	[3]	78.05	4/3/2024	16,015	[5]	1,189,754
	4/1/2018	36,489	109,470	[3]	62.21	4/1/2025				20,093	[8]	1,492,709
	4/1/2018									35,593	[9]	2,644,204
	8/31/2018									47,106	[10]	3,499,505
	4/1/2019	—	202,007	[4]	54.19	4/1/2029
	6/5/2019									86,946	[11]	6,459,218
	8/30/2019									231,611	[12]	17,206,381
1	The Company had no equity incentive plan awards that were securities underlying unexercised, unearned options at fiscal year-end, so that column is intentionally omitted from this table.
2	The value of the RSUs and PSUs is based on a price of $74.29 per share, which was the closing price of the Company’s stock on December 31, 2019, the last trading day of the Company’s fiscal year. Each vested RSU and PSU represents one share of CVS Health’s common stock and will be paid in shares of common stock, net of taxes.
3	These stock options vest in one-quarter increments on each of the first, second, third and fourth anniversaries of the grant date and expire seven years from the grant date.
4	These stock options vest in one-quarter increments on each of the first, second, third and fourth anniversaries of the grant date and expire ten years from the date of the grant.
5	RSUs vest in increments of 50% on the third anniversary of the grant date and 50% on the fifth anniversary of the grant date.
6	Consists of the unvested portion of a performance-based RSU grant that vests in one-third increments on the first, second and third anniversaries of the grant date.
7	Consists of a PEP stock option award, 15,776 sign-on RSUs and 8,260 Company Matching RSUs. Under Mr. Rice’s Separation Agreement, (a) one-third of Mr. Rice’s PEP options will vest on the third anniversary of the grant date and expire ten years from the grant date and the remaining PEP options will be forfeited; (b) his sign-on RSUs will vest in equal annual installments on the second and third anniversaries of the grant date; and (c) his Company Matching RSUs vested on a pro rata basis through the Separation Date and will be settled on the fifth anniversary of the grant date.
8	Consists of the value of the EBITDA PSUs granted in 2018, which may vest on April 1, 2021.
9	Consists of the value of the 2018-2020 LTIP PSUs, which may vest on April 1, 2021.
10	Consists of Aetna acquisition related Supplemental 2018-2020 LTIP PSU award for the respective individuals, which may vest on April 1, 2021.
11	Consists of the value of the Annual PSUs granted on June 5, 2019, which may vest on April 1, 2022.
12	Consists of August 2019 PSU awards granted on August 30, 2019 in lieu of Mr. Merlo’s annual 2020 PSU award and Mr. Moriarty’s annual 2020, 2021 and 2022 annual PSU awards. Vesting of the August 2019 PSUs granted to Messrs. Merlo and Moriarty will occur, if at all, on May 31, 2021 and December 31, 2022, respectively, and full vesting generally is subject to continued employment of the applicable NEO on those dates.

cvshealthannualmeeting.com	65

Compensation of Named Executive Officers     Option Exercises and Stock Vested

Option Exercises and Stock Vested

The table below reflects information for the fiscal year ended December 31, 2019 concerning options exercised and the vesting of previously granted RSUs and non-transferable shares for each of the NEOs. The value of the shares acquired upon exercise of options is based on the market price of our common stock at exercise and the value of shares represented by the vesting of RSUs is based on the closing price of our common stock on the date of vesting.

Option Exercises and Stock Vested – 2019

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)[1]	Value Realized on Vesting ($)[2]
Larry J. Merlo	332,736	7,224,437	160,060	9,242,801
Eva C. Boratto	8,852	91,886	37,674	2,213,591
Jonathan C. Roberts	77,639	1,511,792	79,987	4,650,692
Derica W. Rice	0	0	29,830	1,711,629
Thomas M. Moriarty	0	0	41,501	2,407,037
1	Includes the shares of common stock issued in settlement of (a) RSUs that vested during 2019 and (b) the 2017-2019 LTIP awards that settled on February 28, 2020.
2	Includes the RSU value deferred by Mr. Roberts during 2019, which is also included in the “Stock” row of the “Executive Contributions in Last FY” column of the Nonqualified Deferred Compensation table on page 67.

Pension Benefits

We maintain an unfunded supplemental executive retirement plan (“SERP”), which is designed to supplement the retirement benefits of select executives in lieu of a tax qualified defined benefit plan. The SERP is a legacy plan in which participation has decreased over the years as participants have retired, and the Company has not provided SERP benefits to new participants since 2010. Mr. Merlo is the only active executive officer participating in the SERP.

Under the SERP’s benefit formula, participants (including Mr. Merlo and certain retired executives) will receive an annual benefit commencing on the later of age 55 or retirement, equal to 1.6% of a three-year average of final compensation (as defined in the SERP) for each year of service up to 30 years, with no offset for any amounts provided by our tax qualified plans, Social Security or other retirement benefits. Final compensation for purposes of the SERP benefit formula is the average of the executive’s three highest years of annual salary and annual cash bonus during the last ten years of service. The credited years of benefit service for Mr. Merlo as of the measurement date of December 31, 2019 was 30 years (Mr. Merlo’s years of service are capped at 30, in accordance with the terms of the SERP). Benefits under the SERP formula are payable in annual installments for the life of the executive, unless the executive has made an advance election in accordance with plan and IRS rules to have the benefit paid in the form of a lump sum or joint and survivor annuity of equivalent actuarial value. Mr. Merlo has made an election to receive his entire benefit payable on account of termination of employment in the form of a lump sum.

No SERP benefits are payable to an eligible executive until he terminates employment. As of the measurement date, Mr. Merlo was eligible for an immediate SERP benefit upon termination.

As Mr. Merlo has reached the maximum amount of service under the SERP based on his more than 30 years with the Company, any benefit increases are primarily a result of performance-based bonuses. In addition, because the SERP is a defined benefit plan, it is subject to certain actuarial variations including discount rates and mortality table assumptions. As a result, the present value of Mr. Merlo’s accumulated benefit decreased by $1,436,904 during 2019.

The accumulated value in the Pension Benefits Table and the change in value reflected in the Summary Compensation Table is based on the benefit accrued as of the measurement date payable as a lump sum commencing on the earliest unreduced retirement age (age 55, or current age if later) using assumptions which include a 2.50% discount rate as of December 31, 2019. Mr. Merlo is fully vested in his accrued benefit. For further information regarding pension assumptions, please see the Note 9, “Pension Plans and Other Postretirement Benefits”, in our 2019 Annual Report.

66	2020 Proxy Statement

Corporate Governance and Related Matters     Nonqualified Deferred Compensation

Pension Benefits – 2019

Name	Plan Name	Number of Years of Credited Service (#)		Present Value of Accumulated Benefit ($)	Payments During Last Fiscal Year ($)
Larry J. Merlo	Supplemental Executive Retirement Plan for Select Senior Management	30	[1]	40,281,274	—
Eva C. Boratto	N/A	—		—	—
Jonathan C. Roberts	N/A	—		—	—
Derica W. Rice	N/A	—		—	—
Thomas M. Moriarty	N/A	—		—	—
1	Mr. Merlo has been with the Company for more than 30 years, but his years of service is capped at 30 years under the terms of the SERP.

Nonqualified Deferred Compensation

Executive officers and select members of senior management may participate in the Deferred Compensation Plan (“DCP”) and the DSP. The DCP allows participants to defer payment of a portion of their salary and all or a portion of their annual cash incentive (and in the case of executive officers, all or a portion of any long-term incentive plan cash award) to facilitate their personal retirement or financial planning. For participants in the DCP, we provide a maximum match of up to 5% of the eligible compensation (base+bonus) that exceeds the IRS earnings limit that applies to 401(k) plans after completion of one year of service.

The investment crediting options for the DCP mirror those offered for the 401(k) Plan. Each year, the amount of a participant’s deferred compensation account increases or decreases based on the appreciation and/or depreciation in the value of the investment crediting alternatives selected by the participant. There are no vesting requirements on deferred compensation accounts.

Executive officers and select members of management are eligible to participate in the DSP, in which they may elect to defer settlement of RSUs beyond the scheduled vesting date. Dividend equivalents are reinvested during the deferral period. During 2019, Mr. Roberts deferred portions of his equity-based compensation under the DSP. Executive officers are not permitted to defer proceeds of stock option exercises.

The amounts shown in the table below for “Cash” and “Stock” were deferred pursuant to the DCP and the DSP, respectively.

Nonqualified Deferred Compensation – 2019

Name	Type	Executive Contributions in Last FY ($)[1]	Registrant Contributions in Last FY ($)[2]	Aggregate Earnings in Last FY ($)[3]	Aggregate Withdrawals/ Distributions ($)[4]	Aggregate Balance at Last FYE ($)[5]
Larry J. Merlo	Cash	211,750	197,750	1,275,029	—	8,157,827
	Stock	—	—	11,482,445	169,348	78,494,808
Eva C. Boratto	Cash	92,850	78,850	139,666	—	793,446
	Stock	—	—	—	—	—
Jonathan C. Roberts	Cash	375,500	113,750	1,293,815	—	8,738,113
	Stock	2,472,685	—	2,828,335	11,652	17,062,432
Derica W. Rice	Cash	54,375	52,250	6,967	—	113,592
	Stock	—	—	—	—	—
Thomas M. Moriarty	Cash	46,042	57,042	2,298,174	—	10,511,229
	Stock	—	—	475,222	—	3,247,408
1	The cash Executive Contributions in Last FY include amounts shown for 2019 in the Salary and the Non-Equity Incentive Plan Compensation columns of the SCT. The stock Executive Contributions in Last FY for Mr. Roberts include deferred settlement under the DSP of RSUs granted in prior years that vested in 2019 and shares of common stock issued in settlement of the 2016-2018 LTIP awards that were credited to his DSP account in 2019.
2	All amounts shown also are disclosed in the “Company Contributions to Defined Contribution Plans” column of the All Other Compensation table in footnote 8 to the SCT on page 62 and reflect amounts credited and/or earned in 2019.

cvshealthannualmeeting.com	67

Compensation of Named Executive Officers     Payments/(Forfeitures) Under Termination Scenarios

3	All earnings shown on the Stock line are attributable to dividend equivalents credited as additional deferred RSUs and an increase in our common stock price since December 31, 2018.
4	All amounts reported are distributions of cash dividend equivalent payments distributed from the DSP.
5	The following amounts included in this column have been previously reported in the SCTs in our annual proxy statements since 2007:

	Cash	Stock
Mr. Merlo	$4,888,753	$20,476,290
Ms. Boratto	78,680	—
Mr. Roberts	5,118,200	4,657,472
Mr. Rice	—	—
Mr. Moriarty	6,137,500	1,564,901

Payments/(Forfeitures) Under Termination Scenarios

The tables below show the amounts that would be received or forfeited by each Named Executive Officer under various termination scenarios, assuming that the termination occurred on December 31, 2019. Amounts that have been paid or are payable in all events, such as the non-equity incentive plan amounts earned with respect to fiscal year 2019 and disclosed in the “Non-Equity Incentive Plan Compensation” column of the SCT beginning on page 60, the amounts payable under the SERP discussed beginning on page 66, and the amounts in the nonqualified deferred compensation plans discussed beginning on page 67, are not included in the tables below, nor is any amount for stock options that are vested and exercisable as of December 31, 2019.

With respect to the tables below:

●	Messrs. Rice and Moriarty and Ms. Boratto were not eligible for retirement benefits as of December 31, 2019.
●	The amounts paid as base salary upon voluntary termination for Mr. Merlo reflect the Company’s option to continue to pay 50% of his salary for 18 months in consideration for compliance with a non-competition provision.
●	The value of options is determined by multiplying the number of unvested options outstanding as of December 31, 2019 by the difference between the exercise price and $74.29, the closing price of our common stock on December 31, 2019, the last trading day of our fiscal year. Generally, the option grant agreements provide for the following post-termination exercise periods, but in no case will the post-termination exercise period be longer than the original option term:
●	In the case of termination due to death, during the one-year period following termination;
●	In the case of constructive termination without cause prior to a change in control of the Company (“CIC”), during the severance period;
●	In the case of constructive termination without cause after a CIC, during the remainder of the option term;
●	In the case of a voluntary termination, awards granted in 2017 and later include a 90-day post-termination option exercise period; options granted before 2017 expire immediately upon a voluntary termination; and
●	In the case of termination for cause, generally there is no post-termination exercise period.
●	In the case of qualified retirement, during a 3-year post termination exercise period.
●	The value of RSUs is determined by multiplying the number of RSUs as of December 31, 2019 by $74.29, the closing price of our common stock on December 31, 2019, the last trading day of our fiscal year.
●	Upon a CIC and subsequent termination of employment, all outstanding unvested stock options will vest in full and restrictions will lapse on all RSUs.
●	The value of PSUs and LTIP cycles assumes (a) that pro-rated payments are made for the outstanding 2018 – 2020 LTIP cycle (two-thirds) and 2019 PSUs (one-third); (b) a share price of $74.29, the closing price of our common stock on December 31, 2019, the last trading day of our fiscal year; (c) all outstanding performance cycles are achieved and paid at target; and (d) no adjustment for applicable leverage ratio and rTSR modifier performance.

68	2020 Proxy Statement

Compensation of Named Executive Officers     Payments/(Forfeitures) Under Termination Scenarios

In the event of his covered termination prior to a CIC, Mr. Merlo would receive a cash severance payment equal to two times the sum of his annual base salary and his then-current annual cash incentive at target. In the event of his covered termination following a CIC, Mr. Merlo would receive a cash severance payment equal to three times the sum of his annual base salary and his then-current annual cash incentive at target, but under his Employment Agreement such cash severance would be reduced to avoid the excise tax under Section 280G of the Code, if that would give Mr. Merlo a better after-tax result. Approved early retirement is defined in Mr. Merlo’s various stock option, PSU and RSU agreements. Under Mr. Merlo’s PSU Agreement for the August 2019 PSU, in the case of involuntary termination, the PSU award fully vests, with no proration applied.

Larry J. Merlo	Death ($)	Termination For Cause ($)	Voluntary Termination ($)	Termination w/o Cause or Constructive Termination w/o Cause Prior to CIC ($)	Termination w/o Cause or Constructive Termination w/o Cause After CIC ($)	Approved Early Retirement ($)
Cash Severance Value
Base Salary	—	—	1,222,500	3,260,000	4,890,000	—
Bonus	—	—	—	6,520,000	9,780,000	—
Vesting (Forfeiture) of Equity
Value of Options	14,533,395	(14,533,395)	(14,533,395)	14,533,395	14,533,395	14,533,395
Value of RSUs	6,082,791	(6,082,791)	(6,082,791)	6,082,791	6,082,791	3,783,144
Value of PSUs	44,472,520	(44,472,520)	(44,472,520)	28,527,682	44,472,520	17,649,150
Benefits and Other
Health Insurance		—	—	29,441	44,162	—
SERP		—	—	—	—	—
Excise Tax Gross-Up		—	—	—	—	—
Total	65,088,706	(65,088,706)	(63,866,206)	58,953,309	79,802,868	35,965,689

With respect to each of the remaining Named Executive Officers, in the event of his or her termination without cause or constructive termination prior to a CIC, pursuant to a restrictive covenant agreement and the Company’s Severance Plan for Non-Store Employees, the Named Executive Officer is eligible to receive up to 18 months of base salary as severance, paid in equal monthly installments, provided that he or she executes a separation agreement with the Company that includes, among other things, standard restrictive covenants regarding non-competition and non-solicitation of customers and employees. In the event of his or her termination without cause or constructive termination prior to a CIC, for the NEOs other than Mr. Roberts: unvested options and RSUs continue to vest during the applicable severance period, and PSUs vest on a pro rated basis through the separation date. In the event of Mr. Roberts’ termination without cause or constructive termination prior to a CIC, his unvested options and RSUs continue to vest during the applicable severance period, and his PSUs fully vest. In the event of Mr. Roberts’ qualified retirement, his unvested options continue to vest during a three-year post-termination period, his unvested RSUs vest on a pro rated basis or in full based on the year of the grant, and his PSUs vest in full. Each of the remaining Named Executive Officers has entered into a CIC Agreement with the Company that specifies payments that would be made to him or her in the event of a CIC. In the event of a covered termination following a CIC, the Named Executive Officer would receive a cash severance payment equal to one and one-half times the sum of

cvshealthannualmeeting.com	69

Compensation of Named Executive Officers     Payments/(Forfeitures) Under Termination Scenarios

annual base salary and then-current annual cash incentive at target, full value at target achievement level for the 2018-2020 LTIP cycle and 2019 PSUs, and immediate vesting of stock options and RSUs. Under their CIC Agreements, such cash severance would be reduced to avoid the excise tax under Section 280G of the Code if that would give the Named Executive Officer a better after-tax result. Tables for each of the remaining Named Executive Officers are set forth below.

Eva C. Boratto	Death ($)	Termination for Cause ($)	Voluntary Termination ($)	Termination w/o Cause or Constructive Termination w/o Cause Prior to CIC ($)	Termination w/o Cause or Constructive Termination w/o Cause After CIC ($)
Cash Severance Value
Base Salary	—	—	—	1,275,000	1,275,000
Bonus	—	—	—	—	1,912,500
Vesting (Forfeiture) of Equity
Value of Options	4,377,719	(4,377,719)	(4,377,719)	2,241,742	4,377,719
Value of RSUs	619,059	(619,059)	(619,059)	452,500	619,059
Value of PSUs	11,200,629	(11,200,629)	(11,200,629)	5,314,013	11,200,629
Benefits and Other
Health Insurance	—	—	—	23,015	23,015
SERP	—	—	—	—	—
Excise Tax Gross-Up	—	—	—	—	—
Total	16,197,407	(16,197,407)	(16,197,407)	9,306,270	19,407,922

Jonathan C. Roberts	Death ($)	Termination for Cause ($)	Voluntary Termination ($)	Termination w/o Cause or Constructive Termination w/o Cause Prior to CIC ($)	Termination w/o Cause or Constructive Termination w/o Cause After CIC ($)	Qualified Retirement ($)
Cash Severance Value
Base Salary	—	—	—	1,800,000	1,800,000	—
Bonus	—	—	—	—	3,150,000	—
Vesting (Forfeiture) of Equity
Value of Options	8,338,577	(8,338,577)	(8,338,577)	4,543,948	8,338,577	4,543,948
Value of RSUs	3,064,165	(3,064,165)	(3,064,165)	3,064,165	3,064,165	3,045,964
Value of PSUs	20,933,808	(20,933,808)	(20,933,808)	20,933,808	20,933,808	20,933,808
Benefits and Other
Health Insurance	—	—	—	23,204	23,204	—
SERP	—	—	—	—	—	—
Excise Tax Gross-Up	—	—	—	—	—	—
Total	32,336,550	(32,336,550)	(32,336,550)	30,365,125	37,309,754	28,523,720

70	2020 Proxy Statement

Compensation of Named Executive Officers     Payments/(Forfeitures) Under Termination Scenarios

Derica W. Rice	Death ($)	Termination for Cause ($)	Voluntary Termination ($)	Termination w/o Cause or Constructive Termination w/o Cause Prior to CIC ($)	Termination w/o Cause or Constructive Termination w/o Cause After CIC ($)
Cash Severance Value
Base Salary	—	—	—	1,650,000	1,650,000
Bonus	—	—	—	—	2,475,000
Vesting (Forfeiture) of Equity
Value of Options	6,790,002	(6,790,002)	(6,790,002)	3,428,040	6,790,002
Value of RSUs	1,785,612	(1,785,612)	(1,785,612)	1,171,999	1,785,612
Value of PSUs	14,754,217	(14,754,217)	(14,754,217)	7,252,462	14,754,217
Benefits and Other
Health Insurance	—	—	—	1,260	1,260
SERP	—	—	—	—	—
Excise Tax Gross-Up	—	—	—	—	—
Total	23,329,831	(23,329,831)	(23,329,831)	13,503,761	27,456,091

CVS Pharmacy, Inc. entered into the Separation Agreement with Mr. Rice on March 3, 2020 in connection with his termination of employment with the Company on March 1, 2020. See page 55 for a summary of the terms of the Separation Agreement.

Thomas M. Moriarty	Death ($)	Termination for Cause ($)	Voluntary Termination ($)	Termination w/o Cause or Constructive Termination w/o Cause Prior to CIC ($)	Termination w/o Cause or Constructive Termination w/o Cause After CIC ($)
Cash Severance Value
Base Salary	—	—	—	1,500,000	1,500,000
Bonus	—	—	—	—	2,250,000
Vesting (Forfeiture) of Equity
Value of Options	5,382,738	(5,382,738)	(5,382,738)	2,911,759	5,382,738
Value of RSUs	1,816,539	(1,816,539)	(1,816,539)	1,221,625	1,816,539
Value of PSUs	31,302,017	(31,302,017)	(31,302,017)	12,974,478	31,302,017
Benefits and Other
Health Insurance	—	—	—	21,892	21,892
SERP	—	—	—	—	—
Excise Tax Gross-Up	—	—	—	—	—
Total	38,501,294	(38,501,294)	(38,501,294)	18,634,754	42,273,186

cvshealthannualmeeting.com	71

CEO Pay Ratio

We invest in our employees at all levels of the Company by rewarding performance that balances risk and reward, is consistent with our values and supports short- and long-term goals and, ultimately, value creation for our stockholders. We provide opportunities for professional growth and development and offer affordable benefits and programs that meet the diverse needs of our employees and their families. In addition, in response to the COVID-19 pandemic, we are taking actions to support our colleagues and their families to help them navigate these uncertain times. These steps include one-time bonuses to those who are required to be at CVS Health facilities to assist patients and customers in this time of unprecedented need, child and elder care assistance and paid sick leave for part-time colleagues to help them manage through the COVID-19 pandemic.

As required by the Dodd-Frank Act, we are disclosing the ratio of compensation of Mr. Merlo, our Chief Executive Officer, to that of the employee who has been identified as having annual compensation that is the median of all of our employees.

We identified the median employee by ranking the total compensation based on W-2 information for all employees, excluding Mr. Merlo, who were employed by the Company on December 31, 2019. The population of our approximately 290,000 employees includes many part-time, temporary and seasonal workers. Adjustments were made to annualize the compensation of full-time and part-time employees who were not employed by the Company for the entire year. We did not apply any cost-of-living adjustments as part of the calculation. As permitted by SEC rules under the de minimis exception, we excluded 1,216 employees located outside the United States, who represent less than 5% of our total employees. Consistent with our previous practice, we also excluded employees who joined CVS Health through businesses that we acquired during 2019.

Using this methodology, our median employee was determined to be a full-time employee. The annual compensation for our median employee was $46,140, calculated in accordance with the rules applicable to the SCT which begins on page 60 of this proxy statement. The annual compensation for our median employee includes the Company-paid portion of health benefits plus company contributions to the 401(k) Plan, if applicable. For 2019, the annual compensation for Mr. Merlo was $36,466,470, which is $14,721 higher than the amount shown in our SCT because of the inclusion of Company-paid medical benefits, which are not reflected in the SCT in accordance with SEC rules. The ratio of Mr. Merlo’s annual compensation to that of our median employee for 2019 is 790-to-1.

Given the different methodologies that various public companies use to determine their estimates of pay ratio, including different methodologies, exclusions, estimates and assumptions allowed under SEC rules, and different employment and compensation practices among companies, the ratio reported above should not be used as a basis for comparison between CVS Health and other companies.

Please note that, in accordance with SEC reporting requirements, Mr. Merlo’s 2017-2019 performance-based LTIP award was cash-denominated at grant and thus included in the Non-Equity Incentive Plan Compensation column of the SCT for 2019 based on the timing of the final value being earned in 2019 (rather than being included for 2017, as it would have been had the award been denominated in shares). As a result of changing the denomination of the 2019-2021 LTIP awards to PSUs, and in accordance with SEC reporting requirements, Mr. Merlo’s SCT compensation for 2019 also includes the Annual PSUs granted in 2019. Additionally, Mr. Merlo received an accelerated PSU award in August 2019 in lieu of his 2020 annual PSU award. As shown in the CEO Compensation Determinations table on page 40 in the CD&A, Mr. Merlo’s 2019 SCT compensation would have been $16,874,985 lower had we historically been denominating LTIP compensation in shares and not granted his 2020 annual PSU award in 2019, and the resulting ratio for Mr. Merlo’s 2019 compensation to that of our median employee would have been 425-to-1.

72	2020 Proxy Statement

Management Proposals

Item 4 Proposal to Amend the Company’s 2017 Incentive Compensation Plan to Increase the Number of Shares Authorized to Be Issued Under the Plan
The Board unanimously recommends a vote FOR approval of the ICP Amendment to the 2017 ICP.

In 2017, our stockholders approved the 2017 Incentive Compensation Plan (the “2017 ICP”) under which 21 million shares of our common stock were authorized to be issued as part of incentive compensation to eligible employees of the Company and the Company’s non-employee directors.

As of March 18, 2020, there were approximately 17 million shares available for issuance under the 2017 ICP. Assuming current grant rates, we believe that the shares currently available for issuance under the 2017 ICP would be sufficient for awards that the Company plans to grant in 2020. However, due to the large increase in the number of employees eligible to receive awards under the 2017 ICP as a result of the Aetna acquisition, the shares currently available may not be sufficient for awards to be granted in 2021. In order to continue this valuable program, on March 11, 2020, the Board unanimously approved and adopted an amendment to the 2017 ICP to authorize an additional 26 million shares of common stock for issuance under the 2017 ICP (the “ICP Amendment”), subject to approval by our stockholders. We are therefore requesting that our stockholders approve the ICP Amendment, which will increase the number of shares of common stock authorized to be issued under the 2017 ICP by 26 million in order to permit the Company to continue to grant awards under the 2017 ICP.

Following the expiration of the Amended Aetna Inc. 2010 Stock Incentive Plan (the “Aetna Stock Plan”), which was assumed by the Company as part of the Aetna acquisition and will expire in accordance with its existing terms on May 21, 2020, the 2017 ICP will be the only compensation plan under which the Company grants stock options, SARs, RSUs, PSUs, restricted stock and other equity-based awards to its employees and non-employee directors. These awards have enabled and will continue to enable CVS Health to attract and retain key employees and enable those employees to acquire or increase their proprietary interest in CVS Health, thereby aligning their interests with the interests of CVS Health’s stockholders.

If our stockholders do not approve the proposed ICP Amendment at the Annual Meeting, the shares that remain available for issuance under the 2017 ICP at the date of the Annual Meeting will remain available for future grants. On March 18, 2020, the closing price of CVS Health common stock on the NYSE was $57.18 per share.

Reasons the Board of Directors Recommends You Vote “For” This Proposal

The ICP Amendment will allow CVS Health to continue to grant equity awards, an important incentive tool for creating stockholder value.

The use of common stock as a component of the Company’s compensation program is critical to the future success of the Company. The Company believes that equity awards are a valuable incentive tool for employees at various levels throughout the organization, with approximately 7,000 employees receiving awards each year, including more than 6,500 below the vice president level. Equity incentive awards create an employee ownership culture that aligns the interests of employees with stockholders. Equity incentive compensation also focuses employees’ attention on creating long-term value since the awards are subject to vesting and/or performance conditions. For example:

1.	CVS Health has established stock ownership requirements for senior executives, which are further described on page 90 of this proxy statement; and
2.	A portion of the equity compensation granted to senior executives in recent years has been awarded in the form of PSUs, which are earned contingent on the Company attaining specified operating and/or profitability levels.

cvshealthannualmeeting.com	73

Management Proposals     Item 4

Equity awards are important as a recruiting and retention tool.

CVS Health’s future performance is dependent on its ability to recruit and retain high caliber employees, and a competitive compensation program that includes equity awards is essential for attracting and retaining such employees. The Company would be at a significant competitive disadvantage if it were not able to use stock-based awards to compensate employees. Without equity compensation, our recruiting efforts could be more challenging, and, over time, executives would no longer have stock awards at risk of forfeiture, which could impact our ability to retain them.

CVS Health has demonstrated sound equity compensation practices.

The Company recognizes that equity compensation programs dilute stockholder equity and need to be used judiciously. Our compensation programs are designed to be consistent with competitive market practice, and we believe that our historical share utilization has been prudent and mindful of stockholder interests.

The 2017 ICP includes features designed to protect stockholder interests, including:

1.	Awards under the 2017 ICP are administered by the MP&D Committee, which consists entirely of independent directors;
2.	The 2017 ICP prohibits granting stock options or SARs with an exercise price below the fair market value of a share of stock on the grant date;
3.	The 2017 ICP prohibits the repricing of stock options and SARs, including through the exchange of stock options or SARs for cash or other awards, without stockholder approval;
4.	Material amendments to the 2017 ICP require stockholder approval; and
5.	The 2017 ICP permits the Company to credit and accrue, but does not permit the Company to pay out, dividends or dividend equivalents on unvested equity awards until such awards become vested.

If the ICP Amendment is not approved, the Company will be compelled to increase the cash component of employee compensation.

In order to provide competitive compensation opportunities to attract and retain employees without equity compensation, the Company would need to replace the compensation previously delivered in equity awards with cash awards or other vehicles. These alternative forms of compensation may not align employee interests with those of stockholders as efficiently as stock-based awards.

Significant Historical Award Information

The following table provides information regarding the grant of equity awards under the 2017 ICP over the past three completed fiscal years. Annual equity awards in 2017 were granted under the prior plan.

KEY EQUITY METRICS	2019	2018	2017
Percentage of equity awards granted to NEOs[1]	12.17%	15.01%	0%
Equity burn rate[2]	0.69%	0.70%	0.01%
Dilution[3]	1.10%	0.53%	0%
Overhang[4]	2.41%	2.49%	3.18%
1	Percentage of equity awards granted to individuals who were NEOs in the applicable year is calculated by dividing the number of shares that were issuable pursuant to equity awards that were granted to NEOs during such year by the number of shares issuable pursuant to all equity awards granted during such year.
2	Equity burn rate for each year is calculated by dividing the number of shares issuable pursuant to equity awards granted during the year by the weighted average diluted number of shares outstanding during such year, as disclosed in our Form 10-K.
3	Dilution for each year is calculated by dividing the sum of (x) the number of shares issuable pursuant to equity awards outstanding at the end of the fiscal year and (y) the number of shares available under the 2017 ICP for future grants, by the number of shares outstanding at the end of such year as disclosed in our Form 10-K.
4	Overhang for each year is the sum of equity awards outstanding and the remaining shares available for grant divided by common shares outstanding.

74	2020 Proxy Statement

Management Proposals     Item 4

The following table summarizes information about CVS Health’s common stock that may be issued on the exercise of options, warrants and rights under all of our equity compensation plans as of December 31, 2019.

	Number of securities to be issued upon exercise of outstanding options, warrants and rights1 2 (a)	Weighted average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in first column)[1] (c)
Equity compensation plans approved by stockholders[3]	32,237	$73.32	17,152
Equity compensation plans not approved by stockholders4 5	4,518	$43.46	26,849
Total	36,755	$71.83	44,001
1	Shares in thousands.
2	Consists of (i) 21,184 shares of common stock underlying outstanding options, (ii) 1,110 shares of common stock issuable on the exercise of outstanding SARs and (iii) 14,461 shares of common stock issuable on the vesting of outstanding restricted stock units, deferred stock units and PSUs, assuming target level performance and all applicable modifiers are 0% in the case of PSUs. The number of shares included with respect to outstanding SARs is the number of shares of CVS Health common stock that would have been issued had the SARs been exercised based on the closing price per share of CVS Health common stock on December 31, 2019, as reported on the NYSE, which was $74.29.
3	Consists of the 2017 ICP.
4	Consists of the Aetna Stock Plan that was assumed by the Company as part of the Aetna acquisition and will expire in accordance with its existing terms on May 21, 2020. No new awards will be issuable under the Aetna Stock Plan following its expiration.
5	The amount in column c consists of the maximum number of shares of CVS Health common stock available for future issuance under the Aetna Stock Plan as of December 31, 2019.

The Aetna Stock Plan was last approved by Aetna’s shareholders at Aetna’s 2017 Annual Meeting on May 19, 2017. The Company elected to continue to grant awards under the Aetna Stock Plan to employees of Aetna and its subsidiaries following the completion of the Aetna acquisition. The Aetna Stock Plan is designed to promote the Company’s interests and those of its stockholders and to further align the interests of stockholders and employees by tying awards to total return to stockholders, enabling plan participants to acquire additional equity interests in the Company and providing compensation opportunities dependent on the Company’s performance. The Aetna Stock Plan has not been submitted to the Company’s stockholders and will expire on May 21, 2020.

Under the Aetna Stock Plan, eligible participants can be granted stock options to purchase shares of CVS Health common stock, SARs, time-vesting and/or performance-vesting incentive stock or incentive units and other stock based awards. As of March 18, 2020, approximately 27 million shares of CVS Health common stock remained available for issuance for future awards under the Aetna Stock Plan. The Company will utilize a maximum of five million shares under the Aetna Stock Plan for its annual grants to be made in 2020 and will forfeit the remaining shares, a minimum of 22 million, when the Aetna Stock Plan expires on May 21, 2020. Following such expiration, the 2017 ICP will be the only compensation plan under which the Company grants equity-based compensation awards.

Summary of the 2017 ICP

The principal features of the 2017 ICP are summarized below. The following description of the material features of the 2017 ICP is qualified in its entirety by reference to Annex B to this proxy statement, which contains the 2017 ICP as proposed to be amended by the ICP Amendment, and is marked to show the proposed increase in the number of shares authorized to be issued under the 2017 ICP. Stockholders should read the full text of the 2017 ICP provided in Annex B to this proxy statement for a complete description of its legal terms and conditions.

cvshealthannualmeeting.com	75

Management Proposals     Item 4

2017 ICP Features

Important policies that apply to the 2017 ICP	Important policies that apply to the 2017 ICP

✓Performance Measures Aligned with Stockholder Interests
✓Stock Ownership Guidelines
✓Post-Vesting Holding Period Requirement
✓Broad Anti-Pledging and Hedging Policies
✓Recoupment Policy for Clawback of Awards
✓Double Trigger Vesting Upon a Change in Control
✓No Payment of Dividends on Unvested Awards
✓No Excise Tax Gross-Ups
✓Material Amendments Require Stockholder Approval

✓Broad-based Plan that Benefits a Range of Employees
✓Minimum Three-year Vesting of Time-based Awards
✓Minimum One-year Vesting of Performance-based Awards
✓No Option or SAR Repricing or Cash Buyouts
✓No Discounted Options or SARs May be Granted
✓No Liberal Definition of Change in Control
✓No Liberal Share Counting or Recycling of Shares
✓Limitations on Awards to Non-Employee Directors

Shares Subject to the 2017 ICP

The initial share authorization under the 2017 ICP was 21 million shares of CVS Health common stock, plus the number of shares remaining available for issuance under CVS Health’s 2010 Incentive Compensation Plan at the time it was terminated. As of March 18, 2020, approximately 17 million shares remained available for grants under the 2017 ICP. The Company anticipates utilizing approximately seven million of those shares for its annual grants to be made in 2020. Therefore, at the time of the Annual Meeting, the 2017 ICP is expected to have approximately 10 million shares remaining and, upon stockholder approval of the ICP Amendment, the 2017 ICP is expected to have a total of approximately 36 million shares available for issuance.

The following table shows the approximate number of shares available to be granted as equity-based compensation awards on each of March 18, 2020 and May 14, 2020.

	Approximate Number of Shares Available to be Granted as Equity-based Compensation Awards
Date	2017 ICP		Aetna Stock Plan		Total
March 18, 2020	17 million		27 million	[1]	44 million
May 14, 2020 Prior to the Annual Meeting	10 million	[2]	0	[3]	10 million
May 14, 2020 If the ICP Amendment is approved by stockholders	36 million	[4]	0		36 million

1	Available only to employees of Aetna and its subsidiaries.
2	The company anticipates utilizing approximately seven million shares under the 2017 ICP for its annual grants to be made in 2020.
3	The Company will utilize a maximum of 5 million shares under the Aetna Stock Plan for its annual grants to be made in 2020 and will forfeit the remaining 22 million shares. The Aetna Stock Plan expires on May 21, 2020.
4	Includes the proposed 26 million share increase in the number of shares authorized to be issued under the 2017 ICP pursuant to the ICP Amendment.

No Liberal Share Counting or Recycling of Shares

The 2017 ICP includes provisions that prohibit liberal share counting or “recycling”. For purposes of determining the number of shares of stock that remain available for issuance under the 2017 ICP, the number of shares corresponding to Awards (as defined in the 2017 ICP) that are forfeited or cancelled or otherwise expire for any reason without having been exercised or settled, or that are settled through the issuance of consideration other than shares of stock (including, without limitation, cash), will be added back to the Plan Limit (as defined in the 2017 ICP) and again be available for the grant of Awards. The following shares of stock, however, will not be available again for grant under the 2017 ICP:

(i)	shares of CVS Health stock not issued or delivered as a result of net settlement of an outstanding option or SAR;
(ii)	shares of CVS Health stock delivered or withheld by the Company to pay the exercise price or withholding taxes with respect to an Award; and

76	2020 Proxy Statement

Management Proposals     Item 4

(iii)	shares of CVS Health stock repurchased with proceeds from the payment of the exercise price of an option.

The administrator of the 2017 ICP has discretion to adopt reasonable counting procedures to ensure appropriate counting, avoid double counting (as, for example, in the case of tandem or substitute awards) and make adjustments if the number of shares of common stock actually delivered differs from the number of shares previously counted in connection with an Award.

Annual Per-Person Limitations

Under the 2017 ICP, the number of options, shares of restricted stock, RSUs, shares of deferred stock, shares of CVS Health stock issued as a bonus or in lieu of other obligations, and other stock-based Awards granted to any one participant will not exceed one million shares for each type of such Award during any fiscal year, subject to adjustment in certain circumstances. The maximum cash amount that may be earned as a final annual incentive award or other annual cash Award in respect of any fiscal year by any one participant is $10 million, and the maximum cash amount that may be earned as a final performance award or other cash Award in respect of a performance period other than an annual period by any one participant on an annualized basis is $5 million.

Non-Employee Director Award Limits

The 2017 ICP limits the Awards that may be made to a non-employee director of the Company in any fiscal year to $500,000 per director, with an additional $500,000 for the independent chairman or lead independent director, if any is so designated.

Eligibility

Executive officers and other officers and employees of CVS Health or any subsidiary, and any person who is a non-employee director of CVS Health, will be eligible to be granted Awards under the 2017 ICP. Based on current grant practices, approximately 9,600 persons are eligible to receive Awards under the 2017 ICP.

Administration

The 2017 ICP is administered by the MP&D Committee, which presently consists of six independent Directors, except to the extent the Board elects to administer the 2017 ICP. Subject to the terms and conditions of the 2017 ICP, the MP&D Committee is authorized to select participants, determine the type and number of Awards to be granted and the number of shares of CVS Health stock or dollar amounts to which Awards will relate, specify times at which Awards will vest (including performance conditions that may be required as a condition thereof), set other terms and conditions of such Awards, prescribe forms of Award agreements, interpret and specify rules and regulations relating to the 2017 ICP, and make all other determinations that may be necessary or advisable for the administration of the 2017 ICP.

Types of Awards

●	Stock Options and SARs. The MP&D Committee is authorized to grant stock options, including both incentive stock options (“ISOs”) that can result in potentially favorable tax treatment to the participant and nonqualified stock options (i.e., options not qualifying as ISOs) and SARs entitling the participant to receive the excess of the fair market value of a share of CVS Health stock on the date of exercise over the grant price of the SAR. The exercise price per share subject to an option and the grant price of a SAR is determined by the MP&D Committee, but must not be less than the fair market value, i.e., the closing price on the NYSE, of a share of CVS Health stock as of the grant date. If the grant date is a date on which the NYSE is not open, the closing NYSE sale price on the last day prior to the grant date is used. The maximum term of each option or SAR, the times at which each option or SAR will be exercisable and provisions requiring forfeiture of unexercised options or SAR at or following termination of employment generally is fixed by the MP&D Committee, except no option or SAR may have a term exceeding ten years. Options may be exercised by payment of the exercise price in cash, CVS Health stock, outstanding Awards, or other property having a fair market value equal to the exercise price, as the MP&D Committee may determine from time to time.
●	Restricted Stock, RSUs and Deferred Stock. The MP&D Committee is authorized to grant restricted stock, RSUs and deferred stock. Restricted stock is a grant of CVS Health stock which may not be sold or disposed of, and which may be forfeited in the event of certain terminations of employment and/or failure to meet certain performance requirements prior to the end of a restricted period specified by the MP&D Committee. Restricted stock and RSUs typically vest over a three- to five-year period, or if based on performance requirements vest over a minimum period of one year. A participant granted restricted stock generally has all of the rights of a stockholder of CVS Health, including the right to vote the shares and to receive dividends thereon upon vesting, unless otherwise determined by the MP&D Committee. An RSU or an award of

cvshealthannualmeeting.com	77

Management Proposals     Item 4

deferred stock confers upon a participant the right to receive shares at the end of a specified restricted or deferral period, subject to possible forfeiture of the Award in the event of certain terminations of employment and/or failure to meet certain performance requirements prior to the end of a specified restricted period (which restricted period need not extend for the entire duration of the deferral period). Prior to settlement, an RSU or an Award of deferred stock carries no voting or dividend rights or other rights associated with share ownership, although dividend equivalents may be granted, as discussed below.

●

Dividend Equivalents. The MP&D Committee is authorized to grant dividend equivalents conferring on participants the right to receive, on an accrual basis, cash, shares, or other property equal in value to dividends paid on a specific number of shares or other periodic payments. Dividend equivalents may not be granted in connection with stock options and SARs, and will be paid on an accrued basis only on the vesting of the Award, or may be deemed to have been reinvested in additional shares, Awards, or other investment vehicles specified by the MP&D Committee.

●

Bonus Stock and Awards in Lieu of Cash Obligations. The MP&D Committee is authorized to grant shares as a bonus free of restrictions, or to grant shares or other Awards in lieu of obligations to pay cash under other plans or compensatory arrangements, subject to such terms as the MP&D Committee may specify.

●

Other Stock-Based Awards. The 2017 ICP authorizes the MP&D Committee to grant Awards that are denominated or payable in, valued by reference to, or otherwise based on or related to shares. Such Awards might include convertible or exchangeable debt securities, other rights convertible or exchangeable into shares, purchase rights for shares, Awards with value and payment contingent upon performance of CVS Health or any other factors designated by the MP&D Committee, and Awards valued by reference to the book value of shares or the value of securities of or the performance of specified subsidiaries. The MP&D Committee determines the terms and conditions of such Awards, including consideration to be paid to exercise Awards in the nature of purchase rights, the period during which Awards will be outstanding and forfeiture conditions and restrictions on Awards. Other stock-based awards vest over a minimum three-year period, or if based on performance requirements vest over a minimum period of one year.

●

Performance Awards, Including Annual Incentive Awards. The right of a participant to exercise or receive a grant or settlement of an Award, and the timing thereof, may be subject to such performance conditions as may be specified by the MP&D Committee. In addition, the 2017 ICP authorizes specific annual incentive awards, which represent a conditional right to receive cash, shares or other Awards upon achievement of pre-established performance goals during a specified one-year period. Subject to the requirements of the 2017 ICP, the MP&D Committee will determine other performance award and annual incentive award terms, including the required levels of performance with respect to the business criteria, the corresponding amounts payable upon achievement of such levels of performance, termination and forfeiture provisions, and the form of settlement.

No Option or SAR Repricing or Cash Buyouts

The MP&D Committee may not, without further approval of CVS Health stockholders, grant any Award under the 2017 ICP or make any payment or exchange that would constitute a “repricing” of any option or SAR granted under the 2017 ICP. The 2017 ICP also does not permit cash buyouts of stock options or SARs.

Other Terms of Awards

Awards may be settled in the form of cash, CVS Health stock, other Awards, or other property, in the discretion of the MP&D Committee. The MP&D Committee may require or permit participants to defer the settlement of all or part of an Award in accordance with such terms and conditions as the MP&D Committee may establish, including payment or crediting of interest or dividend equivalents on deferred amounts, and the crediting of earnings, gains and losses based on deemed investment of deferred amounts in specified investment vehicles, provided, however, that dividends or dividend equivalents may not be paid on unvested Awards. The MP&D Committee may condition any payment relating to an Award on the withholding of taxes and may provide that a portion of any shares or other property to be distributed will be withheld (or previously acquired shares or other property surrendered by the participant) to satisfy withholding and other tax obligations. Awards granted under the 2017 ICP generally may not be pledged or otherwise encumbered and are not transferable except by will or by the laws of descent and distribution, or to a designated beneficiary on the participant’s death, except that the MP&D Committee may, in its discretion, permit transfers for estate planning or other purposes.

78	2020 Proxy Statement

Management Proposals     Item 4

Recoupment Policy

Unless the Award agreement specifies otherwise, the MP&D Committee may cancel or rescind Awards if the participant fails to comply with certain non-competition, confidentiality, intellectual property or other covenants. In addition, Awards under the 2017 ICP will be subject to the Recoupment Policy as in effect from time to time (for more information on that policy see page 56 of this proxy statement), as well as other recoupment policies or provisions as may be required under the terms of any agreement between the Company and any regulatory authority or as may be required under applicable law.

Double Trigger Change in Control

The MP&D Committee may, in its discretion, accelerate the exercisability, the lapsing of restrictions, or the expiration of deferral or vesting periods of any Award, and such accelerated exercisability, lapse, expiration and vesting will occur automatically in the case of an actual or constructive termination without cause within two years of a Change in Control, as defined in the 2017 ICP. In addition, the MP&D Committee may provide that performance goals relating to any performance-based award will be deemed to have been met at actual performance or prorated to the date of termination following a Change in Control.

No Liberal Definition of Change in Control

“Change in Control” is defined in the 2017 ICP to include the following events:

●

changes in the stock ownership of the Company, or a subsidiary owning substantially all of the consolidated assets of the Company (a “Significant Subsidiary”), representing in excess of 30% of the voting power of then outstanding securities of the Company or Significant Subsidiary;

●	changes of a majority of CVS Health’s board of directors during a 12-month period;
●

mergers and consolidations of the Company or a Significant Subsidiary, unless the voting securities of the Company or Significant Subsidiary continue to represent more than 50% of the combined voting power of the surviving or resulting entity; and

●

sales or dispositions of all or substantially all of the consolidated assets of CVS Health (in no event less than 40% of the total gross fair market value of all consolidated assets of the Company), in a single transaction or series of transactions over a 12-month period.

Amendment and Termination

The Board may amend, alter, suspend, discontinue, or terminate the 2017 ICP or the MP&D Committee’s authority to grant Awards without further stockholder approval, except stockholder approval must be obtained for any amendment or alteration if required by law or regulation or under the rules of any stock exchange or automated quotation system on which the shares are then listed or quoted. Stockholder approval will not be deemed to be required under laws or regulations, such as those relating to ISOs, that condition favorable treatment of participants on such approval, although the Board may, in its discretion, seek stockholder approval in any circumstance in which it deems such approval advisable. Thus, stockholder approval will not necessarily be required for amendments that might increase the cost of the 2017 ICP. Unless earlier terminated by the Board or extended by the stockholders, the term of the 2017 ICP will expire on May 9, 2027, after which no further Awards may be made, provided, however, that the provisions of the 2017 ICP will continue to apply to Awards made prior to such date. Additionally, the 2017 ICP will terminate at such time as no shares remain available for issuance under the 2017 ICP and CVS Health has no further rights or obligations with respect to outstanding Awards under the 2017 ICP.

Certain Federal Income Tax Implications

The following is a brief description of the federal income tax consequences generally arising with respect to Awards under the 2017 ICP.

The grant of an option will create no tax consequences for the participant or CVS Health. A participant will not recognize taxable income upon exercising an ISO (except that the alternative minimum tax may apply). Upon exercising an option other than an ISO, the participant generally must recognize ordinary income equal to the difference between the exercise price and fair market value of the freely transferable and non-forfeitable shares acquired on the date of exercise.

cvshealthannualmeeting.com	79

Management Proposals     Item 4

Upon a disposition of shares acquired upon exercise of an ISO before the end of the applicable ISO holding periods, the participant generally must recognize ordinary income equal to the lesser of (i) the fair market value of the shares at the date of exercise of the ISO minus the exercise price, or (ii) the amount realized on the disposition of the ISO shares minus the exercise price. Otherwise, a participant’s disposition of shares acquired on the exercise of an option (including an ISO for which the ISO holding periods are met) generally will result in short-term or long-term capital gain or loss measured by the difference between the sale price and the participant’s tax basis in such shares (the tax basis generally being the exercise price plus any amount previously recognized as ordinary income in connection with the exercise of the option).

CVS Health generally will be entitled to a tax deduction equal to the amount recognized as ordinary income by the participant in connection with an option. CVS Health generally is not entitled to a tax deduction relating to amounts that represent a capital gain to a participant. Accordingly, CVS Health will not be entitled to any tax deduction with respect to an ISO if the participant holds the shares for the ISO holding periods prior to disposition of the shares.

With respect to Awards granted under the 2017 ICP that result in the payment or issuance of cash or shares or other property that is either not restricted as to transferability or not subject to a substantial risk of forfeiture, the participant generally must recognize ordinary income equal to the cash or the fair market value of shares or other property received. Thus, deferral of the time of payment or issuance generally will result in the deferral of the time the participant will be liable for income taxes with respect to such payment or issuance. CVS Health generally will be entitled to a deduction in an amount equal to the ordinary income recognized by the participant.

With respect to Awards involving the issuance of shares or other property that is restricted as to transferability and subject to a substantial risk of forfeiture, the participant generally must recognize ordinary income equal to the fair market value of the shares or other property received at the first time the shares or other property becomes transferable or is not subject to a substantial risk of forfeiture, whichever occurs earlier. A participant may elect to be taxed at the time of receipt of shares or other property rather than upon lapse of restrictions on transferability or substantial risk of forfeiture, but if the participant subsequently forfeits such shares or property, the participant would not be entitled to any tax deduction, including as a capital loss, for the value of the shares or property on which the participant previously paid tax. The participant must file such election with the Internal Revenue Service within 30 days of the receipt of the shares or other property. CVS Health generally will be entitled to a deduction in an amount equal to the ordinary income recognized by the participant.

The foregoing provides only a general description of the application of federal income tax laws to the 2017 ICP. The summary does not address the effects of other federal taxes or taxes imposed under state, local, or foreign tax laws. Because of the complexities of the tax laws, interested parties are encouraged to consult a tax advisor as to their individual circumstances.

New Plan Benefits

The value, number and type of awards granted or allocated under the 2017 ICP is subject to the discretion of the MP&D Committee and/or the Board and varies from year to year. It is therefore not possible to determine the benefits or amounts that in the future will be received by or allocated to individual employees or groups of employees under the 2017 ICP. For information on Awards made to the NEOs during 2019 under the 2017 ICP, see the Grants of Plan-Based Awards table on page 63 and the Outstanding Equity Awards at Fiscal Year-End table on page 64. For information on Awards made to directors during 2019 under the 2017 ICP, see the Non-Employee Director Compensation – 2019 table on page 31.

80	2020 Proxy Statement

Management Proposals     Item 4

Prior Stock Option Grants Under the 2017 ICP

Pursuant to SEC rules, the following table sets forth the number of shares subject to stock options granted under the 2017 ICP from its initial approval in 2017 through December 31, 2019.

Name & Principal 2019 Positions	Number of Shares Underlying Stock Options Granted[1]
Larry J. Merlo President and Chief Executive Officer	939,510
Eva C. Boratto Executive Vice President and Chief Financial Officer	237,037
Jonathan C. Roberts Executive Vice President and Chief Operating Officer	551,141
Derica W. Rice Former Executive Vice President and President – CVS Caremark	438,045
Thomas M. Moriarty Executive Vice President, Chief Policy and External Affairs Officer and General Counsel	347,966
Other Executive Officers as a Group (12 persons)[2]	1,079,395
Non-Executive Directors as a Group	0
Employee Group, excluding Executive Officers (198 persons)	2,599,048
1	The number of shares underlying stock options granted in this table excludes shares underlying stock options that were granted but were subsequently forfeited, canceled or expired unexercised.
2	Includes shares subject to stock options granted to David Denton and Kevin Hourican who are former executive officers of the Company.

Result of Approval of Management Proposal

If the ICP Amendment is approved by our stockholders, an additional 26 million shares of CVS Health common stock will be reserved and available for delivery to participants in connection with awards granted pursuant to the 2017 ICP. As of March 18, 2020, there were approximately 17 million shares available for grants under the 2017 ICP, and following the expiration of the Aetna Stock Plan on May 21, 2020 the 2017 ICP will be the only compensation plan under which the Company grants equity-based compensation awards. The Company anticipates utilizing approximately seven million shares under the 2017 ICP for its annual grants to be made in 2020. Therefore, at the time of the Annual Meeting, the 2017 ICP is expected to have approximately 10 million shares remaining and, upon approval of the ICP Amendment, the 2017 ICP is expected to have a total of approximately 36 million shares available for issuance. We anticipate that number of shares will be sufficient for approximately three years of grants, based on current grant practices and share price.

The Board unanimously recommends a vote FOR approval of the ICP Amendment to the 2017 ICP.

cvshealthannualmeeting.com	81

Management Proposals

Item 5 Proposal to Amend the Company’s 2007 Employee Stock Purchase Plan to Increase the Number of Shares Available for Sale Under the Plan
The Board unanimously recommends a vote FOR approval of the ESPP Amendment to the 2007 ESPP.

In 2007, our stockholders approved an employee stock purchase plan (the 2007 ESPP) under which 15 million shares of our common stock were authorized for sale to participating employees. In 2013, the Company requested and stockholders authorized an additional 15 million shares to be sold under the 2007 ESPP to enable the continuation of the program. Since 2007, offerings under the 2007 ESPP have been made to employees every six months on approximately January 1 and July 1 of each year. Aetna colleagues became eligible to participate in the 2007 ESPP beginning with the offering period that began July 1, 2019. The Company believes this program plays an important role in encouraging broad-based stock ownership by employees and thereby providing an incentive for employees to contribute to the Company’s continued profitability and success.

As of March 18, 2020, there were approximately six million shares available for future offerings (including the offering period that is presently open), which is not sufficient for the program to continue beyond 2022 given the usage of approximately 1.4 million shares in the offering period that began July 1, 2019. In order to continue this valuable program, on March 11, 2020, the Board unanimously approved and adopted an amendment to the 2007 ESPP to authorize an additional 30 million shares of common stock for sale under the 2007 ESPP (the “ESPP Amendment”), subject to approval by our stockholders. We are therefore requesting that our stockholders approve the ESPP Amendment, which will increase the number of shares of common stock authorized to be sold under the 2017 ESPP by 30 million in order to permit the Company to continue to offer this program to its employees.

The 2007 ESPP provides a means for our employees to authorize payroll deductions on a voluntary basis to be used for the periodic purchase of CVS Health common stock. All employees participating in the 2007 ESPP have equal rights and privileges. Under the 2007 ESPP, eligible participants are able to purchase shares at a price not less than the lesser of 90% of the fair market value of CVS Health common stock at the beginning of an offering period or 90% of the fair market value of CVS Health common stock at the end of the offering period. The “fair market value” is the closing price of CVS Health common stock as reported on the NYSE on the day in question, or the last prior trading day if that day is not a trading day. The Board believes the 2007 ESPP offers a convenient means for eligible employees who might not otherwise own CVS Health common stock to purchase and hold common stock, and that the discounted sale feature of the 2007 ESPP provides a meaningful inducement to participate. The Board believes that employees’ continuing economic interest, as stockholders, in the performance and success of CVS Health will enhance the entrepreneurial spirit of the Company, which can greatly contribute to its long-term growth and profitability. The 2007 ESPP is intended to qualify as an “employee stock purchase plan” under Section 423 of the Code.

If our stockholders do not approve the proposed ESPP Amendment at the Annual Meeting, the 2007 ESPP will be terminated when the shares previously approved for sale by our stockholders are exhausted. On March 18, 2020, the closing price of CVS Health common stock on the NYSE was $57.18 per share.

Summary of the 2007 ESPP

The principal features of the 2007 ESPP are summarized below. The following description of the material features of the 2007 ESPP is qualified in its entirety by reference to Annex C to this proxy statement, which contains the 2007 ESPP as proposed to be amended by the ESPP Amendment and is marked to show the proposed increase in the number of shares available for sale under the 2007 ESPP. Stockholders should read the full text of the 2007 ESPP provided in Annex C to this proxy statement for a complete description of its legal terms and conditions.

82	2020 Proxy Statement

Management Proposals     Item 5

The proposed ESPP Amendment would add 30 million shares to the shares available for sale under the 2007 ESPP. As amended, the maximum number of shares that may be sold under the 2007 ESPP after May 14, 2020 will be approximately 36 million shares, subject to appropriate adjustment in the case of any stock split or reverse stock split, stock dividend, combination, reclassification, or other extraordinary corporate event affecting CVS Health common stock. Shares delivered under the 2007 ESPP will be either authorized but unissued shares or shares acquired by the Company in the open market.

The 2007 ESPP is to be administered by a committee of two or more directors designated by the Board, except to the extent the full Board elects to administer the 2007 ESPP. The Board or such committee has authority to interpret the 2007 ESPP, construe terms, adopt rules and regulations, prescribe forms, and make all determinations under the 2007 ESPP. The Board has designated its MP&D Committee, which presently consists of six independent directors, to administer the 2007 ESPP.

Any employee of the Company or any designated subsidiary is eligible to participate in the 2007 ESPP upon completing ninety days of service, excluding any employee who owns five percent or more of the total combined voting power or value of all outstanding shares of all classes of securities of CVS Health or any subsidiary. Approximately 274,000 Company employees currently are eligible to participate in the 2007 ESPP.

An eligible employee may enroll for an offering period by filing an enrollment form with the Company before the commencement of the offering period. After initial enrollment in the 2007 ESPP, the employee is automatically re-enrolled in the 2007 ESPP for subsequent offering periods unless he or she files a notice of withdrawal before such offering period begins, terminates employment, or otherwise becomes ineligible to participate.

Upon enrollment in the 2007 ESPP, the employee must elect a rate at which he or she will make payroll contributions for the purchase of CVS Health common stock. An employee may elect to make contributions in an amount not less than 1% nor more than 15% of such employee’s compensation, as defined in the 2007 ESPP, although an employee’s contributions will be adjusted downward to the extent necessary to ensure that he or she will not purchase during any calendar year CVS Health common stock that has a fair market value in excess of $25,000. The fair market value is determined as of the first day of each offering period and prior to applying the 10% discount. All employee contributions will be made by means of direct payroll deduction. The contribution rate elected by a participant will continue in effect until modified by the participant, except that an employee may not increase his or her previously elected contribution rate during an offering period and, unless otherwise authorized by the MP&D Committee, may elect to decrease his or her previously elected contribution rate no more than twice during a given offering period. No additional contributions are permitted by a participant during a given offering period if his or her contribution rate is reduced to zero.

The contributions of an employee are credited to an account maintained on behalf of such employee. The 2007 ESPP provides that each “offering period” means the approximately six-month period commencing on the first trading day after January 1 and July 1 each year and terminating on the last trading day in the following June and December. The MP&D Committee may change the beginning date, ending date, and duration of offering periods on a prospective basis without stockholder approval, provided that offering periods will in all cases comply with applicable limitations under Section 423 of the Code.

As described above, the Company sells shares directly to the custodian for employees’ accounts at a price not less than the lesser of 90% of the fair market value of CVS Health common stock at the beginning of the offering period or 90% of the fair market value of CVS Health common stock at the end of the offering period. Shares purchased under the 2007 ESPP are credited to the accounts maintained by the custodian for each participant based on the cost of all shares purchased. The custodian is currently E*Trade. No interest is credited on payroll contributions pending investment in CVS Health common stock. Cash dividends paid on CVS Health common stock credited to participants’ accounts are either credited in the form of cash or reinvested in additional shares by the custodian, either through purchases in the open market or directly from the Company (no discounts will apply to such dividend reinvestment purchases). Stock dividends paid in respect of shares of CVS Health common stock credited to participants’ accounts will be credited to such accounts.

Participants have the exclusive right to vote or direct the voting of shares credited to their accounts. Participants may sell shares credited to their accounts at any time following purchase but are not permitted to withdraw or transfer their shares during the first twenty-four months after the first day of an offering period for which the shares were acquired except in the case of a personal hardship or the death of a participant. Participants’ rights under the 2007 ESPP are nontransferable except pursuant to the laws of descent and distribution.

A participant’s enrollment in the 2007 ESPP may be terminated at any time, effective the first day of the month following the filing of a notice of termination of enrollment, provided the termination notice is received by the Company by the last business day prior to the fifteenth day of a month. Termination notices received on the fifteenth day of the month or later will

cvshealthannualmeeting.com	83

Management Proposals     Item 5

take effect on the first day of the next month. Enrollment also terminates upon termination of a participant’s employment with the Company and its subsidiaries. The custodian continues to hold CVS Health common stock for the account of such a participant until the participant sells or withdraws the common stock. No refunds from a participant’s cash account are permitted except upon termination of enrollment due to termination of employment.

The Company pays costs and expenses incurred in the administration of the 2007 ESPP and the maintenance of participants’ accounts and pays brokerage fees and commissions for purchases. The Company does not pay brokerage fees and expenses relating to sales by participants, and participants may be charged reasonable fees by the custodian for withdrawals of share certificates and other specified services. The custodian is responsible for furnishing account statements to participants.

The Board may terminate or amend the 2007 ESPP without further stockholder approval, except stockholder approval must be obtained within one year after the effectiveness of such action if required by law or regulation or under the rules of the securities exchange on which CVS Health common stock is then quoted or listed, or if such stockholder approval is necessary in order for the 2007 ESPP to continue to meet the requirements of Section 423 of the Code. Thus, stockholder approval will not necessarily be required for amendments that might increase the cost of the plan or broaden eligibility. The 2007 ESPP will continue until terminated by action of the Board, although as noted above, the number of shares authorized to be sold under the 2007 ESPP is limited.

Certain Federal Income Tax Implications

The following is a brief description of the federal income tax consequences generally arising with respect to sales and purchases of our common stock under the 2007 ESPP.

Rights to purchase shares under the 2007 ESPP are intended to constitute “options” issued pursuant to an “employee stock purchase plan” within the meaning of Section 423 of the Code. The Company believes that under present law the following federal income tax consequences would generally result under the 2007 ESPP:

(1)	No taxable income results to the participant on the grant of a right to purchase or on the purchase of shares for his or her account under the 2007 ESPP (although the amount of a participant’s payroll contributions under the 2007 ESPP will be taxable as ordinary income to the participant).
(2)	If the participant disposes of shares within two years after the first day of an offering period with respect to which he or she purchased the shares or within one year after the purchase date, then at the time the participant disposes of the shares he or she will recognize ordinary income in an amount equal to the fair market value of the shares on the date of purchase minus the amount of the participant’s payroll deductions used to purchase the shares. The participant will be considered to have disposed of a share if the participant sells, exchanges, makes a gift or transfers (except by death) legal title to the share.
(3)	If the participant disposes of shares more than two years after the first day of an offering period with respect to which he or she purchased the shares and more than one year after the purchase date, then at the time the participant disposes of the shares he or she will recognize ordinary income in an amount equal to the lesser of (i) the fair market value of the shares on the first day of the offering period minus the amount of the participant’s payroll deductions used to purchase the shares, and (ii) the fair market value of the shares on the date of disposition minus the amount of the participant’s payroll deductions used to purchase the shares.
(4)	In addition, the participant will recognize a long-term or short-term capital gain or loss, as the case may be, in an amount equal to the difference between the amount realized upon any sale of CVS Health common stock and the participant’s basis in the common stock (i.e., the purchase price plus the amount, if any, taxed to the participant as ordinary income, as described in (2) and (3) above).
(5)	If the statutory holding periods described in (2) and (3) above are satisfied, the Company will not receive any deduction for federal income tax purposes with respect to any discount in the sale price of CVS Health common stock applicable to such participant. If such statutory holding periods are not satisfied, the Company generally should be entitled to a tax deduction in an amount equal to the amount taxed to the participant as ordinary income.
(6)	Dividends, if any, on shares purchased pursuant to the 2007 ESPP will be taxable as dividend income in the year paid.

The foregoing provides only a general description of the application of federal income tax laws to the 2007 ESPP. The summary does not address the effects of other federal taxes or taxes imposed under state, local, or foreign tax laws. Because of the complexities of the tax laws, interested parties are encouraged to consult a tax advisor as to their individual circumstances.

84	2020 Proxy Statement

Management Proposals     Item 5

Plan Benefits

Participation in the 2007 ESPP is voluntary, and each eligible employee will make his or her own decision whether and to what extent to participate in the 2007 ESPP. It is therefore not possible to determine the benefits or amounts that will be received in the future by individual employees or groups of employees under the 2007 ESPP. However, the table below sets forth certain information regarding the number of shares of CVS Health common stock purchased during fiscal year 2019 pursuant to our 2007 ESPP by each of (i) the named executive officers identified in the SCT beginning on page 60 of this proxy statement, (ii) all current executive officers as a group, and (iii) all employees, other than executive officers, as a group. Non-executive members of our Board are not eligible to participate in the 2007 ESPP.

Purchases Under the 2007 ESPP During Fiscal Year 2019

Name & Principal 2019 Positions	Shares Purchased (#)
Larry J. Merlo President and Chief Executive Officer	—
Eva C. Boratto Executive Vice President and Chief Financial Officer	381
Jonathan C. Roberts Executive Vice President and Chief Operating Officer	—
Derica W. Rice Former Executive Vice President and President – CVS Caremark	391
Thomas M. Moriarty Executive Vice President, Chief Policy and External Affairs Officer and General Counsel	—
Executive Officers as a Group (12 persons)	1,174
Employee Group, excluding Executive Officers (34,450 persons)	2,469,348

In fiscal year 2019, participants in the 2007 ESPP purchased 2,470,522 shares for a total purchase price of $121,705,008.

Result of Approval of Management Proposal

If the ESPP Amendment is approved by our stockholders, an additional 30 million shares of CVS Health common stock will be reserved and available for sale to participants in connection with their participation in the 2007 ESPP. As of March 18, 2020, there were approximately 6 million shares available for sale under the 2007 ESPP, and the Company does not anticipate utilizing any shares prior to the Annual Meeting. Upon approval of the ESPP Amendment, the 2007 ESPP is expected to have a total of approximately 36 million shares available for sale to participants. We anticipate that number of shares will be sufficient for approximately eight years of employee purchases, based on current employee purchase practices and share price.

The Board unanimously recommends a vote FOR approval of the ESPP Amendment to the 2007 ESPP.

cvshealthannualmeeting.com	85

Stockholder Proposals

Item 6
Stockholder Proposal for Reducing the Ownership Threshold to Request a Stockholder Action by Written Consent

On or about November 27, 2019 (later revised on December 6, 2019), the Company received the following proposal from Kenneth Steiner, 14 Stoner Avenue, 2M, Great Neck, NY 11021. Mr. Steiner represents that he has held at least $2,000 worth of the Company’s stock for the past year and intends to continue to hold such amount through the date of the Company’s next annual meeting. In accordance with SEC rules, we are reprinting the proposal and supporting statement (which we refer to as the “Steiner Proposal”) in this proxy statement as they were submitted to us:

Proposal 6 - Make Shareholder Written Consent Meaningful

Shareholders request that our board of directors take the steps necessary to change 25% to 3% in this passage from our bylaws:

“A request by a stockholder for a record date in accordance with Article Eighth of the Certificate of Incorporation must be delivered by the holders of record of at least twenty five percent (25%) of the voting power of the outstanding capital stock of the corporation entitled to express consent on the relevant action… .”

This proposal includes taking the steps necessary to make each change in our governing documents that is needed to be consistent with this 25% to 3% amendment.

When CVS directors adopted a shareholder right to act by written consent CVS directors put in a hurdle to make written consent not a meaningful right. CVS directors made it necessary for an unwieldy 25% of CVS shares to simply request a record date.

In other words CVS shareholders need the backing of $25 Billion of CVS shares to simply ask for a record date. And once the owners of $25 Billion of CVS stock provide management with their direct contact information in asking for a record date then it is easy for CVS management to defeat written consent by pressuring the initial sponsoring shareholders to revoke their written consents.

It makes no sense to require 25% of shares ($25 Billion of CVS shares) to just get started to act by written consent when 3% of CVS shares can put a proxy access candidate on our annual meeting ballot.

Please vote yes:

Make Shareholder Written Consent Meaningful- Proposal 6

STATEMENT OF THE BOARD OF DIRECTORS RECOMMENDING A VOTE AGAINST THE STEINER PROPOSAL

CVS Health is strongly committed to good governance practices and is keenly interested in the views and concerns of our stockholders. The Company has adopted many leading corporate governance practices, including the annual election of all directors, majority voting in director elections, the right of stockholders to act by written consent and to call special meetings, and proxy access. In addition, the Company has decreased the size of the Board to further align with corporate governance practices and feedback received through stockholder engagement. Our current QualityScore ratings from Institutional Shareholder Services (ISS) include a 1 in Shareholder Rights and a 2 in Board Structure, meaning that CVS Health is currently in the top 10% to 20% of ranked companies in those categories. The Company’s overall Governance QualityScore is a 1 (top 10%), indicating that ISS views our Company as among the lowest in terms of governance risks.

86	2020 Proxy Statement

Stockholder Proposals     Item 6

In 2012, the Board presented for CVS Health stockholder approval an amendment to its Amended and Restated Certificate of Incorporation (Charter) to strengthen the ability of stockholders to act by written consent. The amendment permitted stockholders to take any action required or permitted to be taken by the stockholders at a duly called annual or special meeting by a written consent of the stockholders of the Company, which means stockholders are able to act by written consent with less than unanimous approval to act in that manner. The amendment also permitted stockholders holding at least 25% of the voting power of the Company’s outstanding capital stock to request a record date to act by written consent. This amendment was approved by 95% of stockholders who voted (76% of shares outstanding) and implemented by the Board.

In addition, in 2018 the Board presented for CVS Health stockholder approval an amendment to the Charter that lowered the threshold required for stockholders to call a special meeting of stockholders from 25% of the voting power of the Company’s outstanding capital stock to 15% of the voting power. This amendment was approved by over 98% of stockholders who voted (76% of shares outstanding) and implemented by the Board.

As a result of the amendment to the Charter adopted in 2012, CVS Health’s Charter currently allows for any action required or permitted to be taken at any annual or special meeting of stockholders to be taken without a meeting by the written consent of the stockholders of the Company. The process is straightforward. A stockholder seeking to have an action to be taken by written consent without a meeting shall, by written notice to the Company signed by holders of record of at least 25% of the voting power of the Company, request that a record date be fixed for such purpose. Such a request amounts to a call for an action by written consent in lieu of a meeting.

The Board chose 25% as the appropriate threshold of ownership for a stockholder to call for an action by written consent in lieu of a meeting to strike an appropriate balance between enhancing the ability of stockholders to initiate stockholder action and the risk that a lower threshold would allow groups of self-interested stockholders to subject all of our stockholders to consent solicitations that may only be relevant to particular constituencies. The Board believes that action by written consent is not an insignificant corporate action. The outcome of a written consent process is no different than the outcome from an annual or special meeting. Therefore, procedural and other safeguards are necessary to protect the interests of all stockholders. This is particularly important for actions by written consent as stockholders would not have an opportunity to discuss the proposed action and listen to all viewpoints that they would have if the action were taken at a special meeting called by the stockholders. The Company believes that stockholder meetings provide an important forum for stockholders to present, discuss and vote on proposals on an informed basis. It is for this reason that corporate governance experts generally consider a special meeting to be the favored method for stockholder actions between annual meetings, rather than an action by written consent. With a 3% ownership threshold, the Steiner Proposal would have the effect of allowing stockholders with a relatively small shareholding, representing narrow interests, to request a record date to act by written consent and therefore put forth for consideration matters that may not be in the best interests of all of our stockholders. Moreover, overseeing the solicitation, delivery and examination of written consents and ensuring effective communication of information among stockholders about the subject matter also involves significant management commitment of time and focus, and imposes very substantial legal and administrative cost. To put it simply, it should not be easy to request an action by written consent, especially when the ability to call special meetings is available at the 15% threshold.

The Board believes that CVS Health’s existing 25% ownership threshold for calling for an action by written consent strikes the appropriate balance between allowing stockholders to vote on important matters that arise between annual meetings and protecting against the risk that a small group of stockholders could attempt an action by written consent that serves a narrow agenda not favored by a meaningful proportion of stockholders. We therefore continue to believe that at least 25% of our stockholders should remain the threshold to request action by written consent.

The Board unanimously recommends a vote AGAINST the Steiner Proposal.

cvshealthannualmeeting.com	87

Stockholder Proposals     Item 7

Item 7:
Stockholder Proposal Regarding Our Independent Board Chair

On or about December 6, 2019, the Company received the following proposal from John Chevedden, 2215 Nelson Avenue, No. 205, Redondo Beach, CA 90278. Mr. Chevedden represents that he has held at least $2,000 worth of the Company’s stock for the past year and intends to continue to hold such amount through the date of the Company’s next annual meeting. In accordance with SEC rules, we are reprinting the proposal and supporting statement (which we refer to as the “Chevedden Proposal”) in this proxy statement as they were submitted to us:

Proposal 7 - Independent Board Chairman

Shareholders request that our Board of Directors adopt as policy, and amend our governing documents as necessary, to require that the Chairman of the Board be an independent member of the Board whenever possible. Although it would be better to have an immediate transition to an independent Board Chairman, the Board would have the discretion to phase in this policy for the next Chief Executive Officer transition.

If the Board determines that a Chairman, who was independent when selected is no longer independent, the Board shall select a new Chairman who satisfies the requirements of the policy within a reasonable amount of time. Compliance with this policy is waived in the unlikely event that no independent director is available and willing to serve as Chairman.

The timing may be right for a new CVS Chairman of the Board and a transition to a permanent role for an independent Board Chairman at CVS. The current CVS Chairman David Dorman has 14-years long-tenure and was rejected by more shareholders than any other CVS director in 2019. Meanwhile in less than 5-years the CVS stock price has fallen from $112 to $75.

Executive pay was also rejected by 9% of shares in 2019 which, which combined with the price of CVS stock, may suggests that CVS executive pay may not have the proper incentives. A typical rejection rate for executive pay is 5%. David Brown, who chaired the CVS executive pay committee, received many negative votes compared to other CVS directors in 2019.

Please vote yes for an independent Chairman to help address the laggard stock price at CVS:

Independent Board Chairman - Proposal 7

STATEMENT OF THE BOARD OF DIRECTORS RECOMMENDING A VOTE AGAINST THE CHEVEDDEN PROPOSAL

The Board considered the Chevedden Proposal and, for the reasons described below, believes that the proposal is unnecessary and not in the best interests of the Company and its stockholders.

CVS Health currently has an independent Chair of the Board, and has since 2011, when the CVS Health Board adopted its current board leadership structure. Our Corporate Governance Guidelines provide for the Board to retain its flexibility to allocate the responsibilities of the offices of Chair and CEO in any way that is in the best interests of the Company at a given point in time. In accordance with the Corporate Governance Guidelines, the Board periodically reviews and makes a determination as to the appropriateness of its leadership structure in connection with the recruitment and succession of the Chair and/or the CEO, and whether the existing leadership and board structure enable strong independent oversight.

Since May 2011, our Board has been led by David W. Dorman. Mr. Dorman is an independent Chair who is well versed in the needs of our complex business. He provides strong leadership to our Board and advice to management, and he promotes the involvement of all our directors in decision-making. He also has significant authority for Board matters, as described below. The Board has determined that Mr. Dorman currently is independent under the rules of the New York Stock Exchange and under the Company’s Corporate Governance Guidelines.

88	2020 Proxy Statement

Stockholder Proposals     Item 7

Our independent Chair presides at all meetings of the Board and works with our CEO to set Board meeting agendas and the schedule of Board meetings. In addition, the independent Chair has the following duties and responsibilities:

●	the authority to call, and is required to lead, independent director sessions;
●	the ability to retain independent legal, accounting or other advisors in connection with independent director sessions;
●	the responsibility to facilitate communication and serve as a liaison between the CEO and the independent directors; and
●	the duty to advise the CEO of the informational needs of the Board.

The Board believes that independence from, and oversight of, management is currently maintained effectively through its independent Chair, the Board’s composition and Board Committee system, and the strong corporate governance practices that are in place. However, in the future the Board may determine that it is in the best interests of the Company for a non-independent Chair to lead CVS Health and the Board. In such a case, the Board would consider appointing an independent Lead Director, as it did for several years before Mr. Dorman became independent Chair. As in the past, the Lead Director would carry out many of the same duties and responsibilities of our current independent Chair. The Board also believes that it is not in the best interests of the Company to adopt a rigid policy that restricts the discretion of the Board to combine the positions of Chair and CEO in the future if circumstances warrant. Such an action would deprive the Board of the ability to select the most qualified and appropriate individual to lead the Board as Chair at any particular point in time. We therefore continue to believe that the Chevedden Proposal is not in the best interests of the Company and its stockholders.

The Board unanimously recommends a vote AGAINST the Chevedden Proposal.

cvshealthannualmeeting.com	89

Ownership of and Trading in Our Stock

Executive Officer and Director Stock Ownership Requirements

CVS Health has long been mindful of the importance of equity ownership by directors and executive management as an effective link to stockholders and, as such, the Board maintains stock ownership guidelines for all directors, as well as for the officers serving on the Company’s BPC and all corporate-level executive vice presidents and senior vice presidents. Persons subject to the guidelines must achieve compliance with the applicable ownership requirements within five years of becoming subject to the requirements. Our Named Executive Officers, who appear in the SCT beginning on page 60, must maintain ownership levels as set forth in the table below. Shares included in the calculation to assess compliance with the guidelines include shares owned outright, unvested RSUs, unvested PSUs, shares held in the Deferred Stock Compensation Plan and shares purchased through our Employee Stock Purchase Plan. Unexercised stock options do not count toward satisfying the guidelines. The Board believes that these requirements emphasize the importance of equity ownership for the Board and executive management, which in turn reinforces alignment with stockholder interests. To further reinforce this commitment, the Board annually reviews this policy and compliance by directors and executives.

Executive Name	Multiple of Salary Required	In Compliance
Larry J. Merlo	7x	Yes
Eva C. Boratto	4x	Yes
Jonathan C. Roberts	4x	Yes
Derica W. Rice[1]	4x	Yes
Thomas M. Moriarty	4x	Yes
1	On March 1, 2020, Mr. Rice left employment with the Company. At the time of his departure, Mr. Rice was in compliance with the stock ownership requirement.

All non-employee directors must own a minimum of 10,000 shares of CVS Health common stock, which is worth $571,800 based on the March 18, 2020 closing price of our common stock of $57.18 or approximately 7.4 times the amount of the annual cash retainer ($77,500). Directors must attain this minimum ownership level within five years of being elected to the Board and must retain this minimum ownership level for at least six months after leaving the Board. The current level of stock pay in the director’s mix of annual compensation is intended to facilitate the directors’ ability to meet the ownership level within this timeframe. Each of our directors who has served in such capacity for at least five years has timely attained the minimum ownership level, as have Ms. Schapiro and Messrs. Aguirre and Ludwig. Mr. Farah also is on track to meet this requirement.

90	2020 Proxy Statement

Ownership of and Trading in Our Stock     Share Ownership of Directors and Certain Executive Officers

Share Ownership of Directors and Certain Executive Officers

The following table shows the shares of our common stock beneficially owned, as of March 18, 2020, of each director, each Named Executive Officer appearing in the SCT and all directors and executive officers as a group, based on information provided by these individuals. Each individual beneficially owns less than 1% of our common stock and, except as described in the footnotes to the table, each person has sole investment and voting power over the shares. None of the shares listed below has been pledged as collateral.

	Amount and Nature of Beneficial Ownership
Name	Common Stock		Percent of Common Stock	Common Stock Equivalents		Total
Fernando Aguirre	20,663	[2]	*	0		20,663
Eva C. Boratto	234,744	[3]	*	3,673	[13]	238,417
Richard M. Bracken	15,348		*	0		15,348
C. David Brown II	115,269		*	61,522	[14]	176,791
Alecia A. DeCoudreaux	2,970		*	14,942	[14]	17,912
Nancy-Ann M. DeParle	16,809		*	3,137	[14]	19,946
David W. Dorman	131,798		*	17,743	[14]	149,541
Roger N. Farah	3,821		*	5,119	[14]	8,940
Anne M. Finucane	23,752	[4]	*	5,985	[15]	29,737
Edward J. Ludwig	22,413	[5]	*	0		22,413
Larry J. Merlo	2,429,067	[6]	*	715,722	[16]	3,144,789
Jean-Pierre Millon	95,281	[7]	*	0		95,281
Thomas M. Moriarty	476,585	[8]	*	56,817	[17]	533,402
Derica W. Rice[1]	137,494	[9]	*	27,283	[18]	164,777
Jonathan C. Roberts	816,181	[10]	*	338,074	[19]	1,078,503
Mary L. Schapiro	1,886		*	11,409	[20]	13,295
Richard J. Swift	7,336		*	64,919	[21]	72,255
William C. Weldon	1,830		*	27,523	[22]	29,353
Tony L. White	31,270	[11]	*	0		31,270
All directors and executive officers as a group (26 persons)	6,083,626	[12]	0.46%	1,538,383	[23]	7,616,878
*	Less than 1%.
1	Mr. Rice terminated employment with the Company on March 1, 2020.
2	Includes 668 shares held by Mr. Aguirre’s spouse and adult children as to which Mr. Aguirre disclaims beneficial ownership.
3	Includes 166,292 shares that Ms. Boratto has the right to acquire currently or within 60 days of March 18, 2020, upon the exercise of options or upon settlement of RSUs that vest and settle within 60 days of March 18, 2020.
4	Includes 23,752 shares held in a revocable trust of which Ms. Finucane and her spouse are co-trustees.
5	Includes 11,079 shares held in a revocable trust of which Mr. Ludwig is sole trustee.
6	Includes 393,961 shares held in a trust as to which Mr. Merlo has shared voting power and no investment power and 11,173 shares held by the Trustee of the 401(k) Plan that are allocated to Mr. Merlo and as to which he shares voting and investment power. Also includes 1,524,568 shares that Mr. Merlo has the right to acquire currently or within 60 days of March 18, 2020, upon the exercise of options or upon settlement of RSUs that vest and settle within 60 days of March 18, 2020.
7	Consists of 95,281 shares held in a family trust of which Mr. Millon and his spouse are co-trustees.
8	Includes 415,072 shares that Mr. Moriarty has the right to acquire currently or within 60 days of March 18, 2020, upon the exercise of options or upon settlement of RSUs that vest and settle within 60 days of March 18, 2020.
9	Includes 118,985 shares that Mr. Rice has the right to acquire currently or within 60 days of March 18, 2020, upon the exercise of options or upon settlement of RSUs that vest and settle within 60 days of March 18, 2020.
10	Includes 8,948 shares held by the Trustee of the 401(k) Plan that are allocated to Mr. Roberts and as to which he shares voting and investment power. Also includes 762,188 shares that Mr. Roberts has the right to acquire currently or within 60 days of March 18, 2020, upon the exercise of options.
11	Includes 7 shares held by Mr. White’s spouse as to which Mr. White disclaims beneficial ownership.
12	Directors and executive officers as a group have sole voting and investment power over 1,330,672 shares, share voting and investment power with respect to 130,569 shares (including 21,499 shares held by the Trustee of the 401(k) Plan and allocated to executive officers), share voting power and have no investment power over 393,961 shares, and disclaim beneficial ownership of 675 shares. Also includes 4,206,250 shares that executive officers have the right to acquire currently or within 60 days of March 18, 2020, upon the exercise of options and SARs or upon settlement of RSUs that vest and settle within 60 days of March 18, 2020. At March 18, 2020, there were no outstanding options or SARs held by non-management directors.
13	Consists of RSUs that vest and settle more than 60 days from March 18, 2020.
14	Consists of deferred stock units resulting from shares constituting deferred non-employee director compensation, which do not have current voting rights (“Deferred Director Units”) and are distributable in a lump sum on the date the director retires or resigns.
15	Consists of 2,946 Deferred Director Units that are distributable in installments beginning on the date Ms. Finucane retires or resigns and 3,039 Deferred Director Units that are distributable more than 60 days after March 18, 2020.

cvshealthannualmeeting.com	91

Ownership of and Trading in Our Stock     Share Ownership of Principal Stockholders

16	Includes 669,869 deferred stock units resulting from shares that were receivable upon the lapse of restrictions on RSUs or the exercise of options, but the actual receipt of which was deferred pursuant to the Company’s Deferred Stock Compensation Plan, and which do not have current voting rights (“Deferred Officer Units”). Also includes 40,701 RSUs that vest and settle more than 60 days from March 18, 2020 and 5,152 hypothetical shares held in a notional account in the Company’s unfunded Deferred Compensation Plan, which settle in cash and do not have current voting rights (“Phantom Stock Credits”).
17	Includes 44,039 Deferred Officer Units and 12,778 RSUs that vest and settle more than 60 days from March 18, 2020.
18	Includes 24,095 RSUs and 3,188 Company Matching RSUs that vest and settle more than 60 days from March 18, 2020.
19	Includes 313,107 Deferred Officer Units, 23,545 RSUs that vest and settle more than 60 days from March 18, 2020 and 1,422 Phantom Stock Credits.
20	Consists of 7,356 Deferred Director Units that are distributable in a lump sum on the date Ms. Schapiro retires or resigns and 4,052 Deferred Director Units that are distributable more than 60 days after March 18, 2020.
21	Consists of 47,067 Deferred Director Units that are distributable in a lump sum on the date Mr. Swift retires or resigns and 17,852 Deferred Director Units that are distributable in installments beginning on the date Mr. Swift retires or resigns.
22	Consists of 7,655 Deferred Director Units that are distributable in a lump sum on the date Mr. Weldon retires or resigns and 19,868 Deferred Director Units that are distributable in installments beginning on the date Mr. Weldon retires or resigns.
23	Includes 1,086,543 Deferred Officer Units; 212,299 Deferred Director Units; 223,622 RSUs and 8,319 Company Matching RSUs that vest and settle more than 60 days from March 18, 2020; and 7,600 Phantom Stock Credits.

Share Ownership of Principal Stockholders

We have been notified by the entities in the following table that each is the beneficial owner (as defined by the rules of the SEC) of more than five percent of CVS Health’s outstanding common stock as of December 31, 2019. According to the most recent Schedule 13G filed by each of these beneficial owners with the SEC, these shares were acquired in the ordinary course of business and were not acquired for the purpose of, and do not have the effect of, changing or influencing control over us.

Title of Class	Name and Address of Beneficial Owner	No. of Shares Beneficially Owned		Percent of Class Owned
Common Stock	BlackRock, Inc.[1] 55 East 52nd Street New York, NY 10055	94,158,010	[1]	7.23%	[1]
Common Stock	The Vanguard Group[2] 100 Vanguard Blvd. Malvern, PA 19355	104,808,202	[2]	8.05%	[2]
1	Information based on a Schedule 13G/A filed February 5, 2020. BlackRock, Inc. (“BlackRock”) is the parent holding company of a number of subsidiaries that hold CVS Health common stock for the benefit of various investors. BlackRock and/or its subsidiaries have sole voting power with respect to 79,550,703 of these shares and sole dispositive power with respect to all of these shares.
2	Information based on a Schedule 13G/A filed February 12, 2020. The Vanguard Group, Inc. (“Vanguard”) directly or through its subsidiaries, holds CVS Health common stock for the benefit of various investors. Vanguard and/or its subsidiaries have sole voting power with respect to 1,932,197 of these shares, shared voting power with respect to 355,556 of these shares, sole dispositive power with respect to 102,640,592 of these shares and shared dispositive power with respect to 2,167,610 of these shares

92	2020 Proxy Statement

Other Information

Information about the Annual Meeting and Voting

The Board of Directors of CVS Health is soliciting your proxy to vote at our Annual Meeting of Stockholders on May 14, 2020 (or at any adjournment of the meeting, referred to as the Annual Meeting). This proxy statement summarizes the information you need to know to vote at the Annual Meeting.

Our proxy statement and proxy card are being mailed or transmitted to stockholders entitled to vote at the Annual Meeting beginning on or about April 3, 2020.

DATE, TIME AND PLACE OF THE ANNUAL MEETING

Date and Time May 14, 2020 8:00 a.m. Eastern Time	Place CVS Health Corporation Customer Support Center (Company Headquarters, and principal executive office/mailing address of CVS Health Corporation) One CVS Drive Woonsocket, Rhode Island 02895

Stockholders must present a form of personal photo identification in order to be admitted to the Annual Meeting. No cell phones, cameras, recording equipment, electronic devices, large bags, briefcases or packages will be permitted in the Annual Meeting.

We intend to hold the Annual Meeting in person. However, we are actively monitoring the coronavirus or COVID-19 pandemic, and we are sensitive to the public health and travel concerns our stockholders may have and the protocols that federal, state and local governments may impose. If it is not possible or advisable to hold the Annual Meeting in person, the Annual Meeting may be held solely by means of remote communication. If we take this step, we will publicly announce the decision to do so in advance by press release, which will be posted on our website at www.cvshealth.com/newsroom/press-releases, as soon as practicable before the Annual Meeting. In that event, the Annual Meeting would be conducted remotely via live audio webcast at the date and time listed above. Please monitor our Annual Meeting website at www.cvshealthannualmeeting.com for updated information. Details on how stockholders can participate in a meeting held solely by means of remote communication will be available on that website, including information on how stockholders entitled to vote at the Annual Meeting can vote their shares if they elect not to do so in advance of the Annual Meeting. If you are planning to attend the Annual Meeting, please check the website one week prior to the meeting date. As always, we encourage you to vote your shares prior to the Annual Meeting.

SHARES ENTITLED TO VOTE

Stockholders entitled to vote are those who owned CVS Health common stock at the close of business on the record date, which is March 18, 2020. As of the record date, there were 1,305,591,663 shares of common stock outstanding. Each share of CVS Health common stock that you own entitles you to one vote.

The Bank of New York Mellon presently holds shares of common stock as Trustee under the 401(k) Plan. Each participant in the 401(k) Plan instructs the Trustee of the 401(k) Plan how to vote his or her shares. As to shares with respect to which the Trustee receive no timely voting instructions, the Trustee votes these shares in the same proportion as it votes all the shares as to which it has received timely voting instructions unless contrary to ERISA. The results of the voting will be held in strict confidence by the Trustee. Please note that the cut-off date by which participants of the 401(k) Plan must submit their vote to the tabulator in order to be counted is 11:59 p.m. Eastern Time on May 11, 2020.

cvshealthannualmeeting.com	93

Other Information     Information about the Annual Meeting and Voting

TYPES OF OWNERSHIP OF OUR STOCK

If your shares are registered in your name with CVS Health’s transfer agent, EQ Shareowner Services, you are the “stockholder of record” of those shares. This proxy statement and any accompanying materials have been provided directly to you by CVS Health.

If your shares are held in a stock brokerage account or by a bank or other holder of record, you are considered the “beneficial owner” of those shares, and this proxy statement and any accompanying documents have been provided to you by your broker, bank or other holder of record, which is your “nominee”. As the beneficial owner, you have the right to direct your nominee how to vote your shares by using the voting instruction card provided by your nominee or by following the nominee’s instructions for voting by telephone or on the Internet.

VOTING

Whether or not you plan to attend the Annual Meeting, we urge you to vote. Stockholders of record may vote by calling a toll-free telephone number, by using the Internet or by mailing your signed proxy card in the postage-paid envelope provided. If you vote by telephone or the Internet, you do NOT need to return your proxy card. Returning the proxy card by mail or voting by telephone or Internet will not affect your right to attend the Annual Meeting and change your vote, if desired.

If you are a beneficial owner, you will receive instructions from your nominee that you must follow in order for your shares to be voted. Many of the institutions that act as nominees offer telephone and Internet voting.

The enclosed proxy card indicates the number of shares that you own as of the record date.

Voting instructions are included on your proxy card. If you properly fill in your proxy card and send it to us in time to vote, or vote by telephone or the Internet, one of the individuals named on your proxy card (your “proxy”) will vote your shares as you have directed. If you sign the proxy card but do not make specific choices, your proxy will vote your shares in accordance with the Board’s recommendations.

The Board of Directors and the Company’s management have not received notice of, and are not aware of, any business to come before the Annual Meeting other than the agenda items referred to in this proxy statement.

Revoking Your Proxy Card

If you are a stockholder of record, you may revoke your proxy card by:

●	sending in another signed proxy card with a later date;
●	providing subsequent telephone or Internet voting instructions;
●	notifying our Corporate Secretary in writing before the Annual Meeting that you have revoked your proxy card; or
●	voting in person at the Annual Meeting.

If you are a beneficial owner of shares, you may submit new voting instructions by contacting your nominee.

Voting in Person

If you plan to attend the Annual Meeting and vote in person, we will give you a ballot when you arrive. However, if your shares are held in the name of a nominee, you must bring an account statement or letter from the nominee indicating that you were the beneficial owner of the shares on March 18, 2020, the record date for voting.

Appointing Your Own Proxy

If you want to give your proxy to someone other than the individuals named as proxies on the proxy card, you may cross out the names of those individuals and insert the name of the individual you are authorizing to vote. Either you or that authorized individual must present the proxy card at the Annual Meeting to vote.

94	2020 Proxy Statement

Other Information     Information about the Annual Meeting and Voting

Proxy Solicitation

We are soliciting this proxy on behalf of our Board of Directors and will bear the solicitation expenses. We are making this solicitation by mail, but we may also solicit by telephone, e-mail or in person. We have hired Okapi Partners LLC, 1212 Avenue of the Americas, 24th Floor, New York, NY 10036, for a fee of $20,000, plus out-of-pocket expenses, to provide customary assistance to us in the solicitation. We will reimburse banks, brokerage houses and other institutions, nominees and fiduciaries, if they so request, for their expenses in forwarding proxy materials to beneficial owners.

Householding

Under SEC rules, a single annual report and proxy statement or Notice of Internet Availability may be sent to any household at which two or more of our stockholders reside if they appear to be members of the same family. Each stockholder continues to receive a separate proxy card. This procedure, referred to as “householding,” reduces the volume of duplicate information stockholders receive, conserves natural resources and reduces mailing and printing expenses for the Company. Nominees with accountholders who are stockholders may be householding our proxy materials. As indicated in the notice previously provided by these nominees to our stockholders, a single annual report and proxy statement or Notice of Internet Availability will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from an affected stockholder. Once you have received notice from your nominee that it will be householding communications to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate annual report and proxy statement or Notice of Internet Availability, please notify your nominee so that separate copies may be delivered to you. Beneficial owners who currently receive multiple copies of the annual report and proxy statement at their address who would prefer that their communications be householded should contact their nominee. Stockholders of record who currently receive multiple copies of the annual report and proxy statement or Notice of Internet Availability at their address who would prefer that their communications be householded, or stockholders of record who are currently participating in householding and would prefer to receive separate copies of our proxy materials, should contact our transfer agent, EQ Shareowner Services, by writing to P.O. Box 64874, St. Paul, MN 55164-0874; by calling toll-free, 877-287-7526; or by e-mailing to stocktransfer@eq-US.com.

QUORUM REQUIREMENT

A quorum of stockholders is necessary to hold a valid meeting. The presence in person or by proxy at the Annual Meeting of holders of shares representing a majority of the shares entitled to vote constitutes a quorum. Abstentions and broker “non-votes” are counted as present for purposes of establishing a quorum. A broker non-vote occurs on an item when a broker is not permitted to vote on that item absent instruction from the beneficial owner of the shares and no instruction is given.

VOTE NECESSARY TO APPROVE PROPOSALS

Item 1: Election of Directors

Each director is elected by a majority of the votes cast with respect to that director’s election (at a meeting for the election of directors at which a quorum is present) by the holders of shares of common stock present in person or by proxy at the meeting and entitled to vote.

A “majority of votes cast” means that the number of votes “for” a director’s election must exceed 50% of the votes cast with respect to that director’s election. Votes “against” a director’s election will count as votes cast, but “abstentions” and “broker non-votes” will not count as votes cast with respect to that director’s election and will have no effect.

All other Items	For Items 2, 3, 4, 5, 6 and 7, approval is by affirmative vote (at a meeting at which a quorum is present) of a majority of the votes represented by the shares of common stock present at the meeting in person or by proxy and entitled to vote. Abstentions are counted as shares present or represented and voting and have the effect of a vote against. Broker non-votes are not counted as shares present or represented and voting and have no effect on the vote.

cvshealthannualmeeting.com	95

Other Information     Stockholder Proposals and Other Business for Our Annual Meeting in 2021

Broker Voting

Under NYSE rules, if the record holder of your shares (usually a nominee) holds your shares in its name, your nominee is permitted to vote your shares on Item 2, Ratification of the Appointment of Our Independent Registered Public Accounting Firm, in its discretion, even if it does not receive voting instructions from you. On all other Items, your nominee is not permitted to vote your shares without your instructions and uninstructed shares are considered broker non-votes.

Stockholder Proposals and Other Business for Our Annual Meeting in 2021

If you want to submit a proposal for possible inclusion in our proxy statement for the 2021 Annual Meeting of Stockholders, you must ensure your proposal is received by us on or before December 4, 2020 and is otherwise in compliance with SEC rules.

Under our proxy access by-law, if a stockholder (or a group of up to 20 stockholders) who has owned at least 3% of our shares for at least three years and has complied with the other requirements set forth in CVS Health’s by-laws wants us to include director nominees (up to the greater of two nominees or 20% of the Board) in our proxy statement for the 2021 Annual Meeting of Stockholders, the nominations must be received by our Corporate Secretary and must arrive at the Company in a timely manner, between 120 and 150 days prior to the anniversary of the date our proxy statement was first sent to stockholders in connection with our last annual meeting, which would be no earlier than November 4, 2020 and no later than December 4, 2020.

In addition, if a stockholder would like to present business at an annual meeting of stockholders that is not to be included in our proxy statement, the stockholder must provide notice to the Company as provided in its by-laws. Such notice must be addressed to our Corporate Secretary and must arrive at the Company in a timely manner, between 90 and 120 days prior to the anniversary of our last annual meeting, which would be no earlier than January 14, 2021 and no later than February 13, 2021. Under our by-laws, any stockholder notice for presenting business at a meeting must include, among other things (1) the name and address, as they appear in our books, of the stockholder giving the notice, (2) the class and number of shares that are beneficially owned by the stockholder (including information concerning derivative ownership and other arrangements concerning our stock), (3) a brief description of the business to be brought before the meeting and the reasons for conducting such business at the meeting, and (4) any material interest of the stockholder in such business. See “Stockholder Submission of Nominees” on page 17 for a description of the information required for director nominations.

Other Matters

We do not know of any matters to be acted upon at the Annual Meeting other than those discussed in this proxy statement. If any other matter is presented, your proxy will vote on the matter in his or her best judgment.

Website addresses, hyperlinks and QR codes are included for reference only. The information contained on websites referred to and/or linked to in this proxy statement (other than CVS Health’s website to the extent specifically referred to herein as required by the SEC’s rules) is not part of this proxy solicitation and is not incorporated by reference into this proxy statement or any other proxy materials. References to competitors and other companies throughout this proxy statement are for illustrative or comparison purposes only and do not indicate that these companies are CVS Health’s only competitors or are CVS Health’s closest competitors.

96	2020 Proxy Statement

Annex A

Reconciliation of Certain Amounts to the Most Directly Comparable GAAP Measure

The Company uses non-GAAP financial measures to analyze underlying business performance and trends. The Company believes that providing these non-GAAP financial measures enhances the Company’s and investors’ ability to compare the Company’s past financial performance with its current performance. These non-GAAP financial measures are provided as supplemental information to the financial measures the Company discloses that are calculated and presented in accordance with GAAP. Non-GAAP financial measures should not be considered a substitute for, or superior to, financial measures determined or calculated in accordance with GAAP. The Company’s definitions of its non-GAAP financial measures may not be comparable to similarly titled measurements reported by other companies.

In addition, the MP&D Committee has elected to use Management Incentive Plan (“MIP”) Adjusted Operating Income and Return on Net Assets (“RoNA”), which are non-GAAP financial measures, in connection with assessing and making determinations related to executive compensation matters. The MP&D Committee carefully selected these performance metrics, taking into account feedback from our stockholder engagement efforts, and sets goals based on available information. These measures make adjustments, which are reviewed by the MP&D Committee, from the most comparable GAAP measures to exclude the impact of certain items in the calculation of these performance metrics where these items are not reflective of the Company’s performance.

Adjusted Earnings Per Share

The Company defines adjusted income from continuing operations attributable to CVS Health as income from continuing operations (GAAP measure) excluding the impact of amortization of intangible assets and other items, if any, that neither relate to the ordinary course of the Company’s business nor reflect the Company’s underlying business performance, such as acquisition-related integration costs, store rationalization charges, gains/losses on divestitures, loss on early extinguishment of debt, the corresponding income tax benefit or expense related to the items excluded from adjusted income from continuing operations attributable to CVS Health, the corresponding impact to income allocable to participating securities, net of tax, related to the items excluded from income from continuing operations attributable to CVS Health in determining adjusted income from continuing operations attributable to CVS Health, and any other items specifically identified herein. GAAP diluted EPS from continuing operations and Adjusted EPS, respectively, are calculated by dividing income from continuing operations attributable to CVS Health and adjusted income from continuing operations attributable to CVS Health by the Company’s weighted average diluted shares outstanding. Management believes that this non-GAAP measure enhances investors’ ability to compare the Company’s past financial performance with its current performance.

cvshealthannualmeeting.com	A-1

Annex A      Reconciliation of Certain Amounts to the Most Directly Comparable GAAP Measure

The following is a reconciliation of income from continuing operations to adjusted income from continuing operations attributable to CVS Health and calculations of GAAP diluted EPS from continuing operations and Adjusted EPS for the year ended December 31, 2019.

In millions, except per share amounts	Total Company	Per Common Share
Income from continuing operations (GAAP measure)	$6,631
Net loss attributable to noncontrolling interests (GAAP measure)	3
Income allocable to participating securities (GAAP measure)	(5)
Income from continuing operations attributable to CVS Health (GAAP measure)	6,629	$5.08
Non-GAAP adjustments:
Amortization of intangible assets[1]	2,436	1.87
Acquisition-related integration costs[2]	480	0.37
Store rationalization charges[3]	231	0.17
Loss on divestiture of subsidiary[4]	205	0.16
Loss on early extinguishment of debt[5]	79	0.06
Income tax benefit[6]	(815)	(0.63)
Income allocable to participating securities, net of tax[7]	(1)	—
Adjusted income from continuing operations attributable to CVS Health	$9,244	$7.08
Weighted average diluted shares outstanding		1,305

2019 MIP Adjusted Operating Income

The Company defines 2019 MIP Adjusted Operating Income as operating income (GAAP measure) excluding the impact of amortization of intangible assets and other items, if any, that neither relate to the ordinary course of the Company’s business nor reflect the Company’s underlying business performance, such as acquisition-related integration costs, store rationalization charges, gains/losses on divestitures and any other items specifically identified herein.

The following is a reconciliation of operating income to MIP adjusted operating income for the year ended December 31, 2019:

In millions
Operating income (GAAP measure)	$11,987
Non-GAAP adjustments:
Amortization of intangible assets[1]	2,436
Acquisition-related integration costs[2]	480
Store rationalization charges[3]	231
Loss on divestiture of subsidiary[4]	205
Other[8]	(103)
2019 MIP adjusted operating income	$15,236

2019 LTIP Return on Net Assets

The Company calculates 2019 LTIP RoNA by dividing adjusted net operating profit after tax (“Adjusted NOPAT”) for 2019 by 2019 Adjusted Average Net Assets. The Company defines 2019 Adjusted Average Net Assets as the average of our Adjusted Net Assets at December 31, 2018 and 2019. For the purposes of measuring performance against established targets in any period, Adjusted NOPAT and Adjusted Average Net Assets exclude the impact of tax reform, which would have improved the performance measured by RoNA. Adjusted Average Net Assets are also adjusted for funding to our captive insurance entity related to a tax planning strategy associated with the tax reform.

A-2	2020 Proxy Statement

Annex A     Reconciliation of Certain Amounts to the Most Directly Comparable GAAP Measure

The following is a reconciliation of net income to Adjusted NOPAT for the year ended December 31, 2019 and a reconciliation of net assets to adjusted net assets and a recalculation of RoNA as of December 31, 2019:

In millions
Net income (GAAP measure)	$6,631
Income tax (GAAP measure)	2,366
Interest expense (GAAP measure)	3,035
Loss on early extinguishment of debt (GAAP measure)	79
Earnings Before Interest and Taxes (“EBIT”)	12,111
Adjusted income tax expense adjustment for tax reform[9]	(4,639)
Adjusted net operating profit after tax (A)	$7,472

	As of December 31,
	2019	2018
Cash and cash equivalents	$5,683	$4,059
Investments	2,373	2,522
Accounts receivable, net	19,617	17,631
Inventories	17,516	16,450
Other current assets	5,113	4,581
Property and equipment, net	12,044	11,349
Accounts payable	(10,492)	(8,925)
Pharmacy claims and discounts payable	(13,601)	(11,365)
Health care costs payable	(6,879)	(6,147)
Policyholders’ funds	(2,991)	(2,939)
Accrued expenses	(12,133)	(10,711)
Other insurance liabilities	(1,830)	(1,937)
Net Assets	14,420	14,568
Tax reform related adjustments[10]	—	(414)
Adjusted net assets	14,420	14,154
Average net assets (B)	14,287

Return on Net Assets (C = A / B)	52.30%
1	The Company’s acquisition activities have resulted in the recognition of intangible assets as required under the acquisition method of accounting which consist primarily of trademarks, customer contracts/relationships, covenants not to compete, technology, provider networks and value of business acquired. Definite-lived intangible assets are amortized over their estimated useful lives and are tested for impairment when events indicate that the carrying value may not be recoverable. The amortization of intangible assets is reflected in the Company’s statements of operations in operating expenses within each segment. Although intangible assets contribute to the Company’s revenue generation, the amortization of intangible assets does not directly relate to the underwriting of the Company’s insurance products, the services performed for the Company’s customers or the sale of the Company’s products or services. Additionally, intangible asset amortization expense typically fluctuates based on the size and timing of the Company’s acquisition activity. Accordingly, the Company believes excluding the amortization of intangible assets enhances the Company’s and investors’ ability to compare the Company’s past financial performance with its current performance and to analyze underlying business performance and trends. Intangible asset amortization excluded from the related non-GAAP financial measure represents the entire amount recorded within the Company’s GAAP financial statements, and the revenue generated by the associated intangible assets has not been excluded from the related non-GAAP financial measure. Intangible asset amortization is excluded from the related non-GAAP financial measure because the amortization, unlike the related revenue, is not affected by operations of any particular period unless an intangible asset becomes impaired or the estimated useful life of an intangible asset is revised.
2	Acquisition-related integration costs relate to the acquisition of Aetna Inc.
3	The store rationalization charges relate to the planned closure of underperforming retail pharmacy stores and primarily relate to operating lease right-of-use asset impairment charges.
4	The loss on divestiture of subsidiary represents the pre-tax loss on the sale of the Company’s Brazilian subsidiary, Drogaria Onofre Ltda., which occurred on July 1, 2019.
5	The loss on early extinguishment of debt relates to the Company’s repayment of $4.0 billion of its outstanding senior notes in August 2019 pursuant to its tender offers for such senior notes.

cvshealthannualmeeting.com	A-3

Annex A     Reconciliation of Certain Amounts to the Most Directly Comparable GAAP Measure

6	The corresponding tax benefit or expense related to the items excluded from adjusted income from continuing operations attributable to CVS Health and Adjusted EPS above. The nature of each non-GAAP adjustment is evaluated to determine whether a discrete adjustment should be made to the adjusted income tax provision.
7	Represents the corresponding impact to income allocable to participating securities, net of tax, related to the items in the table above excluded from income (loss) from continuing operations attributable to CVS Health in determining adjusted income from continuing operations attributable to CVS Health and calculating Adjusted EPS in the table above.
8	Other adjustments primarily relate to the exclusion of net realized capital gains in excess of $50 million. Net realized capital gains and losses arise from various types of transactions, primarily in the course of managing a portfolio of assets that support the payment of insurance liabilities.
9	Adjusted income tax expense was calculated using a rate of 38.3%, which represents the average of the adjusted effective tax rates for 2016 and 2017 excluding the benefit from the Tax Cuts and Jobs Act (the “TCJA”), which was enacted on December 22, 2017. Among numerous changes to existing tax laws, the TCJA permanently reduced the federal corporate income tax rate from 35% to 21% effective January 1, 2018.
10	Represents the impact of the implementation of the TCJA and related investments. The MP&D Committee has excluded the impact of the TCJA in calculating Adjusted Net assets. Including the impact of the TCJA would have improved the Company’s performance measured by 2019 LTIP RoNA.

A-4	2020 Proxy Statement

Annex B

2017 Incentive Compensation Plan of CVS Health Corporation, as Proposed to be Amended

1. Purpose. The purpose of this 2017 Incentive Compensation Plan (the “Plan”) is to assist CVS Health Corporation, a Delaware corporation (the “Corporation”), and its subsidiaries, in attracting, retaining and rewarding high-quality executives, employees, and other persons who provide services to the Corporation and/or its subsidiaries, to enable such persons to acquire or increase a proprietary interest in the Corporation in order to strengthen the mutuality of interests between such persons and the Corporation’s stockholders and to provide such persons with short- and long-term performance incentives to expend their maximum efforts in the creation of stockholder value. The Plan is also intended to qualify certain compensation awarded under the Plan for maximum tax deductibility under Code Section 162(m) (as hereafter defined) to the extent deemed appropriate by the Committee (or any successor committee) of the Board of Directors of the Corporation.

2. Definitions. For purposes of the Plan, the following terms shall be defined as set forth below, in addition to such terms defined in Section 1 hereof:

(a) “Annual Incentive Award” means a conditional right granted to a Participant under Section 9(c) hereof to receive a cash payment, Stock or other Award, unless otherwise determined by the Committee, after the end of a specified fiscal year.

(b) “Award” means any Option, Restricted Stock, Restricted Stock Unit, Stock Appreciation Right, Deferred Stock, Stock granted as a bonus or in lieu of another award, Stock awarded to a director pursuant to Section 8, Dividend Equivalent, Other Stock-Based Award, Performance Award or Annual Incentive Award, together with any other right or interest granted to a Participant under the Plan.

(c) “Beneficiary” means the person, persons, trust or trusts which have been designated by a Participant in his or her most recent written beneficiary designation filed with the Committee to receive the benefits specified under the Plan upon such Participant’s death or to which Awards or other rights are transferred if and to the extent permitted under Section 11(b) hereof. If, upon a Participant’s death, there is no designated Beneficiary or surviving designated Beneficiary, then the term Beneficiary means person, persons, trust or trusts entitled by will or the laws of descent and distribution to receive such benefits.

(d) “Beneficial Owner” shall have the meaning ascribed to such term in Rule 13d-3 under the Exchange Act and any successor to such Rule.

(e) “Board” means the Corporation’s Board of Directors.

(f) “Change in Control” means Change in Control as defined with related terms in Section 10 of the Plan.

(g) “Code” means the Internal Revenue Code of 1986, as amended from time to time, including regulations thereunder and successor provisions and regulations thereto.

(h) “Committee” means a committee of two or more directors designated by the Board to administer the Plan.

(i) “Constructive Termination Without Cause” shall have the meaning set forth in Section 10(c)(ii) hereof.

(j) “Covered Employee” means an Eligible Person who is a Covered Employee as specified in Section 9(e) of the Plan.

(k) “Deferred Stock” means a right, granted to a Participant under Section 6(e) hereof, to receive Stock, cash or a combination thereof at the end of a specified deferral period.

(l) “Dividend Equivalent” means a right, granted to a Participant under Section 6(g), to receive cash, Stock, other Awards or other property equal in value to dividends paid with respect to a specified number of shares of Stock, or other periodic payments.

(m) “Eligible Person” means each Executive Officer and other officers and employees of the Corporation or of any subsidiary, including such persons who may also be directors of the Corporation, and any Eligible Director. An employee on leave of absence may be considered as still in the employ of the Corporation or a subsidiary for purposes of eligibility for participation in the Plan.

cvshealthannualmeeting.com	B-1

Annex B     2017 Incentive Compensation Plan of CVS Health Corporation, as Proposed to be Amended

(n) “Eligible Director” means a director of the Corporation who at the relevant time is not, and for the preceding twelve (12) months was not, an employee of the Corporation or its subsidiaries.

(o) “Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, including rules thereunder and successor provisions and rules thereto.

(p) “Executive Officer” means an executive officer of the Corporation as defined under the Exchange Act.

(q) “Fair Market Value” means the fair market value of Stock, Awards or other property as determined by the Committee or under procedures established by the Committee. Unless otherwise determined by the Committee, the Fair Market Value of Stock shall be the closing price of a share of Stock, as quoted on the composite transactions table on the New York Stock Exchange, on the date on which the determination of fair market value is being made. In the event the date on which the determination is being made is a date on which the New York Stock Exchange is closed, then the closing price of a share of Stock, as quoted on the composite transactions table on the New York Stock Exchange on the last date prior to such date on which the New York Stock Exchange was open, shall be used.

(r) “Incentive Stock Option” or “ISO” means any Option intended to be and designated as an incentive stock option within the meaning of Code Section 422 or any successor provision thereto; provided, however, that only an Eligible Person who is an employee within the meaning of Code Section 422 and the regulations thereunder shall be eligible to receive an ISO.

(s) “Option” means a right, granted to a Participant under Section 6(b) hereof, to purchase Stock or other Awards at a specified price during specified time periods.

(t) “Other Stock-Based Awards” means Awards granted to a Participant under Section 6(h) hereof.

(u) “Participant” means a person who has been granted an Award under the Plan that remains outstanding, including a person who is no longer an Eligible Person.

(v) “Performance Award” means a right, granted to a Participant under Section 9 hereof, to receive Awards based upon performance criteria specified by the Committee.

(w) “Person” shall have the meaning ascribed to such term in Section 3(a)(9) of the Exchange Act and used in Sections 13(d) and 14(d) thereof, and shall include a “group” as defined in Section 13(d) thereof.

(x) “Plan Limit” means the maximum aggregate number of shares of Stock that may be issued for all purposes under the Plan as set forth is Section 4(a).

(y) “Qualified Member” means a member of the Committee who is a “Non-Employee Director” within the meaning of Rule 16b-3(b)(3) and an “outside director” within the meaning of Regulation 1.162-27 under Code Section 162(m).

(z) “Recoupment Policy” means the Recoupment Policy of CVS Health Corporation as amended and restated on May 19, 2016, as it may be amended from time to time.

(aa) “Restricted Stock” means Stock granted to a Participant under Section 6(d) hereof, that is subject to certain restrictions and to a risk of forfeiture.

(bb) “Restricted Stock Unit” shall mean a contractual right granted under Section 6(d) hereof that represents a right to receive the value of a share of Stock upon the terms and conditions set forth in the Plan and the applicable Award agreement.

(cc) “Rule 16b-3” means Rule 16b-3, as in effect from time to time and applicable to the Plan and Participants, promulgated by the Securities and Exchange Commission under Section 16 of the Exchange Act.

(dd) “Stock” means the Corporation’s Common Stock, and such other securities as may be substituted (or resubstituted) for Stock pursuant to Section 11(c) hereof.

(ee) “Stock Appreciation Rights” or “SAR” means a right granted to a Participant under Section 6(c) hereof.

(ff) “Substitute Award” means an Award granted in assumption of, or in substitution for, outstanding awards previously granted by a company acquired by the Corporation or with which the Corporation combines.

(gg) “Termination Without Cause” shall have the meaning set forth in Section 10(c)(i) hereof.

B-2	2020 Proxy Statement

Annex B     2017 Incentive Compensation Plan of CVS Health Corporation, as Proposed to be Amended

3. Administration.

(a) Authority of the Committee. The Plan shall be administered by the Committee, except to the extent the Board elects to administer the Plan, in which case references herein to the “Committee” shall be deemed to include references to the “Board”. The Committee shall have full and final authority, in each case subject to and consistent with the provisions of the Plan, to select Eligible Persons to become Participants, grant Awards, determine the type, number and other terms and conditions of, and all other matters relating to, Awards, prescribe Award agreements (which need not be identical for each Participant) and rules and regulations for the administration of the Plan, construe and interpret the Plan and Award agreements and correct defects, supply omissions or reconcile inconsistencies therein and to make all other decisions and determinations as the Committee may deem necessary or advisable for the administration of the Plan.

(b) Manner of Exercise of Committee Authority. At any time that a member of the Committee is not a Qualified Member, any action of the Committee relating to an Award granted or to be granted to a Participant who is then subject to Section 16 of the Exchange Act in respect of the Corporation, or relating to an Award intended by the Committee to qualify as “performance-based compensation” within the meaning of Code Section 162(m) and regulations thereunder, may be taken either (i) by a subcommittee, designated by the Committee, composed solely of two or more Qualified Members, or (ii) by the Committee but with each such member who is not a Qualified Member abstaining or recusing himself or herself from such action; provided, however, that, upon such abstention or recusal, the Committee remains composed solely of two or more Qualified Members. Such action, authorized by such a subcommittee or by the Committee upon the abstention or recusal of such non-Qualified Member(s), shall be the action of the Committee for purposes of the Plan. Any action of the Committee shall be final, conclusive and binding on all persons, including the Corporation, its subsidiaries, Participants, Beneficiaries, transferees under Section 11(b) hereof or other persons claiming rights from or through a Participant, and stockholders. The express grant of any specific power to the Committee, and the taking of any action by the Committee, shall not be construed as limiting any power or authority of the Committee. To the extent permitted by applicable law, the Committee may delegate to officers or managers of the Corporation or any subsidiary, or committees thereof, the authority, subject to such terms as the Committee shall determine, to perform such functions, including administrative functions, as the Committee may determine, to the extent that such delegation will not result in the loss of an exemption under Rule 16b-3(d)(1) for Awards granted to Participants subject to Section 16 of the Exchange Act in respect of the Corporation and will not cause Awards intended to qualify as “performance-based compensation” under Code Section 162(m) to fail to so qualify. The Committee may appoint agents to assist it in administering the Plan.

(c) Limitation of Liability. The Committee and each member thereof shall be entitled to rely or act upon in good faith any report or other information furnished to him or her by any executive officer, other officer or employee of the Corporation or a subsidiary, the Corporation’s independent auditors, consultants or any other agents assisting in the administration of the Plan. Members of the Committee and any officer or employee of the Corporation or a subsidiary acting at the direction or on behalf of the Committee shall not be personally liable for any action or determination taken or made in good faith with respect to the Plan and shall, to the extent permitted by law, be fully indemnified and protected by the Corporation with respect to any such action or determination.

4. Stock Subject to Plan.

(a) Overall Number of Shares Available for Delivery. Subject to adjustment as provided in Section 11(c) hereof, the total number of shares of Stock reserved and available for delivery in connection with Awards under the Plan shall be equal to: (i) ~~twenty-one million (21,000,000)~~forty-seven million (47,000,000); plus (ii) such additional number of shares of Stock reserved for issuance under the Corporation’s 2010 Incentive Compensation Plan, as amended on January 15, 2013 (the “Existing Plan”) that remain available for grant under the Existing Plan immediately prior to the Corporation’s 2017 Annual Meeting of Stockholders; provided, however, that the total number of shares of Stock with respect to which ISOs may be granted under the Plan shall not exceed three million (3,000,000). Any shares of Stock delivered under the Plan shall consist of authorized and unissued shares or treasury shares. Following approval of the Plan by the Corporation’s stockholders, the Existing Plan shall be retired and no further awards shall be granted from the Existing Plan; provided, however, that awards previously granted under the Existing Plan shall continue to be governed by the terms of the Existing Plan and any agreements pertaining to those awards.

(b) Application of Limitation to Grants of Awards. No Award may be granted if the number of shares of Stock to be delivered in connection with such Award exceeds the number of shares of Stock remaining available under the Plan after taking into account the number of shares issuable in settlement of Awards or relating to then-outstanding Awards. Notwithstanding the foregoing, Awards settleable only in cash shall not reduce the number of shares of Stock available under the Plan and Stock issued for Substitute Awards shall not count against the limits of Section 4(a). Additionally, for purposes of determining the number of shares of Stock that remain available for issuance under the Plan, the number of shares of Stock corresponding

cvshealthannualmeeting.com	B-3

Annex B     2017 Incentive Compensation Plan of CVS Health Corporation, as Proposed to be Amended

to Awards under the Plan that are forfeited or cancelled or otherwise expire for any reason without having been exercised or settled, or that are settled through the issuance of consideration other than shares of Stock (including, without limitation, cash), shall be added back to the Plan Limit and again be available for the grant of Awards. The following shares of Stock, however, shall not be available again for grant under the Plan:

(i) shares of Stock not issued or delivered as a result of net settlement of an outstanding Option or SAR;

(ii) shares of Stock delivered or withheld by the Corporation to pay the exercise price of or the withholding taxes with respect to an Award; and

(iii) shares of Stock repurchased with proceeds from the payment of the exercise price of an Option.

The Committee has discretion to adopt reasonable counting procedures to ensure appropriate counting, avoid double counting (as, for example, in the case of tandem or substitute awards) and make adjustments if the number of shares of Stock actually delivered differs from the number of shares previously counted in connection with an Award.

5. Eligibility; Per-Person Award Limitations. Awards may be granted under the Plan only to Eligible Persons. In each fiscal year during any part of which the Plan is in effect, an Eligible Person may not be granted Awards relating to more than one million (1,000,000) shares of Stock, subject to adjustment as provided in Section 11(c), under each of Sections 6(b) through 6(h), 9(b) and 9(c). In addition, the maximum cash amount that may be earned under the Plan as a final Annual Incentive Award or other cash annual Award in respect of any fiscal year by any one Participant shall be ten million dollars ($10,000,000), and the maximum cash amount that may be earned under the Plan as a final Performance Award or other cash Award in respect of a performance period other than an annual period by any one Participant on an annualized basis shall be five million dollars ($5,000,000).

6. Specific Terms of Awards.

(a) General. Awards may be granted on the terms and conditions set forth in this Section 6, and with respect to directors of the Corporation, in Section 8. In addition, the Committee may impose on any Award or the exercise thereof, at the date of grant or thereafter (subject to Section 11(e)), such additional terms and conditions, not inconsistent with the provisions of the Plan, as the Committee shall determine, including terms requiring forfeiture of Awards in the event of termination of employment of the Participant and terms permitting a Participant to make elections relating to his or her Award. The Committee shall retain full power and discretion to accelerate, waive or modify, at any time, any term or condition of an Award that is not mandatory under the Plan. Except in cases in which the Committee is authorized to require other forms of consideration under the Plan, or to the extent other forms of consideration must be paid to satisfy the requirements of the Delaware General Corporation Law, no consideration other than services may be required for the grant of any Award.

(b) Options. The Committee is authorized to grant Options to Participants on the following terms and conditions:

(i) Exercise Price. The exercise price per share of Stock purchasable under an Option shall be determined by the Committee, provided that such exercise price shall be not less than the Fair Market Value of a share of Stock on the date of grant of such Option except as provided under the first sentence of Section 7(a) hereof.

(ii) Time and Method of Exercise. The Committee shall determine the time or times at which or the circumstances under which an Option may be exercised in whole or in part (including based on achievement of performance goals and/or future service requirements), the methods by which such exercise price may be paid or deemed to be paid, the form of such payment, including, without limitation, cash, Stock, other Awards or awards granted under other plans of the Corporation or any subsidiary, or other property, and the methods by or forms in which Stock will be delivered or deemed to be delivered to Participants.

(iii) ISOs. The terms of any ISO granted under the Plan shall comply in all respects with the provisions of Code Section 422. Anything in the Plan to the contrary notwithstanding, no term of the Plan relating to ISOs shall be interpreted, amended or altered, nor shall any discretion or authority granted under the Plan be exercised, so as to disqualify either the Plan or any ISO under Code Section 422, unless the Participant has first requested the change that will result in such disqualification.

B-4	2020 Proxy Statement

Annex B     2017 Incentive Compensation Plan of CVS Health Corporation, as Proposed to be Amended

(c) Stock Appreciation Rights. The Committee is authorized to grant SARs to Participants on the following terms and conditions:

(i) Right to Payment. A SAR shall confer on the Participant to whom it is granted a right to receive, upon exercise thereof, the excess of (A) the Fair Market Value of one share of Stock on the date of exercise over (B) the grant price of the SAR as determined by the Committee.

(ii) Other Terms. The Committee shall determine at the date of grant or thereafter, the time or times at which and the circumstances under which a SAR may be exercised in whole or in part (including based on achievement of performance goals and/or future service requirements), the method of exercise, method of settlement, form of consideration payable in settlement, method by or forms in which Stock will be delivered or deemed to be delivered to Participants, whether or not a SAR shall be in tandem or in combination with any other Award and any other terms and conditions of any SAR. The exercise price of a SAR shall be determined by the Committee, provided that such exercise price shall be not less than the Fair Market Value of a share of Stock on the date of grant of such SAR. SARs may be either freestanding or in tandem with other Awards.

(d) Restricted Stock and Restricted Stock Units. The Committee is authorized to grant Restricted Stock or Restricted Stock Units to Participants on the following terms and conditions:

(i) Grant and Restrictions. Restricted Stock and Restricted Stock Units shall be subject to such restrictions on transferability, risk of forfeiture and other restrictions, if any, as the Committee may impose, which restrictions may lapse separately or in combination at such times, under such circumstances (including based on achievement of performance goals and/or future service requirements), in such installments or otherwise, as the Committee may determine at the date of grant or thereafter. Except to the extent restricted under the terms of the Plan and any Award agreement relating to the Restricted Stock, a Participant granted Restricted Stock shall have all of the rights of a stockholder, including the right to vote the Restricted Stock and the right to receive dividends thereon, provided that dividends shall accrue and be paid only upon vesting, and may be subject to any mandatory reinvestment or any other requirement that may imposed by the Committee. During the restricted period applicable to the Restricted Stock, subject to Section 11(b) below, the Restricted Stock may not be sold, transferred, pledged, hypothecated, margined or otherwise encumbered by the Participant. Restricted Stock Units may be settled in Stock, cash equal to the Fair Market Value of the specified number of shares of Stock covered by the Units, or a combination thereof, as determined by the Committee at the date of grant or thereafter.

(ii) Forfeiture. Except as otherwise determined by the Committee, upon termination of employment during the applicable restriction period, Restricted Stock and Restricted Stock Units that are at that time subject to restrictions shall be forfeited, provided that the Committee may provide, by rule or regulation or in any Award agreement, or may determine in any individual case, that restrictions or forfeiture conditions relating to Restricted Stock and Restricted Stock Units shall be waived in whole or in part in the event of terminations resulting from specified causes and the Committee may in other cases waive in whole or in part the forfeiture of Restricted Stock and Restricted Stock Units.

(iii) Certificates for Stock. Restricted Stock granted under the Plan may be evidenced in such manner as the Committee shall determine. If certificates representing Restricted Stock are registered in the name of the Participant, the Committee may require that such certificates bear an appropriate legend referring to the terms, conditions and restrictions applicable to such Restricted Stock, that the Corporation retain physical possession of the certificates and that the Participant deliver a stock power to the Corporation, endorsed in blank, relating to the Restricted Stock.

(iv) Dividends and Splits. As a condition to the grant of an Award of Restricted Stock, the Committee may require that any cash dividends paid on a share of Restricted Stock be automatically reinvested in additional shares of Restricted Stock or applied to the purchase of additional Awards under the Plan, or shall require vesting of an Award prior to payment of accrued cash dividends. Unless otherwise determined by the Committee, Stock distributed in connection with a Stock split or Stock dividend, and other property distributed as a dividend, shall be subject to restrictions and a risk of forfeiture to the same extent as the Restricted Stock with respect to which such Stock or other property has been distributed. The Committee shall determine and specify in the Restricted Stock Unit Agreement the effect, if any, of dividends paid on Stock during the period such Award is outstanding.

cvshealthannualmeeting.com	B-5

Annex B     2017 Incentive Compensation Plan of CVS Health Corporation, as Proposed to be Amended

(e) Deferred Stock. The Committee is authorized to grant Deferred Stock to Participants, which are rights to receive Stock, cash, or a combination thereof at the end of a specified deferral period, subject to the following terms and conditions:

(i) Award and Restrictions. Satisfaction of an Award of Deferred Stock shall occur upon expiration of the deferral period specified for such Deferred Stock by the Committee (or, if permitted by the Committee, as elected by the Participant). In addition, Deferred Stock shall be subject to such restrictions (which may include a risk of forfeiture) as the Committee may impose, if any, which restrictions may lapse at the expiration of the deferral period or at earlier specified times (including based on achievement of performance goals and/or future service requirements), separately or in combination, in installments or otherwise, as the Committee may determine. Deferred Stock may be satisfied by delivery of Stock, cash equal to the Fair Market Value of the specified number of shares of Stock covered by the Deferred Stock, or a combination thereof, as determined by the Committee at the date of grant or thereafter.

(ii) Forfeiture. Except as otherwise determined by the Committee, upon termination of employment during the applicable deferral period or portion thereof to which forfeiture conditions apply (as provided in the Award agreement evidencing the Deferred Stock), all Deferred Stock that is at that time subject to deferral (other than a deferral at the election of the Participant) shall be forfeited; provided that the Committee may provide, by rule or regulation or in any Award agreement, or may determine in any individual case, that restrictions or forfeiture conditions relating to Deferred Stock shall be waived in whole or in part in the event of terminations resulting from specified causes, and the Committee may in other cases waive in whole or in part the forfeiture of Deferred Stock.

(iii) Dividend Equivalents. Unless otherwise determined by the Committee at date of grant, Dividend Equivalents on the specified number of shares of Stock covered by an Award of Deferred Stock shall be either (A) paid with respect to such Deferred Stock at the dividend payment date in cash or in shares of unrestricted Stock having a Fair Market Value equal to the amount of such dividends, or (B) deferred with respect to such Deferred Stock and the amount or value thereof automatically deemed reinvested in additional Deferred Stock, other Awards or other investment vehicles, as the Committee shall determine or permit the Participant to elect.

(f) Bonus Stock and Awards in Lieu of Obligations. The Committee is authorized to grant Stock as a bonus, or to grant Stock or other Awards in lieu of obligations to pay cash or deliver other property under the Plan or under other plans or compensatory arrangements, provided that, in the case of Participants subject to Section 16 of the Exchange Act, the amount of such grants remains within the discretion of the Committee to the extent necessary to ensure that acquisitions of Stock or other Awards are exempt from liability under Section 16(b) of the Exchange Act. Stock or Awards granted hereunder shall be subject to such other terms as shall be determined by the Committee. In the case of any grant of Stock to an officer of the Corporation in lieu of salary or other cash compensation, the number of shares granted in place of such compensation shall be reasonable, as determined by the Committee.

(g) Dividend Equivalents. Except with respect to Options and SARs, which shall not be eligible for Dividend Equivalents, the Committee is authorized to grant Dividend Equivalents to a Participant, entitling the Participant to receive cash, Stock, other Awards, or other property equal in value to dividends paid with respect to a specified number of shares of Stock, or other periodic payments. The Committee shall provide that Dividend Equivalents either shall accrue and be paid or distributed upon the vesting of an Award or shall be deemed to have been reinvested in additional Stock, Awards, or other investment vehicles and subject to such restrictions on transferability and risks of forfeiture as the Committee may specify.

(h) Other Stock-Based or Cash Awards. The Committee is authorized, subject to limitations under applicable law, to grant to Participants such other Awards that may be denominated or payable in, valued in whole or in part by reference to, or otherwise based on, or related to, Stock, as deemed by the Committee to be consistent with the purposes of the Plan, including, without limitation, convertible or exchangeable debt securities, other rights convertible or exchangeable into Stock, purchase rights for Stock, Awards with value and payment contingent upon performance of the Corporation or any other factors designated by the Committee and Awards valued by reference to the book value of Stock or the value of securities of or the performance of specified subsidiaries. The Committee shall determine the terms and conditions of such Awards. Stock delivered pursuant to an Award in the nature of a purchase right granted under this Section 6(h) shall be purchased for such consideration, paid for at such times, by such methods, and in such forms, including, without limitation, cash, Stock, other Awards, or other property, as the Committee shall determine. Cash awards, as an element of or supplement to any other Award under the Plan, may also be granted pursuant to this Section 6(h).

B-6	2020 Proxy Statement

Annex B     2017 Incentive Compensation Plan of CVS Health Corporation, as Proposed to be Amended

7. Certain Provisions Applicable to Awards.

(a) Stand-Alone, Additional, Tandem and Substitute Awards. Awards granted under the Plan may, in the discretion of the Committee, be granted at any time, either alone or in addition to, in tandem with, or in substitution or exchange for, any other Award or any award granted under another plan of the Corporation, any subsidiary, or any business entity to be acquired by the Corporation or a subsidiary, or any other right of a Participant to receive payment from the Corporation or any subsidiary, but if an Award is granted in substitution or exchange for another Award or award, the Committee shall require the surrender of such other Award or award in consideration for the grant of the new Award. In addition, Awards may be granted in lieu of cash compensation, including in lieu of cash amounts payable under other plans of the Corporation or any subsidiary, in which the value of Stock subject to the Award (for example, Deferred Stock or Restricted Stock) is equivalent in value to the cash compensation, provided, however, that any such Award that is an Option or SAR shall have an exercise price that is at least one hundred percent (100%) of the Fair Market Value of a share of Stock on the date of grant of such Option or SAR. Notwithstanding the foregoing language of this Section 7(a), no outstanding Option or SAR may be amended to decrease the exercise price except in accordance with Section 11(c), and no outstanding Option or SAR may be surrendered in exchange for another Award or for cash.

(b) Term of Awards. The term of each Award shall be for such period as may be determined by the Committee; provided that in no event shall the term of any Option or SAR exceed a period of ten (10) years (or such shorter term as may be required in respect of an ISO under Code Section 422).

(c) Form and Timing of Payment under Awards; Deferrals. Subject to the terms of the Plan, including but not limited to Section 11(l), and any applicable Award agreement, (i) payments to be made by the Corporation or a subsidiary upon the exercise of an Option or other Award or settlement of an Award may be made in such forms as the Committee shall determine, including, without limitation, cash, Stock, other Awards or other property, and may be made in a single payment or transfer, in installments, or on a deferred basis, (ii) the settlement of any Award may be accelerated, and cash paid in lieu of Stock in connection with such settlement, in the discretion of the Committee or upon occurrence of one or more specified events (in addition to a Change in Control), (iii) installment or deferred payments may be required by the Committee (subject to Section 11(e) of the Plan, including the consent provisions thereof in the case of any deferral of an outstanding Award not provided for in the original Award agreement) or permitted at the election of the Participant on terms and conditions established by the Committee, and (iv) payments may include, without limitation, provisions for the payment or crediting of reasonable interest on installment or deferred payments or the grant or crediting of Dividend Equivalents or other amounts in respect of installment or deferred payments denominated in Stock.

(d) Exemptions from Section 16(b) Liability. It is the intent of the Corporation that the grant of any Awards to or other transaction by a Participant who is subject to Section 16 of the Exchange Act shall be exempt under Rule 16b-3 (except for transactions acknowledged in writing to be non-exempt by such Participant). Accordingly, if any provision of this Plan or any Award agreement does not comply with the requirements of Rule 16b-3 as then applicable to any such transaction, such provision shall be construed or deemed amended to the extent necessary to conform to the applicable requirements of Rule 16b-3 so that such Participant shall avoid liability under Section 16(b).

(e) Cancellation and Rescission of Awards. Unless the Award agreement specifies otherwise, the Committee may cancel any unexpired, unpaid, or deferred Awards at any time, and the Corporation shall have the additional rights set forth in Section 7(e)(iv) below, if the Participant is not in compliance with all applicable provisions of the Award agreement and the Plan including the following conditions:

(i) While employed by the Corporation or one of its subsidiaries, a Participant shall not render services for any organization or engage directly or indirectly in any business that, in the judgment of the Chief Executive Officer of the Corporation or other senior officer designated by the Committee, is or becomes competitive with the Corporation.

(ii) A Participant shall not, without prior written authorization from the Corporation, disclose to anyone outside the Corporation, or use in other than the Corporation’s business, any confidential information or material relating to the business of the Corporation that is acquired by the Participant either during or after employment with the Corporation.

(iii) A Participant shall disclose promptly and assign to the Corporation all right, title, and interest in any invention or idea, patentable or not, made or conceived by the Participant during employment by the Corporation, relating in any manner to the actual or anticipated business, research or development work of the Corporation and shall do anything reasonably necessary to enable the Corporation to secure a patent where appropriate in the United States and in foreign countries.

cvshealthannualmeeting.com	B-7

Annex B     2017 Incentive Compensation Plan of CVS Health Corporation, as Proposed to be Amended

(iv) (A) Upon exercise, settlement, payment or delivery pursuant to an Award, the Participant shall certify on a form acceptable to the Committee that he or she is in compliance with the terms and conditions of the Plan. Failure to comply with the provisions of this Section 7(e) prior to, or during the six (6) months after, any exercise, payment or delivery pursuant to an Award shall cause such exercise, payment or delivery to be rescinded. The Corporation shall notify the Participant in writing of any such rescission within two (2) years after such exercise, payment or delivery. Within ten (10) days after receiving such a notice from the Corporation, the Participant shall pay to the Corporation the amount of any gain realized or payment received as a result of the rescinded exercise, payment or delivery pursuant to an Award. Such payment shall be made either in cash or by returning to the Corporation the number of shares of Stock that the Participant received in connection with the rescinded exercise, payment or delivery.

(B) To the extent determined by the Committee, all Awards shall be subject to the terms and conditions of the Corporation’s Recoupment Policy as it exists from time to time.

(f) Limitation of Vesting of Certain Awards. Notwithstanding anything in this Plan to the contrary, Options, SARs, Restricted Stock, Restricted Stock Units, Deferred Stock, Dividend Equivalents and Other Stock-Based Awards, as described in Sections 6(b), 6(c), 6(d), 6(e), 6(g) and 6(h) of the Plan, respectively, granted to employees, and Awards granted to directors as described in Section 8 of the Plan, will vest over a minimum period of three (3) years, except in the event of a Participant’s death or disability, or in the event of a Change in Control and (i) Options, SARs, Restricted Stock, Restricted Stock Units, Deferred Stock, Dividend Equivalents and Other Stock-Based Awards as to which either the grant or the vesting is based on the achievement of one or more performance conditions will vest over a minimum period of one (1) year except in the event of a Participant’s death or disability, or in the event of a Change in Control, and (ii) up to five percent (5%) of the shares of Stock authorized under the Plan may be granted as Options, SARs, Restricted Stock, Restricted Stock Units, Deferred Stock, Dividend Equivalents or Other Stock-Based Awards without any minimum vesting requirements. For purposes of this Section 7(f), vesting over a three (3)-year period will include periodic vesting over such period if the rate of such vesting is proportional throughout such period and in no event shall Awards subject to a minimum vesting period vest any earlier than one (1) year from the date of grant.

8. Special Rules for Directors.

(a) Awards; Per-Director Award Limitation. Eligible Directors may receive Awards, including without limitation Awards in respect of their annual retainer and any additional retainers for chairing the board or a committee of the board, or serving as lead independent director.

The maximum number of shares of Stock subject to Awards granted under the Plan during any one fiscal year to any one Eligible Director, taken together with any cash fees paid or Stock otherwise granted by the Company to such Eligible Director during such fiscal year for service as a non-employee director, will not exceed the following in total value (calculating the value of any such Awards based on the grant date fair value of such Awards for financial reporting purposes): (i) five hundred thousand dollars ($500,000) for each Eligible Director, and (ii) an additional five hundred thousand dollars ($500,000) for the Eligible Director designated as independent chairman of the board or as lead independent director, in each such case including the value of any Awards in Stock that are received in lieu of all or a portion of any annual board chair, committee chair, or lead independent director cash retainers or similar cash-based payments and excluding, for this purpose, the value of any dividend equivalent payments paid pursuant to any Awards granted in a previous year.

(b) Deferral of Shares by Directors. Each Eligible Director may elect to defer the receipt of shares otherwise currently payable to such Eligible Director under Section 8(a) of this Plan until such Eligible Director terminates service as a director or such other date or event as permitted under rules established by the Board and uniformly applied. In that event, such Eligible Director shall be granted an award of share credits equal to the number of shares of Stock elected to be deferred, including fractional share credits to not less than three decimal places.

(c) Settlement. As soon as practicable after an Eligible Director has ceased being a Director of the Corporation or such other date or event elected by an Eligible Director under Section 8(b), all awards shall be paid to the Eligible Director or, in the case of the death of the Eligible Director, the Eligible Director’s designated beneficiary or beneficiaries, or in the absence of a designated beneficiary, to the estate of the Eligible Director, in a single payment or installments as elected by the Eligible Director.

(d) Dividend Equivalents.

(i) In addition to the payment provided for in Section 8(c), each Eligible Director (or beneficiary) entitled to payment under this Section 8(d) shall receive at the same time the dividend equivalent amounts calculated under subsection (ii) below.

B-8	2020 Proxy Statement

Annex B     2017 Incentive Compensation Plan of CVS Health Corporation, as Proposed to be Amended

(ii) The dividend equivalent amount is the number of additional share credits attributable to the number of share credits originally granted plus additional share credits previously calculated hereunder. Such additional share credits shall be determined and credited as of each dividend payment date by dividing the aggregate cash dividends that would have been paid had share credits awarded or credited (but not yet paid) under this Section 8(d), as the case may be, been actual shares of Stock on the record date for such dividend by the Fair Market Value of Stock on the dividend payment date. Fractional share credits shall be calculated to not less than three decimal places.

(e) Payment; Fractional Shares. Payments pursuant to Sections 8(c) and 8(d) above shall be made in shares of Stock, except that there shall be paid in cash the value of any fractional share.

9. Performance and Annual Incentive Awards.

(a) Performance Conditions. The right of a Participant to exercise or receive a grant or settlement of any Award, and the timing thereof, may be subject to such performance conditions as may be specified by the Committee. The Committee may use such business criteria and other measures of performance as it may deem appropriate in establishing any performance conditions and may exercise its discretion to reduce or increase the amounts payable under any Award subject to performance conditions, except as limited under Sections 9(b) and 9(c) hereof in the case of a Performance Award or Annual Incentive Award intended to qualify under Code Section 162(m).

(b) Performance Awards Granted to Designated Covered Employees. If the Committee determines that a Performance Award to be granted to an Eligible Person who is designated by the Committee as likely to be a Covered Employee should qualify as “performance-based compensation” for purposes of Code Section 162(m), the grant, exercise and/or settlement of such Performance Award shall be contingent upon achievement of pre-established performance goals and other terms set forth in this Section 9(b).

(i) Performance Goals Generally. The performance goals for such Performance Awards shall consist of one or more business criteria and a targeted level or levels of performance with respect to each of such criteria, as specified by the Committee consistent with this Section 9(b). Performance goals shall be objective and shall otherwise meet the requirements of Code Section 162(m) and regulations thereunder (including Regulation 1.162-27 and successor regulations thereto), including the requirement that the level or levels of performance targeted by the Committee result in the achievement of performance goals being “substantially uncertain.” The Committee may determine that such Performance Awards shall be granted, exercised and/or settled upon achievement of any one performance goal or that two or more of the performance goals must be achieved as a condition to grant, exercise and/or settlement of such Performance Awards. Performance goals may differ for Performance Awards granted to any one Participant or to different Participants.

(ii) Business Criteria. One or more of the following business criteria for the Corporation, on a consolidated basis, and/ or for specified subsidiaries or business units of the Corporation (except with respect to the total stockholder return and earnings per share criteria), shall be used by the Committee in establishing performance goals for such Performance Awards: (1) earnings per share; (2) revenues; (3) cash flow; (4) cash flow return on investment; (5) return on net assets, return on assets, return on investment, return on capital, return on equity; (6) economic value added; (7) operating margin; (8) Common Knowledge Retail Customer Service score or a similar customer service measurement as measured by a third-party administrator; (9) Pharmacy Benefit Services Customer Satisfaction score; (10) net income; pretax earnings; pretax earnings before interest, depreciation and amortization; pretax operating earnings after interest expense and before incentives, service fees and extraordinary or special items; operating earnings; (11) total stockholder return; or (12) any of the above goals as compared to the performance of a published or special index deemed applicable by the Committee including, but not limited to, the Standard & Poor’s 500 Stock Index or a group of comparator companies. One or more of the foregoing business criteria shall also be exclusively used in establishing performance goals for Annual Incentive Awards granted to a Covered Employee under Section 9(c) hereof.

(iii) Performance Period; Timing for Establishing Performance Goals. Achievement of performance goals in respect of such Performance Awards shall be measured over a performance period of at least one (1) year and up to ten (10) years, as specified by the Committee. Performance goals shall be established not later than ninety (90) days after the beginning of any performance period applicable to such Performance Awards, or at such other date as may be required or permitted for “performance-based compensation” under Code Section 162(m).

(iv) Performance Award Pool. The Committee may establish a Performance Award pool, which shall be an unfunded pool, for purposes of measuring performance of the Corporation in connection with Performance Awards. The amount of such Performance Award pool shall be based upon the achievement of a performance goal or goals based on one or more of

cvshealthannualmeeting.com	B-9

Annex B     2017 Incentive Compensation Plan of CVS Health Corporation, as Proposed to be Amended

the business criteria set forth in Section 9(b)(ii) hereof during the given performance period, as specified by the Committee in accordance with Section 9(b)(iii) hereof. The Committee may specify the amount of the Performance Award pool as a percentage of any of such business criteria, a percentage thereof in excess of a threshold amount, or as another amount that need not bear a strictly mathematical relationship to such business criteria. The maximum amount payable to any Participant shall be a stated percentage of the pool; provided the sum of such percentages shall not exceed one hundred percent (100%) and the payment does not exceed the per-person award limit set forth in Section 5.

(v) Settlement of Performance Awards; Other Terms. Settlement of such Performance Awards shall be in cash, Stock, other Awards or other property, at the discretion of the Committee. The Committee may, in its discretion, reduce the amount of a settlement otherwise to be made in connection with such Performance Awards, but may not exercise discretion to increase any such amount payable to a Covered Employee in respect of a Performance Award subject to this Section 9(b). The Committee shall specify the circumstances in which such Performance Awards shall be paid or forfeited in the event of termination of employment of the Participant prior to the end of a performance period or settlement of Performance Awards.

(c) Annual Incentive Awards Granted to Designated Covered Employees. If the Committee determines that an Annual Incentive Award to be granted to an Eligible Person who is designated by the Committee as likely to be a Covered Employee should qualify as “performance-based compensation” for purposes of Code Section 162(m), the grant, exercise and/or settlement of such Annual Incentive Award shall be contingent upon achievement of pre-established performance goals and other terms set forth in this Section 9(c).

(i) Annual Incentive Award Pool. The Committee may establish an Annual Incentive Award pool, which shall be an unfunded pool, for purposes of measuring performance of the Corporation in connection with Annual Incentive Awards. The amount of such Annual Incentive Award pool shall be based upon the achievement of a performance goal or goals based on one or more of the business criteria set forth in Section 9(b)(ii) hereof during the given performance period, as specified by the Committee in accordance with Section 9(b)(iii) hereof. The Committee may specify the amount of the Annual Incentive Award pool as a percentage of any of such business criteria, a percentage thereof in excess of a threshold amount, or as another amount that need not bear a strictly mathematical relationship to such business criteria. The maximum amount payable to any Participant shall be a stated percentage of the pool; provided the sum of such percentages shall not exceed one hundred percent (100%) and the payment does not exceed the per-person award limit set forth in Section 5.

(ii) Potential Annual Incentive Awards. Not later than the end of the ninetieth (90th) day of each fiscal year, or at such other date as may be required or permitted in the case of Awards intended to be “performance-based compensation” under Code Section 162(m), the Committee shall determine the Eligible Persons who will potentially receive Annual Incentive Awards, and the amounts potentially payable thereunder, for that fiscal year, either out of an Annual Incentive Award pool established by such date under Section 9(c)(i) hereof or as individual Annual Incentive Awards. In the case of individual Annual Incentive Awards intended to qualify under Code Section 162(m), the amount potentially payable shall be based upon the achievement of a performance goal or goals based on one or more of the business criteria set forth in Section 9(b)(ii) hereof in the given performance year, as specified by the Committee; in other cases, such amount shall be based on such criteria as shall be established by the Committee. In all cases, the maximum Annual Incentive Award of any Participant shall be subject to the limitation set forth in Section 5 hereof.

(iii) Payout of Annual Incentive Awards. After the end of each fiscal year, the Committee shall determine the amount, if any, of (A) the Annual Incentive Award pool, and the maximum amount of potential Annual Incentive Award payable to each Participant in the Annual Incentive Award pool, or (B) the amount of potential Annual Incentive Award otherwise payable to each Participant. The Committee may, in its discretion, determine that the amount payable to any Participant as a final Annual Incentive Award shall be increased or reduced from the amount of his or her potential Annual Incentive Award, including a determination to make no final Award whatsoever, but may not exercise discretion to increase any such amount in the case of an Annual Incentive Award intended to qualify under Code Section 162(m). The Committee shall specify the circumstances in which an Annual Incentive Award shall be paid or forfeited in the event of termination of employment by the Participant prior to the end of a fiscal year or settlement of such Annual Incentive Award.

(d) Written Determinations. All determinations by the Committee as to the establishment of performance goals, the amount of any Performance Award pool or potential individual Performance Awards and as to the achievement of performance goals relating to Performance Awards under Section 9(b), and the amount of any Annual Incentive Award pool or potential individual Annual Incentive Awards and the amount of final Annual Incentive Awards under Section 9(c), shall be made in writing in the case of any Award intended to qualify under Code Section 162(m). The Committee may not delegate any responsibility relating to such Performance Awards or Annual Incentive Awards.

B-10	2020 Proxy Statement

Annex B     2017 Incentive Compensation Plan of CVS Health Corporation, as Proposed to be Amended

(e) Status of Section 9(b) and Section 9(c) Awards under Code Section 162(m). It is the intent of the Corporation that Performance Awards and Annual Incentive Awards under Sections 9(b) and 9(c) hereof granted to persons who are designated by the Committee as likely to be Covered Employees within the meaning of Code Section 162(m) and regulations thereunder (including Regulation 1.162-27 and successor regulations thereto) shall, if so designated by the Committee, constitute “performance-based compensation” within the meaning of Code Section 162(m) and regulations thereunder. Accordingly, the terms of Sections 9(b) through (e), including the definitions of Covered Employee and other terms used therein, shall be interpreted in a manner consistent with Code Section 162(m) and regulations thereunder. The foregoing notwithstanding, because the Committee cannot determine with certainty whether a given Participant will be a Covered Employee with respect to a fiscal year that has not yet been completed, the term Covered Employee as used herein shall mean only a person designated by the Committee, at the time of grant of Performance Awards or an Annual Incentive Award, as likely to be a Covered Employee with respect to that fiscal year. If any provision of the Plan as in effect on the date of adoption or any agreements relating to Performance Awards or Annual Incentive Awards that are designated as intended to comply with Code Section 162(m) does not comply or is inconsistent with the requirements of Code Section 162(m) or regulations thereunder, such provision shall be construed or deemed amended to the extent necessary to conform to such requirements.

10. Change in Control.

(a) Effect of “Change in Control”. In the event that a Participant experiences a Termination Without Cause or a Constructive Termination Without Cause within two (2) years following a “Change in Control,” the following provisions shall apply unless otherwise provided in the Award agreement:

(i) Within two (2) years of a Change in Control, any Award carrying a right to exercise that was not previously exercisable and vested shall become fully exercisable and vested upon a Termination Without Cause or a Constructive Termination Without Cause and shall remain exercisable and vested for the balance of the stated term of such Award without regard to any termination of employment by the Participant, subject only to applicable restrictions set forth in Section 11(a) hereof;

(ii) Within two (2) years of a Change in Control, the restrictions, deferral of settlement and forfeiture conditions applicable to any other Award granted under the Plan shall lapse and such Awards shall be deemed fully vested upon a Termination Without Cause or a Constructive Termination Without Cause, except to the extent of any waiver by the Participant and subject to applicable restrictions set forth in Section 11(a) hereof; and

(iii) With respect to any outstanding Award subject to achievement of performance goals and conditions under the Plan, such performance goals and other conditions will be deemed to be met at actual performance or prorated as of the date of termination.

(b) Definition of “Change in Control”. A “Change in Control” shall be deemed to have occurred if:

(i) any Person (other than (w) the Corporation, (x) any trustee or other fiduciary holding securities under any employee benefit plan of the Corporation, (y) any corporation owned, directly or indirectly, by the stockholders of the Corporation immediately after the occurrence with respect to which the evaluation is being made in substantially the same proportions as their ownership of the common stock of the Corporation immediately prior to such occurrence, or (z) any surviving or resulting entity from a merger or consolidation referred to in clause (iii) below that does not constitute a Change in Control under clause (iii) below) becomes the Beneficial Owner (except that a Person shall be deemed to be the Beneficial Owner of all shares that any such Person has the right to acquire pursuant to any agreement or arrangement or upon exercise of conversion rights, warrants or options or otherwise, without regard to the sixty (60) day period referred to in Rule 13d-3 under the Exchange Act), as directly or indirectly, of securities of the Corporation or of any subsidiary owning directly or indirectly all or substantially all of the consolidated assets of the Corporation (a “Significant Subsidiary”), representing thirty percent (30%) or more of the combined voting power of the Corporation’s or such Significant Subsidiary’s then outstanding securities;

(ii) during any period of twelve (12) consecutive months, individuals who at the beginning of such period constitute the Board, and any new director whose election by the Board or nomination for election by the Corporation’s stockholders was approved by a vote of at least a majority of the directors then still in office who either were directors at the beginning of the twelve (12)-month period or whose election or nomination for election was previously so approved, cease for any reason to constitute at least a majority of the Board;

cvshealthannualmeeting.com	B-11

Annex B     2017 Incentive Compensation Plan of CVS Health Corporation, as Proposed to be Amended

(iii) the consummation of a merger or consolidation of the Corporation or any Significant Subsidiary with any other entity, other than a merger or consolidation which would result in the voting securities of the Corporation or a Significant Subsidiary outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving or resulting entity) more than fifty percent (50%) of the combined voting power of the surviving or resulting entity outstanding immediately after such merger or consolidation; or

(iv) the consummation of a transaction (or series of transactions within a twelve (12)-month period) which constitutes the sale or disposition of all or substantially all of the consolidated assets of the Corporation but in no event assets having a gross fair market value of less than forty percent (40%) of the total gross fair market value of all of the consolidated assets of the Corporation (other than such a sale or disposition immediately after which such assets will be owned directly or indirectly by the stockholders of the Corporation in substantially the same proportions as their ownership of the common stock of the Corporation immediately prior to such sale or disposition.

(c) Definition of “Termination Without Cause” and “Constructive Termination Without Cause”.

(i) “Termination Without Cause” shall mean the involuntary termination of a Participant’s employment by the Corporation or a subsidiary without Cause.

(ii) “Constructive Termination Without Cause” shall mean the Participant’s termination of his or her employment following the occurrence, without the Participant’s written consent, of one or more of (A) an assignment of any duties to the Participant that is materially inconsistent with Participant’s position, (B) a material decrease in Participant’s annual base salary or target annual incentive award opportunity, or (C) a relocation of Participant’s principal place of employment more than thirty-five (35) miles from Participant’s place of employment before such relocation. In all cases, no Constructive Termination Without Cause shall be deemed to have occurred if any such event occurs as a result of a prior termination. In addition, no Constructive Termination Without Cause shall be deemed to have occurred unless the Participant provides written notice to the Corporation that any such event has occurred, which notice identifies the event and is provided within thirty (30) days of the initial occurrence of such event, a cure period of forty-five (45) days following the Corporation’s receipt of such notice expires and the Corporation has not cured such event within such cure period, and the Participant actually terminates his/her employment within thirty (30) days of the expiration of the cure period.

(iii) “Cause” shall be deemed to occur if the Participant (A) willfully and materially breaches any of his or her obligations to the Corporation with respect to confidentiality, cooperation with regard to litigation, non-disparagement and non-solicitation; (B) is convicted of a felony involving moral turpitude; or (C) engages in conduct that constitutes willful gross neglect or willful gross misconduct in carrying out Participant’s duties to the Corporation, resulting, in either case, in material harm to the financial condition or reputation of the Corporation.

11. General Provisions.

(a) Compliance with Legal and Other Requirements. The Corporation may, to the extent deemed necessary or advisable by the Committee, postpone the issuance or delivery of Stock or payment of other benefits under any Award until completion of such registration or qualification of such Stock or other required action under any federal or state law, rule or regulation, listing or other required action with respect to any stock exchange or automated quotation system upon which the Stock or other securities of the Corporation are listed or quoted, or compliance with any other obligation of the Corporation, as the Committee may consider appropriate, and may require any Participant to make such representations, furnish such information and comply with or be subject to such other conditions as it may consider appropriate in connection with the issuance or delivery of Stock or payment of other benefits in compliance with applicable laws, rules, and regulations, listing requirements, or other obligations. The foregoing notwithstanding, in connection with a Change in Control, the Corporation shall take or cause to be taken no action, and shall undertake or permit to arise no legal or contractual obligation, that results or would result in any postponement of the issuance or delivery of Stock or payment of benefits under any Award or the imposition of any other conditions on such issuance, delivery or payment, to the extent that such postponement or other condition would represent a greater burden on a Participant than existed on the ninetieth (90th) day preceding the Change in Control.

(b) Limits on Transferability; Beneficiaries. No Award or other right or interest of a Participant under the Plan shall be pledged, hypothecated or otherwise encumbered or subject to any lien, obligation or liability of such Participant to any party (other than the Corporation or a subsidiary), or assigned or transferred by such Participant otherwise than by will or the laws of descent and distribution or to a Beneficiary upon the death of a Participant, and such Awards or rights that may be exercisable shall be exercised during the lifetime of the Participant only by the Participant or his or her guardian or legal representative, except that Awards and other rights (other than ISOs in tandem therewith) may be transferred (without receipt

B-12	2020 Proxy Statement

Annex B     2017 Incentive Compensation Plan of CVS Health Corporation, as Proposed to be Amended

of value from the transferee) to one or more Beneficiaries, family members or other permitted transferees designated by the Committee during the lifetime of the Participant, and may be exercised by such transferees in accordance with the terms of such Award, but only if and to the extent such transfers are permitted by the Committee pursuant to the express terms of an Award agreement (subject to any terms and conditions which the Committee may impose thereon). A Beneficiary, transferee, or other person claiming any rights under the Plan from or through any Participant shall be subject to all terms and conditions of the Plan and any Award agreement applicable to such Participant, except as otherwise determined by the Committee, and to any additional terms and conditions deemed necessary or appropriate by the Committee.

(c) Adjustments. In the event that any dividend or other distribution (whether in the form of cash, Stock, or other property), recapitalization, forward or reverse split, reorganization, merger, consolidation, spin-off, combination, repurchase, share exchange, liquidation, dissolution or other similar corporate transaction or event affects the Stock such that an adjustment is determined by the Committee to be appropriate under the Plan, then the Committee shall, in such manner as it may deem equitable, adjust any or all of (i) the number and kind of shares of Stock which may be delivered in connection with Awards granted thereafter, (ii) the number and kind of shares of Stock by which annual per-person Award limitations are measured under Section 5 hereof, (iii) the number and kind of shares of Stock subject to or deliverable in respect of outstanding Awards, and (iv) the exercise price, grant price or purchase price relating to any Award and/or make provision for payment of cash or other property in respect of any outstanding Award. In addition, the Committee is authorized to make adjustments in the terms and conditions of, and the criteria included in, Awards (including Performance Awards and performance goals, and Annual Incentive Awards and any Annual Incentive Award pool or performance goals relating thereto) in recognition of unusual or nonrecurring events (including, without limitation, events described in the preceding sentence, as well as acquisitions and dispositions of businesses and assets) affecting the Corporation, any subsidiary or any business unit, or the financial statements of the Corporation or any subsidiary, or in response to changes in applicable laws, regulations, accounting principles, tax rates and regulations or business conditions or in view of the Committee’s assessment of the business strategy of the Corporation, any subsidiary or business unit thereof, performance of comparable organizations, economic and business conditions, personal performance of a Participant, and any other circumstances deemed relevant; provided that no such adjustment shall be authorized or made if and to the extent that such authority or the making of such adjustment would cause Performance Awards granted under Section 9(b) hereof or Annual Incentive Awards granted under Section 9(c) hereof to Participants designated by the Committee as Covered Employees and intended to qualify as “performance-based compensation” under Code Section 162(m) and regulations thereunder to otherwise fail to qualify as “performance-based compensation” under Code Section 162(m) and regulations thereunder.

(d) Taxes. The Corporation and any subsidiary is authorized to withhold from any Award granted, any payment relating to an Award under the Plan, including from a distribution of Stock, or any payroll or other payment to a Participant, amounts of withholding and other taxes required to be withheld by the applicable employment tax rules in connection with any transaction involving an Award, and to take such other action as the Committee may deem advisable to enable the Corporation to satisfy obligations for the payment of withholding taxes relating to any Award. To the extent permitted by applicable law, the Committee shall be entitled to deduct and withhold additional amounts so long as such additional deductions would not cause an Award classified as equity under applicable accounting principles and standards to be classified as a liability award under such principles and standards. The Committee’s authority shall also include authority to withhold or receive Stock or other property and to make cash payments in respect thereof in satisfaction of such withholding tax obligations.

(e) Changes to the Plan and Awards. The Board may amend, alter, suspend, discontinue or terminate the Plan or the Committee’s authority to grant Awards under the Plan without the consent of stockholders or Participants, except that any amendment or alteration to the Plan shall be subject to the approval of the Corporation’s stockholders not later than the annual meeting next following such Board action if such stockholder approval is required by any federal or state law or regulation or the rules of any stock exchange or automated quotation system on which the Stock may then be listed or quoted, or if the amendment increases the number of shares of Stock reserved and available for delivery in connection with Awards, materially modifies the requirements as to eligibility for participation in the Plan, or materially increases the benefits accruing to Participants, and the Board may otherwise, in its discretion, determine to submit other such changes to the Plan to stockholders for approval; provided that, without the consent of an affected Participant, no such Board action may materially and adversely affect the rights of such Participant under any previously granted and outstanding Award, except to the extent the Committee considers such amendment necessary or advisable to comply with any law, regulation, ruling, judicial decision, accounting standards, regulatory guidance or other legal requirement. Subject to the provisions of Section 7(a) the Committee may waive any conditions or rights under, or amend, alter, suspend, discontinue or terminate any Award theretofore granted and any Award agreement relating thereto, except as otherwise provided in the Plan; provided that, without the consent of an affected Participant, no such Committee action may materially and adversely affect the rights of such Participant under such Award.

cvshealthannualmeeting.com	B-13

Annex B     2017 Incentive Compensation Plan of CVS Health Corporation, as Proposed to be Amended

(f) Limitation on Rights Conferred under Plan. Neither the Plan nor any action taken hereunder shall be construed as (i) giving any Eligible Person or Participant the right to continue as an Eligible Person or Participant or in the employ or service of the Corporation or a subsidiary, (ii) interfering in any way with the right of the Corporation or a subsidiary to terminate any Eligible Person’s or Participant’s employment or service at any time, (iii) giving an Eligible Person or Participant any claim to be granted any Award under the Plan or to be treated uniformly with other Participants and employees, or (iv) conferring on a Participant any of the rights of a stockholder of the Corporation unless and until the Participant is duly issued or transferred shares of Stock in accordance with the terms of an Award.

(g) Unfunded Status of Awards; Creation of Trusts. The Plan is intended to constitute an “unfunded” plan for incentive and deferred compensation. With respect to any payments not yet made to a Participant or obligation to deliver Stock pursuant to an Award, nothing contained in the Plan or any Award shall give any such Participant any rights that are greater than those of a general creditor of the Corporation; provided that the Committee may authorize the creation of trusts and deposit therein cash, Stock, other Awards or other property, or make other arrangements to meet the Corporation’s obligations under the Plan. Such trusts or other arrangements shall be consistent with the “unfunded” status of the Plan unless the Committee otherwise determines with the consent of each affected Participant. The trustee of such trusts may be authorized to dispose of trust assets and reinvest the proceeds in alternative investments, subject to such terms and conditions as the Committee may specify and in accordance with applicable law.

(h) Non-exclusivity of the Plan. Neither the adoption of the Plan by the Board nor its submission to the stockholders of the Corporation for approval shall be construed as creating any limitations on the power of the Board or a committee thereof to adopt such other incentive arrangements as it may deem desirable including incentive arrangements and awards which do not qualify under Code Section 162(m).

(i) Payments in the Event of Forfeitures; Fractional Shares. Unless otherwise determined by the Committee, in the event of a forfeiture of an Award with respect to which a Participant paid cash or other consideration, the Participant shall be repaid the amount of such cash or other consideration. No fractional shares of Stock shall be issued or delivered pursuant to the Plan or any Award. The Committee shall determine whether cash, other Awards or other property shall be issued or paid in lieu of such fractional shares or whether such fractional shares or any rights thereto shall be forfeited or otherwise eliminated.

(j) Governing Law. The validity, construction and effect of the Plan, any rules and regulations under the Plan, and any Award agreement shall be determined in accordance with the Delaware General Corporation Law, without giving effect to principles of conflicts of laws, and applicable federal law.

(k) Recoupment. Each Award under the Plan shall be subject to the terms of the Corporation’s Recoupment Policy, and to such other recoupment policies or provisions as may be required under the terms of any agreement between the Corporation and any regulatory authority or as may be required under applicable law.

(l) Code Section 409A. With respect to Awards subject to Code Section 409A, the Plan is intended to comply with the requirements of Code Section 409A, and the provisions hereof shall be interpreted in a manner that satisfies the requirements of Code Section 409A and the related regulations, and the Plan shall be operated accordingly. If any provision of the Plan or any term or condition of any Award would otherwise frustrate or conflict with this intent, the provision, term or condition will be interpreted and deemed amended so as to avoid this conflict. The Committee may not accelerate the payment or settlement of any Award that constitutes a deferral of compensation for purposes of Code Section 409A except to the extent such acceleration would not result in the Participant incurring interest or additional tax under Code Section 409A. Notwithstanding anything in the Plan to the contrary, if a Participant is determined under rules adopted by the Committee to be a “specified employee” within the meaning of Code Section 409A(a)(2)(B)(i) and as defined in the Corporation’s Universal 409A Definition Document, payment under any Award hereunder shall be delayed to the extent necessary to avoid a violation of Code Section 409A.

(m) Plan Effective Date and Stockholder Approval; Expiration Date. The Plan has been initially adopted by the Board on March 2, 2017, subject to approval by the stockholders of the Corporation, in accordance with applicable law. The Plan will become effective on the date of such approval. Unless an extension is approved by the stockholders of the Corporation, the Plan shall have a term that expires on May 9, 2027, after which no further Awards may be made, provided, however, that the provisions of the Plan shall continue to apply to Awards made prior to such date. The Plan as amended was adopted by the Board on March 11, 2020, and became effective upon approval by the Company’s stockholders on May 14, 2020 by a vote sufficient to meet the requirements of Section 423(b)(2) of the Code.

B-14	2020 Proxy Statement

Annex C

CVS Health Corporation 2007 Employee Stock Purchase Plan, as Proposed to be Amended

1. Purpose. The purpose of this 2007 Employee Stock Purchase Plan (the “Plan”) is to provide employees of CVS Health Corporation (the “Company”) and its Designated Subsidiaries with an opportunity to purchase Stock of the Company through accumulated payroll deductions, enabling such persons to acquire or increase a proprietary interest in the Company in order to strengthen the mutuality of interests between such persons and the Company’s stockholders, and to provide a benefit that will assist the Company in competing to attract and retain employees of high quality. It is the intention of the Company that the Plan qualify as an “employee stock purchase plan” under Section 423 of the Code. Accordingly, the provisions of the Plan shall be construed in a manner consistent with the requirements of that Section of the Code.

2. Definitions. For purposes of the Plan, the following terms shall be defined as set forth below, in addition to such terms as defined in Section 1 hereof:

(a) “Account” means the account maintained on behalf of the participant by the Custodian for the purpose of, among other things, holding any Stock purchased by a participant under the Plan.

(b) “Administrator” means the person or persons designated to administer the Plan under Section 13(a).

(c) “Board” means the Company’s Board of Directors.

(d) “Code” means the Internal Revenue Code of 1986, as amended from time to time, including regulations thereunder and successor provisions and regulations thereto.

(e) “Committee” means a committee of two or more directors designated by the Board to administer the Plan.

(f) “Compensation” base salary, overtime, shift premiums, and commissions (all as determined before any applicable deductions from pay are made) but does not include short or long term disability pay, incentive payments or severance pay.

(g) “Custodian” means a custodian or any successor thereto as appointed by the Board from time to time.

(h) “Designated Subsidiaries” means the Subsidiaries which have been designated by the Board from time to time in its sole discretion as eligible to have their Employees participate in the Plan.

(i) “Employee” means any individual who, as of the first day of the Offering Period, has achieved 90 days of service with the Company or a Designated Subsidiary and has been actively employed during the two month period ending with the first day of the Offering Period. To determine whether an employee has achieved 90 days of service, the following shall apply: (i) if an individual is terminated or takes an unauthorized leave of absence and is subsequently reemployed with the Company or a Designated Subsidiary within one year of the date of such termination or unauthorized leave, such individual shall be credited with all service time accrued through the last day the individual was employed prior to such termination or unauthorized leave of absence; and (ii) service with an incorporated or unincorporated entity that is controlled, directly or indirectly, by the Company shall be treated as service with the Company.

(j) “Enrollment Date” means the first day of the next Offering Period.

(k) “Exercise Date” means the last day of each Offering Period.

(l) “Fair Market Value” means the fair market value of a share of Stock as determined by the Committee or under procedures established by the Committee. Unless otherwise determined by the Committee, the Fair Market Value of Stock as of any given date shall be the closing price of a share of Stock reported on a consolidated basis for securities listed on the New York Stock Exchange for trades on the date as of which such value is being determined or, if that day is not a Trading Day, then on the latest previous Trading Day.

(m) “Offering Period” means the approximately six month period commencing on the first Trading Day on or after January 1 and July 1, respectively, and terminating on the last Trading Day in the following June and December, respectively. The beginning and ending dates and duration of Offering Periods may be changed pursuant to Section 4 of the Plan.

cvshealthannualmeeting.com	C-1

Annex C     CVS Health Corporation 2007 Employee Stock Purchase Plan, as Proposed to be Amended

(n) “Purchase Price” means an amount equal to 90% of the Fair Market Value of a share of Stock on the Enrollment Date or 90% of the Fair Market Value of a share of Stock on the Exercise Date, whichever is lower.

(o) “Reserves” means the number of shares of Stock covered by all options under the Plan which have not yet been exercised and the number of shares of Stock which have been authorized for issuance under the Plan but which have not yet become subject to options.

(p) “Stock” means the Company’s Common Stock, and such other securities as may be substituted (or resubstituted) for Stock pursuant to Section 18 hereof.

(q) “Subsidiary” means any corporation (other than the Company) in an unbroken chain of corporations beginning with the Company if each of the corporations (other than the last corporation in the unbroken chain) owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in the chain.

(r) “Trading Day” means a day on which the New York Stock Exchange is open for trading.

3. Eligibility.

(a) All Employees (as determined in accordance with Section 2(i) hereof) of the Company or a Designated Subsidiary on a given Enrollment Date shall be eligible to participate in the Plan.

(b) Any provisions of the Plan to the contrary notwithstanding, no Employee shall be granted an option under the Plan (i) to the extent that, immediately after the grant, such Employee (or any other person whose Stock would be attributed to such Employee pursuant to Section 424(d) of the Code) would own capital stock and/or hold outstanding options to purchase such stock possessing 5% or more of the total combined voting power or value of all classes of the capital stock of the Company or of any Subsidiary, or (ii) to the extent that his or her rights to purchase stock under all employee stock purchase plans of the Company and its Subsidiaries accrue at a rate which exceeds $25,000 worth of stock (determined at the fair market value of the shares at the time such option is granted) for each calendar year in which such option is outstanding at any time.

(c) All participants in the Plan shall have equal rights and privileges (subject to the terms of the Plan) with respect to options outstanding during any given Offering Period.

4. Offering Periods. The Plan shall be implemented by consecutive Offering Periods with a new Offering Period commencing on the first Trading Day on or after January 1 and July 1 of each year following the initial Offering Period, or on such other date as the Committee shall determine, and continuing thereafter until terminated in accordance with Section 19 hereof. The Committee shall have the power to change the beginning date, ending date, and duration of Offering Periods with respect to future offerings without stockholder approval if such change is announced at least five days prior to the scheduled beginning of the first Offering Period to be affected thereafter, provided that Offering Periods will in all cases comply with applicable limitations under Section 423(b)(7) of the Code.

5. Participation.

(a) Any person who will be an eligible Employee on a given Enrollment Date may become a participant in the Plan by completing a subscription agreement authorizing payroll deductions and filing it with the Administrator prior to such deadline as the Administrator may prescribe for such Enrollment Period.

(b) Payroll deductions for a participant shall commence on the first payroll following the Enrollment Date and shall end on the last payroll in the Offering Period to which such authorization is applicable, unless sooner terminated by the participant as provided in Section 10 hereof.

6. Payroll Deductions.

(a) At the time a participant files his or her subscription agreement, he or she shall elect to have payroll deductions made on each pay day during the Offering Period in an amount from 1% to 15% of the Compensation which he or she receives for each pay period during the Offering Period.

(b) All payroll deductions made for a participant shall be credited to his or her Account under the Plan. Payroll deductions shall be withheld in whole percentages only, unless otherwise determined by the Committee. A participant may not make any additional payments into such Account.

C-2	2020 Proxy Statement

Annex C     CVS Health Corporation 2007 Employee Stock Purchase Plan, as Proposed to be Amended

(c) A participant may discontinue his or her participation in the Plan as provided in Section 10 hereof, or may decrease the rate of his or her payroll deductions during the Offering Period, by completing and filing with the Administrator a new subscription agreement authorizing a change in payroll deduction rate. Unless otherwise authorized by the Committee, a participant may not change or discontinue his or her payroll deduction rate more than twice during an Offering Period. The change in rate shall be effective with the first payroll period following the first of the month after the Administrator’s receipt of the new subscription agreement provided the change in rate election is received by the last business day prior to the fifteenth (15th) of the preceding month, unless the Company elects to process a given change in participation more quickly. A participant’s subscription agreement shall remain in effect for successive Offering Periods unless terminated as provided in Section 10 hereof.

(d) The foregoing notwithstanding, to the extent necessary to comply with Section 423(b)(8) of the Code and Section 3(b) hereof, a participant’s payroll deductions may be terminated at such time during any Offering Period which is scheduled to end during the current calendar year (the “Current Offering Period”) that the aggregate of all payroll deductions accumulated with respect to the Current Offering Period and any other Offering Period ending in the same calendar year do not exceed $21,250 (or such other limit as may apply under Code Section 423(b)(8)). Payroll deductions shall recommence at the rate provided in such participant’s subscription agreement (as previously on file or as changed prior to the recommencement date in accordance with Section 6(c)) at the beginning of the next Offering Period which is scheduled to end in the following calendar year, unless terminated by the participant as provided in Section 10 hereof.

(e) The Company or any Designated Subsidiary is authorized to withhold from any payment to be made to a participant, including any payroll and other payments not related to the Plan, amounts of withholding and other taxes due in connection with any transaction under the Plan, including any disposition of shares acquired under the Plan, and a participant’s enrollment in the Plan will be deemed to constitute his or her consent to such withholding. At the time of a participant’s exercise of an option or disposition of shares acquired under the Plan, the Company may require the participant to make other arrangements to meet tax withholding obligations as a condition to exercise of rights or distribution of shares or cash from the participant’s Account. In addition, a Participant may be required to advise the Company of sales and other dispositions of Stock acquired under the Plan in order to permit the Company to comply with tax laws and to claim any tax deductions to which the Company may be entitled with respect to the Plan.

7. Grant of Option. On the Enrollment Date of each Offering Period, each eligible Employee participating in such Offering Period shall be granted an option to purchase on the Exercise Date of such Offering Period, at the applicable Purchase Price, up to a number of shares of Stock determined by dividing such Employee’s payroll deductions accumulated prior to such Exercise Date and retained in the Participant’s Account as of the Exercise Date by the applicable Purchase Price; provided that such purchase shall be subject to the limitations set forth in Sections 3(b) and 12 hereof. Exercise of the option shall occur as provided in Section 8 hereof, unless the participant has withdrawn pursuant to Section 10 hereof. To the extent not exercised, the option shall expire on the last day of the Offering Period.

8. Exercise of Option. Participant’s option for the purchase of shares shall be exercised automatically on the Exercise Date, and the maximum number of shares subject to option shall be purchased for such participant at the applicable Purchase Price with the accumulated payroll deductions in his or her account. Shares purchased shall include fractional shares calculated to at least three decimal places, unless otherwise determined by the Committee. If fractional shares are not to be purchased for a participant’s Account, any payroll deductions accumulated in a participant’s account not sufficient to purchase a full share shall be retained in the participant’s account for the subsequent Offering Period, subject to earlier withdrawal by the participant as provided in Section 10 hereof. During a participant’s lifetime, a participant’s option to purchase shares hereunder is exercisable only by him or her.

cvshealthannualmeeting.com	C-3

Annex C     CVS Health Corporation 2007 Employee Stock Purchase Plan, as Proposed to be Amended

9. Delivery of Shares; Participant Accounts.

(a) At or as promptly as practicable after the Exercise Date for an Offering Period, the Company will deliver the shares of Stock purchased to the Custodian for deposit into the participant’s Account.

(b) Cash dividends on any Stock credited to a participant’s Account under the Plan shall be reinvested in additional shares of stock or credited in the form of cash, dependent on the participant’s election in accordance with established procedures. If no election is made by a participant, dividends will be applied as follows:

(1) For Accounts established prior to November 1, 2018,

(a) if the Account holds ESPP shares only, cash dividends on any Stock credited to a participant’s Account will be automatically reinvested in additional shares of Stock; or

(b) if the Account holds ESPP shares and non-ESPP shares, cash dividends on any Stock credited to a participant’s Account will be credited in the form of cash; and

(2) For all Accounts established after October 31, 2018, cash dividends on any Stock, whether ESPP shares or non-ESPP shares, credited to a participant’s Account will be credited in the form of cash;

All cash dividends paid on Stock credited to participants’ Accounts will be paid over by the Company to the Custodian at the dividend payment date. The Custodian will aggregate all purchases of Stock in connection with the Plan for a given dividend payment date. Purchases of Stock for purposes of dividend reinvestment will be made as promptly as practicable (but not more than 30 days) after a dividend payment date. The Custodian will make such purchases, as directed by the Committee, either (i) in transactions on any securities exchange upon which Stock is traded, otherwise in the over-the-counter market, or in negotiated transactions, or (ii) directly from the Company at 100% of the Fair Market Value of a share of Stock on the dividend payment date. Any shares of Stock distributed as a dividend or distribution in respect of shares of Stock or in connection with a split of the Stock credited to a participant’s Account will be credited to such Account. In the event of any other non-cash dividend or distribution in respect of Stock credited to a participant’s Account, the Custodian will, if reasonably practicable and at the direction of the Committee, sell any property received in such dividend or distribution as promptly as practicable and use the proceeds to either purchase additional shares of Common Stock in the same manner as cash paid over to the Custodian for purposes of dividend reinvestment or apply cash dividends, as the case may be.

(c) Each participant will be entitled to vote the number of shares of Stock credited to his or her Account (including any fractional shares credited to such Account) on any matter as to which the approval of the Company’s stockholders is sought. If a participant does not vote or grant a valid proxy with respect to shares credited to his or her Account, such shares will be voted by the Custodian in accordance with any stock exchange or other rules governing the Custodian in the voting of shares held for customer accounts. Similar procedures will apply in the case of any consent solicitation of Company stockholders.

10. Withdrawal of Payroll Deductions or Shares; Termination of Employment.

(a) If a participant decreases his or her payroll deduction rate to zero during an Offering Period, payroll deductions shall not resume at the beginning of the succeeding Offering Period unless the participant delivers to the Administrator a new subscription agreement.

(b) Upon a participant’s ceasing to be an Employee for any reason (including upon the participant’s death), he or she shall be deemed to have elected to withdraw from the Plan and the payroll deductions credited to such participant’s Account during the Offering Period but not yet used to exercise the option shall be returned to such participant or, in the case of his or her death, to the person or persons entitled thereto under Section 14 hereof, and such participant’s option shall be automatically terminated.

(c) During the twenty-four (24) month period from the first day of each Offering Period a participant (whether or not still an Employee) may not withdraw or transfer shares of Stock acquired during such Offering Period except on account of the participant’s death or such other reason as the Committee may promulgate in its discretion from time to time. After the end of such twenty-four (24) month period, the participant may elect to withdraw, transfer or receive a certificate for such shares. If a participant elects to withdraw shares in certificated form, one or more certificates for whole shares shall be issued in the name of, and delivered to, the participant, with such participant receiving cash in lieu of fractional shares based on the Fair Market Value of a share of Stock on the date of withdrawal. If shares of Stock are transferred from a participant’s Account to a broker-dealer or financial institution that maintains an account for the participant, only whole shares shall be transferred and cash in lieu of any fractional share shall be paid to such participant based on the Fair Market Value of a share of Stock on the date of transfer. A Participant seeking to withdraw, sell or transfer shares of Stock must give instructions to the Custodian

C-4	2020 Proxy Statement

Annex C     CVS Health Corporation 2007 Employee Stock Purchase Plan, as Proposed to be Amended

in such manner and form as may be prescribed by the Committee and the Custodian, which instructions will be acted upon as promptly as practicable. Transfers and withdrawals will be subject to any fees imposed in accordance with Section 10(d) hereof. A participant may sell shares of Stock at any time following purchase and shall be responsible for any and all tax consequences related to such sale, including as a result of the timing of such sale.

(d) Costs and expenses incurred in the administration of the Plan and maintenance of Accounts will be paid by the Company, including annual fees of the Custodian and any brokerage fees and commissions for the purchase of Stock upon reinvestment of dividends and distributions. The foregoing notwithstanding, the Custodian may impose or pass through a reasonable fee for the withdrawal of Stock in the form of stock certificates (as permitted under Section 10(c)), and reasonable fees for other services unrelated to the purchase of Stock under the Plan, to the extent approved in writing by the Company and communicated to participants. In no circumstance shall the Company pay any brokerage fees and commissions for the sale of Stock acquired under the Plan by a participant.

11. Interest. No interest shall accrue on the payroll deductions of a participant in the Plan.

12. Stock.

(a) The maximum number of shares of Stock which shall be made available for sale under the Plan shall be ~~thirty (30)~~sixty (60) million shares, subject to adjustment as provided in Section 18 hereof. If, on a given Exercise Date, the number of shares with respect to which options are to be exercised exceeds the number of shares then available under the Plan, the Company shall make a pro rata allocation of the shares remaining available for purchase in as uniform a manner as shall be practicable and as it shall determine to be equitable. Any shares of Stock delivered by the Company under the Plan may consist, in whole or in part, of authorized and unissued shares or shares acquired by the Company in the open market. Shares acquired in the open market through dividend reinvestment will not count against the Reserves.

(b) The participant shall have no interest or voting right in shares purchasable upon exercise of his or her option until such option has been exercised.

13. Administration.

(a) The Plan shall be administered by the Committee except to the extent the Board elects to administer the Plan, in which case references herein to the “Committee” shall be deemed to include references to the “Board”. The Committee shall have full and final authority to construe, interpret and apply the terms of the Plan, to determine eligibility and to adjudicate all disputed claims filed under the Plan. The Committee may, in its discretion, delegate authority to the Administrator. Every finding, decision and determination made by the Committee or Administrator shall, to the full extent permitted by law, be final and binding upon all parties (except for any reserved right of the Committee to review a finding, decision or determination of the Administrator). The Committee, Administrator, and each member thereof shall be entitled to, in good faith, rely or act upon any report or other information furnished to him or her by any executive officer, other officer or employee of the Company or any Designated Subsidiary, the Company’s independent auditors, consultants or any other agents assisting in the administration of the Plan. Members of the Committee or Administrator and any officer or employee of the Company or any Designated Subsidiary acting at the direction or on behalf of the Committee shall not be personally liable for any action or determination taken or made in good faith with respect to the Plan, and shall, to the extent permitted by law, be fully indemnified and protected by the Company with respect to any such action or determination.

(b) The Custodian will act as custodian under the Plan, and will perform such duties as are set forth in the Plan and in any agreement between the Company and the Custodian. The Custodian will establish and maintain, as agent for each Participant, an Account and any subaccounts as may be necessary or desirable for the administration of the Plan.

cvshealthannualmeeting.com	C-5

Annex C     CVS Health Corporation 2007 Employee Stock Purchase Plan, as Proposed to be Amended

14. Designation of Beneficiary.

(a) A participant may file a written designation of a beneficiary who is to receive any shares and cash, if any, from the participant’s Account under the Plan in the event of (i) such participant’s death subsequent to an Exercise Date on which the option is exercised but prior to a distribution to such participant of shares or cash then held in the participant’s Account or (ii) such participant’s death prior to exercise of the option, in accordance with procedures established by the Committee or Administrator. If a participant is married and the designated beneficiary is not the spouse, spousal consent shall be required for such designation to be effective.

(b) Such designation of beneficiary may be changed by the participant at any time by written notice. In the event of the death of a participant without a valid designated beneficiary who is living at the time of such participant’s death, any shares or cash otherwise deliverable under Section 14(a) shall be deliverable to the participant’s surviving spouse or, if there is no surviving spouse, to such participant’s estate.

15. Transferability. Neither payroll deductions credited to a participant’s account nor any rights with regard to the exercise of an option or to receive shares under the Plan may be assigned, transferred, pledged or otherwise disposed of in any way (other than by will, the laws of descent and distribution or as provided in Section 14 hereof) by the participant. Any such attempt at assignment, transfer, pledge or other disposition shall be without effect.

16. Use of Funds. All payroll deductions received or held by the Company under the Plan may be used by the Company for any corporate purpose, and the Company shall not be obligated to segregate such payroll deductions.

17. Reports. An individual Account shall be maintained by the Custodian for each participant in the Plan. Statements of Account shall be given to each participant at least annually, which statements shall set forth the amounts of payroll deductions, the Purchase Price, the number of shares purchased, any remaining cash balance, and other information deemed relevant by the Committee.

18. Adjustments Upon Changes in Capitalization, Dissolution, Liquidation, Merger or Asset Sale.

(a) Changes in Capitalization. The Committee shall proportionately adjust the Reserves and the price per share and the number of shares of Stock covered by each option under the Plan which has not yet been exercised for any increase or decrease in the number of issued shares of Stock resulting from a stock split, reverse stock split, stock dividend, combination or reclassification of the Stock, or other extraordinary corporate event which affects the Stock in order to prevent dilution or enlargement of the rights of participants. The determination of the Committee with respect to any such adjustment shall be final, binding and conclusive.

(b) Dissolution or Liquidation. In the event of the proposed dissolution or liquidation of the Company, the Offering Period shall terminate immediately prior to the consummation of such proposed action, unless otherwise provided by the Committee.

(c) Asset Sale or Merger. In the event of a proposed sale of all or substantially all of the assets of the Company, or the merger of the Company with or into another corporation, the Committee shall shorten the Offering Period then in progress by setting a new Exercise Date (the “New Exercise Date”). The New Exercise Date shall be before the date of the Company’s proposed asset sale or merger. The Committee shall notify each participant in writing, at least ten business days prior to the New Exercise Date, that the Exercise Date for the participant’s option has been changed to the New Exercise Date and that the participant’s option shall be exercised automatically on the New Exercise Date, unless prior to such date the participant has withdrawn from the Offering Period as provided in Section 10 hereof.

19. Amendment or Termination.

(a) The Board (and the Committee or the Administrator except with respect to the number of shares of Stock available under the Plan under Section 12) may at any time and for any reason terminate or amend the Plan. Except as provided in Section 18 hereof, no such termination can affect options previously granted, provided that an Offering Period may be terminated by the Board of Directors by shortening the Offering Period and accelerating the Exercise Date to a date not prior to the date of such Board action if the Board determines that termination of the Plan is in the best interests of the Company and its stockholders. Except as provided in Section 18 and this Section 19, no amendment may make any change in any option theretofore granted which materially adversely affects the rights of any participant, and any amendment will be subject to the approval of the Company’s stockholders not later than one year after Board approval of such amendment if such stockholder approval is required by any federal or state law or regulation or the rules of any stock exchange or automated quotation system on which the Stock may then be listed or quoted, or if such stockholder approval is necessary in order for the Plan to continue to meet the requirements of Section 423 of the Code, and the Board may otherwise, in its discretion, determine to submit any amendment to stockholders for approval.

C-6	2020 Proxy Statement

Annex C    CVS Health Corporation 2007 Employee Stock Purchase Plan, as Proposed to be Amended

(b) Without stockholder consent and without regard to whether any participant rights may be considered to have been “adversely affected,” the Committee shall be entitled to change the Offering Periods, limit the frequency and/or number of changes in the amount withheld during an Offering Period, establish the exchange ratio applicable to amounts withheld in a currency other than U.S. dollars, permit payroll withholding in excess of the amount designated by a participant in order to adjust for delays or mistakes in the Company’s processing of properly completed withholding elections, establish reasonable waiting and adjustment periods and/or accounting and crediting procedures to ensure that amounts applied toward the purchase of Stock for each participant properly correspond with amounts withheld from the participant’s Compensation, and establish such other limitations or procedures as the Committee determines in its sole discretion are advisable and consistent with the Plan.

20. Notices. All notices or other communications by a participant to the Company under or in connection with the Plan shall be deemed to have been duly given when received in the form specified by the Company at the location, or by the person, designated by the Company for the receipt thereof.

21. Conditions Upon Issuance of Shares. The Company shall not be obligated to issue shares with respect to an option unless the exercise of such option and the issuance and delivery of such shares pursuant thereto shall comply with all applicable provisions of law, domestic or foreign, including, without limitation, the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, the rules and regulations promulgated thereunder, and the requirements of any stock exchange or automated quotation system upon which the shares may then be listed or quoted, and shall be further subject to the approval of counsel for the Company with respect to such compliance.

22. Plan Effective Date and Stockholder Approval. The Plan was adopted by the Board on March 7, 2007, and became effective upon approval by the Company’s stockholders on May 9, 2007 by a vote sufficient to meet the requirements of Section 423(b)(2) of the Code. The Plan as amended was adopted by the Board on March 6, 2013, and became effective upon approval by the Company’s stockholders on May 9, 2013 by a vote sufficient to meet the requirements of Section 423(b)(2) of the Code. Additional amendments not requiring approval by the Company’s stockholders were adopted by the Board on November 4, 2015 and became effective on January 1, 2016 and adopted by the Company’s Executive Vice President, Chief Human Resources Officer in accordance with Section 13 of the Plan pursuant to delegated authority from the Committee effective October 1, 2018 and July 1, 2019. The Plan as further amended was adopted by the Board on March 11, 2020, and became effective upon approval by the Company’s stockholders on May 14, 2020 by a vote sufficient to meet the requirements of Section 423(b)(2) of the Code.

cvshealthannualmeeting.com	C-7

CVS Health Corporate Social Responsibility (CSR) Report Highlights

At CVS Health, we have long been focused on improving not only the health of our patients and consumers, but the health of all of the communities we serve. Our CSR strategy ensures we put our businesses and resources to work – not just at a global or national level, but in tangible ways that make a difference in our communities and people’s lives. There is no more pressing issue than fixing what is broken with the U.S. health care system, and CVS Health is positioned to lead the change. As a healthcare leader, we are also committed to doing our part to fight climate change as it affects human health. We welcome the opportunity to work with our partners, stockholders and other stakeholders to advance our priorities. Our roadmap is to Transform Health 2030 – focused on improving the health of the people and communities we serve, and to support the health of our business and the planet.

Larry J. Merlo
President and CEO

Our CSR Strategy

Transform Health 2030

Our purpose is helping people on their path to better health – and we’ve never been better positioned to do so. We are transforming the health care experience and investing in community health at the local level. We are a highly valued employer supporting economic and professional development, and we’re building healthier communities by providing support for patients with chronic diseases and focusing on customer safety and well-being. We’re also mitigating our impact on the environment and engaging our colleagues and customers to join us on our sustainability journey.

In 2019, we took the opportunity to reframe our CSR strategy to be more inclusive of our broader Enterprise and the impact we can have as a health care leader. Our refreshed CSR framework, Transform Health 2030, conveys our mission to deploy our scale, expertise and innovative spirit in ways that positively impact all of our stakeholders. It charts our course for the future and focuses in four key areas:

To read more about our CSR activities, and for our full 2019 Corporate Social Responsibility Report when it is available, please visit https://cvshealth.com/social-responsibility

Transform Health 2030

Awards & Recognition	2019 CSR Achievements

100 Best Corporate Citizens, 2019 (#26)
Corporate Responsibility Magazine

Sustainability Index
Dow-Jones, 7th straight year and debuted on World List

Civic 50 – List of 50 most community-minded companies in the U.S. Points of Light Institute, for the third year in a row

CDP A list
one of only 34 U.S. companies to be honored with this recognition for climate change leadership

Corporate Equality Index
Human Rights Campaign Achieved 100% score for fifth consecutive year

World’s Most Admired Companies (#39)
Fortune Magazine

Top 50 Companies for Diversity (#27)
DiversityInc

100% Disability Equality Index Score - Best Places to Work List
American Association of People with Disabilities and US Business Leadership Network

Billion Dollar Roundtable
Member of group that is spending more than $1 billion annually with diverse suppliers

#10 Top Companies for Supplier Diversity
Recognized by DiversityInc for our focus on expanding our engagement of minority and women-owned businesses in our supply chain

Healthy People

Access to Health Care

$100 million

New philanthropic commitment: to make community health and wellness central to our charge for a better world by supporting initiatives and nonprofits across three categories: improving local access to affordable quality care; impacting public health challenges; and partnering with local communities on the most pressing health issues

		Nearly 1.35 million pounds of unwanted medications collected in our safe medication disposal program through nearly 3,000 total locations in 2019	Project Health reached 70,000 people in underserved communities with free health screenings, delivering approximately $6.4 million of free health services

Healthy Business
	23,000+ colleagues participate in at least one of our 15 Colleague Resource Groups	18,000 colleagues hired with military experience and employed more than 7,000 military spouses since 2015	Supplier Diversity ●35,000+ jobs supported ●$1.9+ billion in wages ●$5.6 billion contributed to the U.S. economy

Healthy Planet
	$27.7+ million in savings achieved through LED lighting retrofits	56 million digital receipts sent to CVS Pharmacy customers	1.6 million empty miles reduced through our backhaul transportation efficiency program in 2019

Healthy Community
	$150+ million provided in charitable giving through the CVS Health and Aetna Foundations, corporate grants, in-kind gifts, employee giving and fundraising, and other community investments	$12+ million worth of colleague volunteer time across the Enterprise	15 million youth reached through tobacco prevention and cessation education, awareness, advocacy and healthy behavior programming

We are health care innovators

Our Purpose
Helping people on their path to better health

Our Strategy
Creating unmatched human connections to transform the health care experience

Our Values
Innovation Collaboration Caring Integrity Accountability

CVS HEALTH CORPORATION
C/O EQ SHAREOWNER SERVICES
P.O. BOX 64945
ST. PAUL, MN 55164-0945
VOTE BY INTERNET - www.proxyvote.com or scan the QR Barcode above
Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 P.M. EDT on May 13, 2020 for shares held directly and by 11:59 P.M. EDT on May 11, 2020 for shares held in the 401(k) Plan. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 P.M. EDT on May 13, 2020 for shares held directly and by 11:59 P.M. EDT on May 11, 2020 for shares held in the 401(k) Plan. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
E99436-P35964-Z76570	KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.
CVS HEALTH CORPORATION
The Board of Directors recommends you vote FOR each of the Nominees:
1.	Election of Directors
	Nominees:		For	Against	Abstain
	1a.	Fernando Aguirre	☐	☐	☐
	1b.	C. David Brown II	☐	☐	☐
	1c.	Alecia A. DeCoudreaux	☐	☐	☐
	1d.	Nancy-Ann M. DeParle	☐	☐	☐
	1e.	David W. Dorman	☐	☐	☐
	1f.	Roger N. Farah	☐	☐	☐
	1g.	Anne M. Finucane	☐	☐	☐
	1h.	Edward J. Ludwig	☐	☐	☐
	1i.	Larry J. Merlo	☐	☐	☐
	1j.	Jean-Pierre Millon	☐	☐	☐
	1k.	Mary L. Schapiro	☐	☐	☐
	1l.	William C. Weldon	☐	☐	☐
	1m.	Tony L. White	☐	☐	☐

The Board of Directors recommends you vote FOR the following proposals:		For	Against	Abstain

2.	Ratification of the appointment of our independent registered public accounting firm for 2020.	☐	☐	☐

3.	Say on Pay, a proposal to approve, on an advisory basis, the Company's executive compensation.	☐	☐	☐

4.	Proposal to amend the Company's 2017 Incentive Compensation Plan to increase the number of shares authorized to be issued under the Plan.	☐	☐	☐

5.	Proposal to amend the Company's 2007 Employee Stock Purchase Plan to increase the number of shares available for sale under the Plan.	☐	☐	☐

The Board of Directors recommends you vote AGAINST the following proposals:		For	Against	Abstain

6.	Stockholder proposal for reducing the ownership threshold to request a stockholder action by written consent.	☐	☐	☐

7.	Stockholder proposal regarding our independent Board Chair.	☐	☐	☐

NOTE: In their discretion, the proxies may vote on such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer. The signer hereby revokes all proxies heretofore given by the signer to vote at the 2020 Annual Meeting of Stockholders of CVS Health Corporation and any adjournment thereof.

Signature [PLEASE SIGN WITHIN BOX]	Date

Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice of Meeting and Proxy Statement and Annual Report are available at
www.proxyvote.com and at www.cvshealthannualmeeting.com.

E99437-P35964-Z76570

CVS HEALTH CORPORATION
Annual Meeting of Stockholders
May 14, 2020, 8:00 A.M., EDT

This proxy is solicited by the Board of Directors

The stockholder(s) hereby appoint(s) Larry J. Merlo and David W. Dorman, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock of CVS HEALTH CORPORATION that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 8:00 A.M., EDT, on May 14, 2020 at the CVS Health Corporation Customer Support Center, One CVS Drive, Woonsocket, RI 02895, and any adjournment or postponement thereof.

Additional Voting Instructions for Certain CVS Health and Aetna Employees: To the extent the undersigned is a participant in the CVS Health Future Fund 401(k) Plan (the "401(k) Plan"), the undersigned hereby instructs The Bank of New York Mellon, as trustee under the 401(k) Plan, to vote as indicated on the reverse side, all shares of CVS Health common stock held in the 401(k) Plan as to which the undersigned would be entitled to give voting instructions if present at the Annual Meeting. Shares held under the 401(k) Plan for which voting instructions are not properly completed, signed, or received in a timely manner (no later than 11:59 P.M., EDT, on May 11, 2020), will be voted in the same proportion as those shares for which voting instructions were properly completed and signed and received in a timely manner, as long as such vote is in accordance with the provisions of the Employee Retirement Income Security Act of 1974, as amended. All participant votes will be kept confidential by the trustee(s) of the 401(k) Plan.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.

Continued and to be signed on reverse side